Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of August 17, 2012,

among

NAVISTAR, INC.,

as Borrower,

NAVISTAR INTERNATIONAL CORPORATION,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES LLC

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arrangers and Joint Bookrunners

CREDIT SUISSE SECURITIES (USA) LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Syndication Agent

$1,000,000,000 Senior Secured Term Loan Facility

i

4.10. Margin Regulations	79
4.11. Governmental Regulation	80
4.12. Solvency	80
4.13. ERISA	80
4.14. Environmental	81
4.15. Taxes	82
4.16. Existing Indebtedness	82
4.17. Existing Liens	83
4.18. Insurance	83
4.19. Security Interest in Collateral	83
4.20. Sanctioned Persons	84
4.21. Labor Disputes	84
4.22. No Defaults	84
4.23. Properties	85
4.24. Senior Indebtedness	86
4.25. Shy Agreement	86
4.26. “In the Business of Selling” Inventory	86

SECTION 5. AFFIRMATIVE COVENANTS	86
5.1. Financial Statements and Other Reports	86
5.2. Notices of Material Events	90
5.3. Existence; Conduct of Business	90
5.4. Payment of Taxes	90
5.5. Maintenance of Properties	91
5.6. Books and Records; Inspection Rights	91
5.7. Compliance with Laws	92
5.8. Insurance	92
5.9. Subsidiaries	92
5.10. Additional Collateral	93
5.11. Further Assurances	93
5.12. Maintenance of Ratings	93
5.13. Maintenance of Status as Senior Indebtedness	93
5.14. Post-Closing Matters	93
5.15. Cooperation with Syndication Efforts	93

SECTION 6. NEGATIVE COVENANTS	94
6.1. Limitation on Liens	94
6.2. Limitation on Incurrence of Indebtedness	95
6.3. Limitation on Restricted Payments	101
6.4. Limitation on Certain Asset Dispositions; Capital Stock of Subsidiaries	106
6.5. Limitation on Sale/Leaseback Transactions	108
6.6. Limitation on Payment Restrictions Affecting Subsidiaries	109
6.7. Limitation on Transaction with Affiliates	111
6.8. Consolidation, Merger or Other Fundamental Changes	113
6.9. No Further Negative Pledges	114
6.10. Amendment or Waivers of Organizational Documents and Certain Agreements	115
6.11. Conduct of Business; Corporate Separateness	116

6.12. Sales of Receivables	116
6.13. Designation of Designated Senior Debt	116
6.14. Fiscal Year	117

SECTION 7. EVENTS OF DEFAULT	117
7.1. Events of Default	117

SECTION 8. AGENTS	119
8.1. Appointment of Agents	119
8.2. Powers and Duties	119
8.3. General Immunity	120
8.4. Agents Entitled to Act in Individual Capacity	122
8.5. Lenders’ Representations, Warranties and Acknowledgments	122
8.6. Right to Indemnity	123
8.7. Successor Administrative Agent and Collateral Agent	123
8.8. Collateral Documents and Obligations Guarantee	124
8.9. Withholding Taxes	126
8.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	126
8.11. Collateral Cooperation Agreement	127

SECTION 9. MISCELLANEOUS	128
9.1. Notices	128
9.2. Expenses	130
9.3. Indemnity	130
9.4. Set-Off	132
9.5. Amendments and Waivers	132
9.6. Successors and Assigns; Participations	135
9.7. Independence of Covenants	139
9.8. Survival of Representations, Warranties and Agreements	139
9.9. No Waiver; Remedies Cumulative	140
9.10. Marshalling; Payments Set Aside	140
9.11. Severability	140
9.12. Independent Nature of Lenders’ Rights	140
9.13. Headings	141
9.14. APPLICABLE LAW	141
9.15. CONSENT TO JURISDICTION	141
9.16. WAIVER OF JURY TRIAL	141
9.17. Confidentiality	142
9.18. Usury Savings Clause	143
9.19. Counterparts	143
9.20. Effectiveness; Entire Agreement	144
9.21. PATRIOT Act	144
9.22. Electronic Execution of Assignments	144
9.23. No Fiduciary Duty	144

SCHEDULES:	1.1(a)	Excluded Subsidiaries
	1.1(b)	Real Estate Assets
	2.1	Tranche B Term Loan Commitments
	3.1(d)	Existing Material Indebtedness
	4.2	Capital Stock and Ownership
	4.16	Existing Indebtedness
	4.17	Existing Liens
	4.18	Insurance
	4.23(b)(i)	Owned Real Estate
	4.23(b)(ii)	Leases
	4.25	Shy Settlement Agreement
	6.3(p)	Tax Restructuring Transactions
	9.1	Notices

EXHIBITS:	A	Assignment Agreement
	B	Closing Date Certificate
	C	Compliance Certificate
	D	Conversion/Continuation Notice
	E	Funding Notice
	F	Guarantee and Collateral Agreement
	G	Intercompany Note
	H	Intercompany Subordination Agreement
	I	Solvency Certificate
	J	Supplemental Collateral Questionnaire
	K-1	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
	K-2	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
	K-3	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
	K-4	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

CREDIT AGREEMENT dated as of August 17, 2012, among NAVISTAR, INC., a Delaware corporation (the “Borrower”), NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (“Parent”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

The Lenders have agreed to extend a secured term loan facility to the Borrower consisting of Tranche B Term Loans in an aggregate principal amount of up to $1,000,000,000.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“ABL Collateral” has the meaning assigned to the term “Collateral” as defined in, and as supplemented by the designation of additional locations for such “Collateral” and additional “Pledged Accounts” in accordance with the terms of, the Security Agreement (as defined in the ABL Credit Agreement), as in effect on the date hereof.

“ABL Credit Agreement” means the Amended and Restated ABL Credit Agreement, dated as of August 17, 2012, by and among the Borrower, as borrower, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and the other agents and arrangers party thereto.

“ABL Facility Documents” means (a) the ABL Credit Agreement and (b) the Security Agreement (as defined in the ABL Credit Agreement), in each case in form and substance reasonably satisfactory to the Arrangers.

“ABL Loan Documents” means the ABL Credit Agreement and all other “Loan Documents” under and as defined therein.

“ABL Pledged Accounts” has the meaning assigned to the term “Pledged Accounts” as defined in, and as supplemented by the designation of additional “Pledged Accounts” in accordance with the terms of, the Security Agreement (as defined in the ABL Credit Agreement), as in effect on the date hereof.

“Acquired Indebtedness” of any specified Person means Indebtedness of any other Person (other than any Unrestricted Subsidiary) and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, in the case of Tranche B Term Loans, the Adjusted Eurodollar Rate shall at no time be less than 1.50%.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of Parent or any Subsidiary, threatened against or affecting Parent or any Subsidiary or any property of Parent or any Subsidiary.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, as the case may be. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Syndication Agent, (d) the Arrangers and (e) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.14.

“Agreement” means this Credit Agreement dated as of August 17, 2012.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the PATRIOT Act.

“Applicable Rate” means, on any day, (a) with respect to any Tranche B Term Loan, (i) 4.50% per annum, in the case of a Base Rate Loan, and (ii) 5.50% per annum, in the case of a Eurodollar Rate Loan, and (b) with respect to a Loan of any other Class, the rate or rates per annum specified in the Extension Agreement or the Refinancing Facility Agreement applicable to such Class.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 9.1(b).

“Arranger” means (a) each of J.P. Morgan Securities LLC and Goldman Sachs Lending Partners LLC, in its capacity as a joint lead arranger and joint bookrunner for the term loan credit facility provided herein, and (b) each of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint bookrunner for the term loan credit facility provided herein.

“Asset Sale” means any sale, transfer or other disposition of assets (other than ABL Collateral) of any Credit Party made in reliance on Section 6.4(a)(x) or 6.4(a)(xiv) or the first sentence of Section 6.5.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 9.6(b).

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction involving an operating lease means, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Average Life” means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (b) the sum of all such principal or liquidation value payments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted Eurodollar Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Subsidiary” means any Foreign Subsidiary having its principal operations in Canada.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (or other ownership or profits interest, including, without limitation, partnership, member or trust interest), including each class of Common Stock or Preferred Stock of such Person, whether outstanding on the Closing Date or issued after the Closing Date, and any and all rights, warrants or options to purchase or exchangeable for or convertible into any of the foregoing (other than any debt securities convertible or exchangeable into any of the foregoing).

“Capitalized Lease Obligation” means obligations under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this Agreement, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Captive Insurance Company” means any Subsidiary maintained as a special purpose self-insurance Subsidiary.

“CARB” means the California Air Resources Board.

“cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means:

(a) United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the United States government (or, in the case of a Canadian Subsidiary, Canadian government (federal or provincial)) or any agency or instrumentality of the United States government (or Canadian government) (provided that the full faith and credit of the United States or Canada (federal or provincial, as the case may be), as the case may be, is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;

(c) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof and having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(d) repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having a rating of at least “A-2” from S&P or “P-2” from Moody’s and in each case maturing within 270 days after the date of acquisition or asset backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;

(f) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that such commercial bank has, at the time of Parent’s or such Restricted Subsidiary’s Investment therein, (i) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100,000,000 and (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of Parent’s or any Restricted Subsidiary’s Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(g) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that (i) such instrument has a final maturity not more than one year from the date of purchase thereof by Parent or any Restricted Subsidiary of Parent and (ii) such depository institution or trust company has at the time of Parent’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100,000,000 and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of Parent’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(h) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the federal government of the country where the Foreign Subsidiary is located, money market funds, demand or time deposits accounts, certificate of deposits, in each case denominated and payable in local currency and used in the ordinary course of the business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary; and

(i) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

Notwithstanding the foregoing, Investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (b), (c), (d) and (e) above that are permitted to have maturities in excess of twelve months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (b), (c), (d) and (e) above does not exceed twelve months on an aggregate basis.

“Certificate-of-Title Statute” means a certificate-of-title statute and regulations thereunder covering automobiles, trucks, trailers, RVs, rolling stock, mobile homes, boats, farm tractors or the like (or any part thereof), which provides for a security interest to be indicated on the certificate as a condition or result of perfection, but with respect to which Section 9-311(d) of the UCC provides that the filing of a financing statement is effective to perfect a security interest in collateral subject thereto during any period in which such collateral is inventory held for sale or lease by a person or leased by that person as lessor and that person is in the business of selling goods of that kind.

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Internal Revenue Code and (b) each Subsidiary of any such controlled foreign person.

“CFC Holding Company” means a Restricted Subsidiary (a) that is a Domestic Subsidiary and (b) substantially all the assets of which consist of voting Capital Stock of one or more CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means the occurrence of one or more of the following events:

(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by Parent or the Borrower, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing 35% or more of the combined voting power of Parent’s then outstanding Voting Stock;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the board of directors of Parent: individuals who, on the Closing Date, constitute the board of directors of Parent and any new director whose appointment or election by the board of directors of Parent or nomination for election by Parent’s stockholders was approved (i) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (ii) with respect to directors whose appointment of election to the board of directors of Parent was made by the holders of Parent’s nonconvertible junior preference stock, series B, by the holders of such preference stock;

(c) the shareholders of Parent or the Borrower shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of this Agreement);

(d) Parent consolidates with or merges with or into another Person, other than a merger or consolidation of Parent in which the holders of the Common Stock of Parent outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger;

(e) Parent or any Restricted Subsidiary of Parent, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of Parent and the Restricted Subsidiaries of Parent (determined on a consolidated basis) to any Person; provided that neither (i) the merger of a Restricted Subsidiary of Parent into any other Restricted Subsidiary of Parent (other than the Borrower or, in the case of the merger of a Restricted Subsidiary of Parent that is not a Shy Obligor, any other Shy Obligor) nor (ii) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction nor (iii) the grant (but not the foreclosure or realization) of a Lien on assets of Parent or any Restricted Subsidiary in connection with this Agreement or the ABL Credit Agreement, shall be deemed to be a Change of Control;

(f) the acquisition of ownership by any Person other than Parent of any shares of Capital Stock of the Borrower; or

(g) the occurrence of a “Change of Control” as defined in the ABL Credit Agreement, the Senior Notes Indenture, the Convertible Subordinated Notes Indenture, the Cook County Loan Agreement or the IFA Loan Agreement or any “change of control” (or similar event, however denominated) with respect to Parent or the Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of or otherwise relating to any Material Indebtedness of Parent or any Restricted Subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Parent, the Capital Stock of which constitutes all or substantially all of the properties and assets of Parent, shall be deemed to be the transfer of all or substantially all of the properties and assets of Parent.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans or Loans of any other Class, (b) any Term Loan Commitment, refers to whether such Term Loan Commitment is a Tranche B Term Loan Commitment or a Term Loan Commitment of any other Class and (c) any Lender, refers to whether such Lender has a Loan or Term Loan Commitment of a particular Class. Additional Classes of Loans, Borrowings, Term Loan Commitments and Lenders may be created pursuant to Sections 2.20 and 2.21.

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 9.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B.

“Collateral” means, collectively, all of the property (including Capital Stock) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means the Administrative Agent, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 8.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from Parent, the Borrower and each other Designated Subsidiary either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(b) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received documents, opinions and certificates of the type referred to in Sections 3.1(b), 3.1(e), 3.1(f), 3.1(g)(i) and 3.1(n) with respect to such Designated Subsidiary;

(c) all Capital Stock owned by or on behalf of any Credit Party shall have been pledged pursuant to the Guarantee and Collateral Agreement (provided that the Credit Parties shall not be required to pledge (i) subject to clause (vi) below, more than 65% of the outstanding voting Capital Stock in any CFC or any CFC Holding Company, (ii) any shares of capital stock in any Shy Restricted Subsidiary owned by Parent or any Shy Restricted Subsidiary, (iii) any Capital Stock in any Person that is not a wholly owned Subsidiary if, for so long as and to the extent its Organizational Documents or any related joint venture, shareholders’ or similar agreement prohibits or restricts such pledge without the consent of any Person other than Parent or an Affiliate of Parent, (iv) any Capital Stock in any Unrestricted Subsidiary that is a Captive Insurance Company, (v) any Capital Stock in any Unrestricted Subsidiary if, for so long as and to the extent the pledge of such Capital Stock is prohibited or restricted under the definitive agreements or instruments governing Indebtedness (other than any Indebtedness owing to Parent or an Affiliate of Parent) of such Person existing on the Closing Date) and (vi) any Capital Stock in Navistar Canada, and the Collateral Agent shall, to the extent required by the Guarantee and Collateral Agreement, have received certificates or other instruments representing all such Capital Stock, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) all Indebtedness (other than any Shy Restricted Indebtedness) of Parent, the Borrower and each other Subsidiary that is owing to any Credit Party shall be evidenced by the Intercompany Note and shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) all instruments and documents, including UCC financing statements, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(f) the Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Estate Asset, duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Liens permitted by Section 6.1, which policies shall be in form and substance reasonably satisfactory to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) a completed Flood Certificate with respect to each Material Real Estate Asset, which Flood Certificate shall be addressed to the Collateral Agent and shall otherwise comply with the Flood Program and (iv) if the Flood Certificate with respect to any Material Real Estate Asset states that such Material Real Estate Asset is located in a Flood Zone, (x) a written acknowledgement from the applicable Credit Party of receipt of written notification from the Collateral Agent as to the existence of such Material Real Estate Asset and as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program and (y) if such Material Real Estate Asset is located in a community that participates in the Flood Program, evidence that the applicable Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program and (v) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset;

(g) with respect to each deposit account and each securities account maintained by any Credit Party with any depository bank or securities intermediary (other than (i) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, taxes and similar expenses, (ii) any deposit account or securities account the funds or financial assets in which consist solely of funds held by any Credit Party in a bona fide trust for any director, officer or employee of Parent or any Subsidiary or any employee benefit plan maintained by Parent or any Subsidiary, (iii) the ABL Pledged Accounts and (iv) deposit accounts the daily balance in which does not at any time exceed $5,000,000 in the aggregate for all such accounts), the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement; and

(h) each Credit Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to, any particular assets of the Credit Parties if and for so long as the Collateral Agent, in consultation with Parent, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such deliverables shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Designated Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Cooperation Agreement” means the Collateral Cooperation Agreement dated as of August 17, 2012, among the Administrative Agent and Bank of America, N.A., as administrative agent under the ABL Credit Agreement.

“Collateral Documents” means the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, the Control Agreements and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateral Questionnaire” means the Collateral Questionnaire delivered by Parent and the Borrower pursuant to Section 3.1(e).

“Commitment Letter” means the Commitment Letter dated July 31, 2012, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Goldman Sachs Lending Partners LLC to Parent and the Borrower, as supplemented by (a) the Joinder to Commitment Letter and Syndication Fee Letter dated August 1, 2012, from Credit Suisse Securities (USA) LLC and Credit Suisse AG to Parent and the Borrower and (b) the Joinder to Commitment Letter and Syndication Fee Letter dated August 1, 2012, from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. to Parent and the Borrower.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Cash Flow Available for Fixed Charges” of any Person means for any period the Consolidated Net Income of such Person for such period plus (without duplication and, in the case of clauses (a) through (f), to the extent Consolidated Net Income for such period has been reduced thereby and, in the case of clauses (g) and (i), to the extent Consolidated Net Income for such period included or has been increased thereby) the sum for such Person and its Restricted Subsidiaries (and, for the avoidance of doubt, eliminating all accounts of the Unrestricted Subsidiaries):

(a) Consolidated Fixed Charges of such Person for such period; plus

(b) Consolidated Tax Expense of such Person for such period; plus

(c) the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries included in the income statement of such Person prepared in accordance with GAAP for such period; plus

(d) any non-recurring fees, expenses or charges of such Person or its Restricted Subsidiaries related to any offering of Qualified Capital Stock, Permitted Investment, acquisition, recapitalization, disposition or incurrence of Indebtedness permitted under this Agreement (in each case, whether or not successful); plus

(e) any non-recurring or unusual charges or expenses of such Person or its Restricted Subsidiaries (which, for the avoidance of doubt, shall include the following items: restructuring, plant closure and consolidation, severance, relocation, contract termination, retention costs, employee termination and similar type items); plus

(f) any other non-cash charges of such Person or its Restricted Subsidiaries, except for (i) any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, (ii) any write-off or write-down of accounts receivable or inventory and (iii) any additions to bad debt reserves or bad debt expense; minus

(g) any non-cash items of such Person or its Restricted Subsidiaries (other than the reversal of a prior accrual or reserve for cash items but only to the extent such accrual or reserve reduced Consolidated Cash Flow Available For Fixed Charges in a prior period); minus

(h) all cash payments of such Person or its Restricted Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period; minus

(i) non-recurring or unusual gains or income of such Person and its Restricted Subsidiaries.

“Consolidated Cash Flow Ratio” of any Person means, for any period, the ratio of (a) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (b) Consolidated Fixed Charges for such period.

In the event that Parent or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Cash Flow Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Cash Flow Ratio is made (the “Consolidated Cash Flow Ratio Calculation Date”), then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period of four full Fiscal Quarters.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Parent or any of its Restricted Subsidiaries during the applicable period of four full Fiscal Quarters or subsequent to such period and on or prior to or simultaneously with the Consolidated Cash Flow Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow Available for Fixed Charges resulting therefrom) had occurred on the first day of such period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

Calculations of pro forma amounts in accordance with this definition shall be done in good faith by a Financial Officer of Parent and may give pro forma effect to any cost savings, operating expense reductions or synergies (net of any associated expenses) that have been realized during such period and are reasonably expected to be recurring as if such actions had been implemented at the beginning of such period and, except as otherwise provided above, in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Cash Flow Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedge Agreement relating to interest rates applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Interest Expense of such Person and (b) all dividends or other distributions paid or accrued on Disqualified Capital Stock of such Person or Preferred Stock of such Person’s Restricted Subsidiaries (except dividends payable in shares of Qualified Capital Stock).

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of the Consolidated Cash Flow Ratio:

(i) interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(ii) if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant four-quarter period reference; and

(iii) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the net interest expense of such Person and its Restricted Subsidiaries for such period (after giving effect to any interest income), on a consolidated basis, as determined in accordance with GAAP (but, for the avoidance of doubt, eliminating all accounts of Unrestricted Subsidiaries), but in any event including:

(a) all amortization of original issue discount for such period;

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person or its Restricted Subsidiaries during such period;

(c) net cash payments, if any, made (less any net payments, if any, received) by such Person and its Restricted Subsidiaries for such period under all Hedge Agreements relating to interest rates (including amortization of fees);

(d) all capitalized interest for such period;

(e) the interest portion of any deferred payment obligations for such period; and

(f) any interest expense on Indebtedness of another Person (other than Indebtedness incurred under Section 6.2(u) unless Parent or any of its Restricted Subsidiaries makes a payment with respect to such guarantees, in which case the interest expense associated with such underlying Indebtedness shall be included) that is guaranteed by Parent or any of its Restricted Subsidiaries or secured by a Lien on assets of Parent or any of its Restricted Subsidiaries, whether or not such guarantees or Liens is called upon;

and excluding:

(a) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses for such period; and

(b) any non-cash interest for such period imputed on any convertible debt securities (including the Convertible Subordinated Notes) as in accordance with FSP APB 14-1.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or deficit) of and attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP (but, subject to the next succeeding proviso, treating Unrestricted Subsidiaries as if they were not consolidated with Parent and otherwise eliminating all accounts of Unrestricted Subsidiaries) and before any reduction in respect of dividends accrued or paid on any Preferred Stock, if any; provided that (x) net income of any other Person (other than such Person or a Restricted Subsidiary of such Person) shall be included in Consolidated Net Income for such period solely to the extent of any amount that has been actually received by such Person or a Restricted Subsidiary of such Person from such other Person in the form of cash dividends or other similar cash distributions (other than payments in respect of debt obligations) and (y) in the event any Restricted Payment to NFC or Navistar Financial Mexico has been made by Parent or any of its Restricted Subsidiaries after August 1, 2012 (other than any Restricted Payment by the Borrower to NFC required to be made by the Support Agreement), any net income of NFC or Navistar Financial Mexico included in Consolidated Net Income of Parent pursuant to clause (x) above shall, from and after the date of such Restricted Payment, be excluded from Consolidated Net Income of Parent for purposes of Section 6.3(a)(C)(1) to the extent such net income was so included pursuant to clause (x) on account of any cash dividends or other similar cash distributions (other than payments in respect of debt obligations) from NFC or Navistar Financial Mexico to Parent or any Restricted Subsidiary in the twelve-month period immediately preceding such Restricted Payment; and provided further that there shall be excluded:

(a) any restoration to income of such Person or any of its Restricted Subsidiaries of any contingency reserve, except to the extent that provision for such contingency reserve was made out of Consolidated Net Income accrued at any time following the Closing Date and reduced Consolidated Net Income in the period in which such provision was made;

(b) any gain or loss, together with any related provisions for taxes, realized by such Person or any of its Restricted Subsidiaries upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of such Person;

(c) any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by such Person or any of its Restricted Subsidiaries during such period;

(d) income or loss of such Person or any of its Restricted Subsidiaries attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(e) in the case of a successor to such Person or any of its Restricted Subsidiaries by consolidation or merger or as a transferee of such Person’s or such Restricted Subsidiary’s assets, any earnings of the successor prior to such consolidation, merger or transfer of assets;

(f) for purposes of Section 6.3, the net income of any Restricted Subsidiary of such Person (other than a Guarantor Subsidiary) which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (except to the extent of the amount of cash dividends or other similar cash distributions that have been paid to such Person or any Restricted Subsidiary of such Person not subject to any such restriction during such period);

(g) non-cash compensation charges resulting from the application of Statement of Financial Accounting Standards No. 123(R), including any such charges resulting from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs;

(h) effects of adjustments in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(i) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation (but excluding any write-off or write-down of accounts receivable or inventory) by such Person or any of its Restricted Subsidiaries, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and

(j) (i) any net unrealized gain or loss (after any offset) resulting in such period from Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133 and (ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedge Agreements for currency exchange risk).

“Consolidated Tax Expense” means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Restricted Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP (and, for the avoidance of doubt, excluding all amounts attributable to Unrestricted Subsidiaries), other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Credit Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit D.

“Convertible Subordinated Notes” means Parent’s 3.00% Senior Subordinated Convertible Notes due 2014, issued under the Convertible Subordinated Notes Indenture.

“Convertible Subordinated Notes Indenture” means the Indenture dated as of October 28, 2009, between Parent, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Cook County Loan Agreement” means the Loan Agreement dated as of October 1, 2010, between Parent and the County of Cook, Illinois.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means each of this Agreement, the Collateral Documents, the Extension Agreements, the Refinancing Facility Agreements, the Collateral Cooperation Agreement and, except for purposes of Section 9.5, the Notes, if any, the Collateral Questionnaire and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan.

“Credit Facilities” means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities, including, without limitation, the facilities under this Agreement and under the ABL Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables), letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities or receivables financings that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.2) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Credit Parties” means Parent, the Borrower and the Guarantor Subsidiaries.

“DealCor Subsidiaries” means any Subsidiaries owned as of the Closing Date by Parent or one of its Subsidiaries or acquired by Parent or one of its Subsidiaries after the Closing Date whose principal business is owning or operating a dealership that sells products manufactured by Parent or any of its Restricted Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Subsidiary” means (a) the Borrower and (b) each other Restricted Subsidiary other than (i) any Restricted Subsidiary that is a CFC or a CFC Holding Company, (ii) any Restricted Subsidiary that has assets with a total book value of $5,000,000 or less and (iii) any Restricted Subsidiary set forth on Schedule 1.1(a).

“Disqualified Capital Stock” means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the latest Maturity Date in effect at the time of the issuance thereof or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the latest Maturity Date in effect at the time of the issuance thereof, or is convertible into or exchangeable for Indebtedness at the option of the holder thereof at any time prior to the first anniversary of the latest Maturity Date in effect at the time of the issuance thereof. For purposes of this definition, any Capital Stock issued prior to the Closing Date shall be deemed to have been issued on the Closing Date.

“Disqualified Lenders” means the Persons that have been identified in writing by Parent to the Arrangers prior to the date of the Commitment Letter.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that neither a natural person, nor any Disqualified Lender or any Credit Party or any Affiliate of any Credit Party, shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates.

“Environmental Claim” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement or other order or directive relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from alleged injury or threat to health, safety, the environment, or natural resources by any Governmental Authority or any Person, including for enforcement, cleanup, removal, response, remedial or other actions, damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, threatened or endangered species, the management, generation, storage, disposal, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Permit” means any permit, approval, identification number, license, certification or other authorization required under any Environmental Law.

“EPA” means the U.S. Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any Person that was, but has since ceased to be, an ERISA Affiliate (within the meaning of the previous sentence) of Parent or any Restricted Subsidiary shall continue to be considered an ERISA

Affiliate of Parent or such Restricted Subsidiary within the meaning of this definition with respect to the period during which such Person was an ERISA Affiliate of Parent or such Restricted Subsidiary and with respect to liabilities arising after such period if Parent or such Restricted Subsidiary could reasonably be expected to be liable for any such liabilities under the Internal Revenue Code or ERISA as a result of such Person’s former status as an ERISA Affiliate.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan subject to such provision (excluding those events for which the provision for 30-day notice to the PBGC has been waived by regulation), (b) the failure of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, if applicable, with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA, if applicable, with respect to any Pension Plan or the failure of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA, if applicable, of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA, if applicable, of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA, (e) the incurrence by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA, if applicable, with respect to the termination of any Pension Plan or Multiemployer Plan under Section 4041(c), 4041A or 4042 of ERISA, (f) the withdrawal by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in liability to Parent, any Restricted Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, if applicable, (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that might constitute grounds under ERISA, if applicable, for the termination of, or the appointment of a trustee to administer, any Pension Plan, (h) the incurrence by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability under ERISA or the Internal Revenue Code, if applicable, with respect to the withdrawal or partial withdrawal from any Pension Plan, (i) the imposition of liability on Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062 or 4069 of ERISA, if applicable, or by reason of the application of Section 4212(c) of ERISA, if applicable, (j) the withdrawal of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA, if applicable) from any Multiemployer Plan if there is any potential liability therefor, (k) the receipt by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan, or the receipt by any Multiemployer Plan of notice from Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates, (i) concerning the imposition of Withdrawal Liability under ERISA, if applicable, (ii) that such Multiemployer Plan is, or is expected to be, in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, if applicable, (iii) that such Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, if applicable) or (iv) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if applicable, (l) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA, if applicable), (m) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA, if applicable, in respect of any Employee Benefit Plan, (n) the assertion of a claim under any applicable federal, state or local law (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (o) receipt from the IRS of notice of the failure of any Employee Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code to so qualify, or of the failure of any trust forming part of such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (p) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Title I or Title IV of ERISA, if applicable, or a violation of Section 436 of the Internal Revenue Code, if applicable, (q) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, if applicable) with respect to which Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates could otherwise be liable, (r) any other event or condition with respect to an Employee Benefit Plan that could reasonably be expected to result in liability under ERISA or the Internal Revenue Code to Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates or (s) the occurrence of any event or condition with respect to any Employee Benefit Plan that is maintained outside of the United States primarily for the benefit of nonresident aliens that, under any applicable foreign law, is similar to any of clauses (a) through (r) above, except with respect to clauses (a) through (s) above as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” as defined in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matters” means (a) any regulatory action by the EPA or the CARB with respect to the NOx emissions standards for the 15L and 13L heavy-duty diesel engines of Parent and the Subsidiaries (including, without limitation, any such action resulting from the decision of the United States Court of Appeals for the District of Columbia Circuit in Mack Trucks, Inc. and Volvo Group North America, LLC v. Environmental Protection Agency decided June 12, 2012) and events and conditions arising in connection therewith (the “Regulatory Actions”) but only so long as, notwithstanding any such Regulatory Actions, Parent and the Subsidiaries shall (at all times on and after July 31, 2012 and, in the case of the 15L heavy-duty diesel engines, prior to Parent and the Subsidiaries commencing to sell trucks in the United States containing 15L heavy-duty diesel engines purchased from Cummins Inc. that have been certified by the EPA as complying with the NOx emissions standards for the 15L heavy-duty diesel engines and, in the case of the 13L heavy-duty diesel engines, prior to Parent and the Subsidiaries having developed a 13L heavy-duty ICT+ diesel engine and such engine having been certified by the EPA as complying with the NOx emissions standards for the 13L heavy-duty diesel engines) be permitted to sell noncompliant 15L and 13L heavy-duty diesel engines (and trucks containing such engines) in the United States) and (b) any adverse effect on the general affairs, assets, liabilities, financial position or results of operations of Parent and the Subsidiaries, taken as a whole, on account of or related to the Regulatory Actions.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Term Loan Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing ABL Credit Agreement” means the ABL Credit Agreement dated as of October 18, 2011, among the Borrower, certain of the Subsidiaries, the lenders party thereto, Bank of America, N.A., as administrative agent for the lenders thereunder, and certain other financial institutions party thereto.

“Extending Lender” as defined in Section 2.20(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Parent, the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.20.

“Extension Offer” as defined in Section 2.20(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with an Extension Offer pursuant to Section 2.20, providing for an extension of the Maturity Date applicable to the Loans of the Extending Lenders of the applicable Extension Request Class (such Loans being referred to as the “Extended Loans”) and, in connection therewith:

(a) an increase or decrease in the rate of interest accruing on such Extended Loans,

(b) a modification of the scheduled amortization applicable to such Extended Loans, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer and which, in the case of the Tranche B Term Loans, solely for purposes of this definition, shall be determined assuming that the stated maturity of such Loans is the five-year anniversary of the Closing Date) of the Loans of the applicable Extension Request Class,

(c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class,

(d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans, and/or

(e) an addition of any affirmative or negative covenants applicable to Parent and the Restricted Subsidiaries, provided that any such additional covenant with which Parent and the Restricted Subsidiaries shall be required to comply prior to the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans shall also be for the benefit of all other Lenders.

“Extension Request Class” as defined in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (effective as of the date hereof), any current or future regulations promulgated thereunder or other official IRS interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the Syndication Fee Letter dated July 31, 2012, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Goldman Sachs Lending Partners LLC to Parent and the Borrower, (b) the Arranger Fee Letter dated July 31, 2012, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Goldman Sachs Lending Partners LLC to Parent and the Borrower and (c) the Administrative Agent Fee Letter dated July 31, 2012, from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC to Parent and the Borrower.

“Finance Subsidiary” means (a) NFC, (b) any Subsidiary of NFC and (c) any other Subsidiary of Parent existing on the Closing Date or formed or acquired thereafter which engages principally in securitization or financing transactions and in activities reasonably related to or in connection with the entering into of securitization or financing transactions and, in the case of each of clauses (a), (b) and (c) above:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A) is guaranteed by Parent or any Restricted Subsidiary of Parent,

(B) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Permitted Receivables Financing or a Master Intercompany Agreement or

(C) subjects any property or asset of Parent or any Restricted Subsidiary of Parent, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Permitted Receivables Financing or a Master Intercompany Agreement; and

(ii) to or with which neither Parent nor any Restricted Subsidiary of Parent:

(A) provides any credit support or

(B) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to Parent or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (A) and (B) of this clause (ii), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Permitted Receivables Financing, a Master Intercompany Agreement and intercompany notes relating to the sale of accounts receivable to such Finance Subsidiary); and

(iii) with which neither Parent nor any Restricted Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. For purposes of the foregoing, the Borrower shall not be deemed to be providing credit support to any Subsidiary of NFC that would otherwise qualify as a Finance Subsidiary as a result of the terms of the Support Agreement in which the Borrower agrees to provide credit support directly to NFC for the benefit of its lenders (but not any other provisions).

“Financial Officer” means, with respect to any Person, the chief financial officer, vice president of finance, chief accounting officer, treasurer or officer with equivalent responsibilities of such Person; provided that, when such term is used in reference to a certificate or other document executed by, or a certification of, a Financial Officer, such Person shall have delivered to the Administrative Agent an incumbency certificate executed by the secretary or assistant secretary of such Person as to the authority of such individual.

“Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of a Financial Officer of such Person stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in accordance with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.

“Financial Services Segment” means the business of Parent and its Subsidiaries consisting of (a) the offer and sale of retail, wholesale and lease financing and/or other financial services products to finance the purchase or lease of products sold by Parent and its Restricted Subsidiaries or other manufacturers whose products are from time to time sold through the dealer network of Parent and its Restricted Subsidiaries, (b) the financing of wholesale and retail accounts receivable and (c) captive insurance business.

“Financing Transactions” means the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and the Subsidiaries ending on October 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary of Parent that is not organized under the laws of the United States, any State thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit E.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Senior Notes Issue Date, except for any financial statements and reports required to be delivered pursuant to Section 5.1, which shall be prepared in accordance with GAAP in effect on the date thereof.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, plan, directive, binding agreement, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary contractual indemnities or warranties not in connection with borrowed money. The term “guarantee” used as a verb has a corresponding meaning. The amount, as of any date of determination, of any guarantee shall be the principal amount outstanding on such date of Indebtedness guaranteed thereby (or, in the case of (i) any guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any guarantee of Indebtedness that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of Parent)).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among Parent, the Borrower, the other Credit Parties and the Collateral Agent, substantially in the form of Exhibit F, together with all supplements thereto.

“Guarantor Subsidiary” means each Subsidiary that is a party to the Guarantee and Collateral Agreement as a “Guarantor” thereunder.

“Guarantors” means Parent and each Guarantor Subsidiary.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, chlorinated solvents, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances that are designated or classified as hazardous or toxic or as a pollutant or contaminant or words of similar meaning and regulatory effect, or that are otherwise regulated or prohibited, under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of its Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (a) the audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity (deficit) and cash flows of Parent and its consolidated Subsidiaries as of and for the Fiscal Year ended October 31, 2011, and (b) the unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the end of and for the Fiscal Quarters ended January 31, 2012 and April 30, 2012 (and the corresponding portion of the prior Fiscal Year).

“IFA Loan Agreement” means the Loan Agreement dated as of October 1, 2010, between Parent and the Illinois Finance Authority.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing), provided that:

(a) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Closing Date) a Restricted Subsidiary of Parent (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Parent; and

(b) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

“Indebtedness” means, with respect to any Person, at any date, any of the following, without duplication:

(a) any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (iii) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred or accrued purchase price of property or services, but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business;

(b) all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business or earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(c) all obligations, contingent or otherwise, of such Person for reimbursement on any letter of credit, banker’s acceptance or similar credit transaction;

(d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person’s legal liability; provided that if the obligations so secured have not been assumed by such Person or are otherwise not such Person’s legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

(e) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

(f) all Disqualified Capital Stock issued by such Person and Preferred Stock of any Restricted Subsidiary of such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any;

(g) all net amounts owing under Hedge Agreements; and

(h) all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such Person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or similar governing body of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, Indebtedness shall not include: (i) any guarantees of obligations of suppliers to Parent or any of its Restricted Subsidiaries that ensure timely delivery of products, tooling and other materials used in the production process or (ii) any customary contractual indemnities or warranties.

The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent, Arranger or Lender to Parent or the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facilities provided herein or in connection with the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, product, or practice of, or relating to or arising from the current or former properties of, Parent or any Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 9.3.

“Installment” means when used in respect of the Tranche B Term Loans or Tranche B Term Borrowings, each payment of the principal amount thereof due under Section 2.9(a) (including the payment due on the Tranche B Term Loan Maturity Date).

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of Parent or any other Credit Party (other than ABL Collateral), other than any of the foregoing resulting in aggregate Net Proceeds not exceeding $5,000,000.

“Intellectual Property” as defined in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreements” as defined in the Guarantee and Collateral Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G.

“Intercompany Subordination Agreement” means an intercompany subordination agreement substantially in the form of Exhibit H.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Inventory” as defined in the UCC as from time to time in effect in the State of New York.

“Investment” by any Person means any direct or indirect:

(a) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business) and any guarantee of Indebtedness of any other Person;

(b) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

(c) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

If (i) Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Capital Stock of a direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Investments of Parent and the Restricted Subsidiaries of Parent in such Subsidiary not sold or disposed of or (ii) any Subsidiary is designated an Unrestricted Subsidiary, Parent will be deemed to have made an Investment on the date of such designation equal to the fair market value of the Investments of Parent and the Restricted Subsidiaries of Parent in such Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.3 only,

(A) “Investment” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the “Investment” in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided further that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (1) Parent’s “Investment” in such Subsidiary at the time of such redesignation less (2) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(B) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of Parent.

“IP Subsidiary” means a wholly owned Domestic Subsidiary that (a) is a Guarantor Subsidiary and the Capital Stock of which has been pledged to secure the Obligations and (b) is neither a Shy Obligor nor a Shy Restricted Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Lender Presentation” means the Lender Presentation dated August 6, 2012, relating to the term loan credit facility provided herein.

“Lien” means (a) any mortgage, pledge, assignment, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind, any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell and (b) with respect to any Person, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction, but excluding any such filing or agreement which reflects ownership by a third party of (i) property leased to such Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or (ii) accounts, general intangibles or chattel paper sold by such Person.

“Loan” means a Tranche B Term Loan or a Loan of any other Class created pursuant to Section 2.20 or 2.21.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, in the case of the Lenders of any Class, Lenders having Loans or Term Loan Commitments, as the case may be, representing more than 50% of the Loans or Term Loan Commitments, as the case may be, of all the Lenders of such Class at such time.

“Margin Stock” as defined in Regulation U.

“Master Intercompany Agreements” means: (a) the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007, between NFC and the Borrower (formerly known as International Truck and Engine Corporation), and its related manufacturing subsidiaries and affiliates, (b) the agreement, dated as of December 18, 1986, among Navistar Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited, (c) the Operating Agreement, dated as of March 5, 2010, among General Electric Capital Corporation, GE Capital Commercial, Inc., Parent, the Borrower and NFC, (d) the Intercompany Operating and Partnership Agreement, dated as of December 1, 2008, by and among Navistar Financial Mexico and Navistar México, S.A. de C.V., (e) one or more agreements serving some or all of the same purposes of the agreements listed in clauses (a) through (d) above among Parent or one of its Restricted Subsidiaries and one or more other Persons (including one or more Unrestricted Subsidiaries) in the ordinary course of business on terms no less favorable to Parent and its Restricted Subsidiaries than the agreements in clauses (a), (b), (c) and (d) above, and (f) any amendment, modification, supplement or restatement from time to time of the agreements in clauses (a) through (e) that complies with Section 6.10.

“Material Acquisition” means any purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of (a) solely in the case of a merger or consolidation with or into Parent or the Borrower, all or substantially all the issued and outstanding Capital Stock of, or (b) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person the acquisition consideration (whether in the form of cash, securities or other property) for which exceeds $10,000,000 in the aggregate.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of Parent and the Restricted Subsidiaries, taken as a whole, other than, for purposes of Sections 4.6(a) and 4.7, in respect of Excluded Matters, (b) the ability of any Credit Party to fully and timely perform its obligations under the Credit Documents, taken as a whole, (c) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under the Credit Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Obligations Guarantees under the Credit Documents) of any one or more of Parent and its Subsidiaries in an aggregate principal amount of $50,000,000 or more. In the case of any Material Indebtedness that is a guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such guaranteed Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any of its Subsidiaries in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Estate Asset” means (a) each Real Estate Asset set forth on Schedule 1.1(b) and (b) each Real Estate Asset owned in fee by a Credit Party that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon (whether owned or leased), has a book or fair value of not less than $5,000,000 in the aggregate; provided that no Shy Principal Property shall be a Material Real Estate Asset.

“Maturity Date” means the Tranche B Term Loan Maturity Date or the maturity date established for any Class of Loans created pursuant to Section 2.20 or 2.21, as the context requires.

“Mexican Finance Subsidiary” means Navistar Financial Mexico, or any other Subsidiary of Parent that is part of the Financial Services Segment in Mexico.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners.

“Navistar Canada” means Navistar Canada, Inc. (formerly known as Navistar International Corporation Canada), an Ontario corporation.

“Navistar Financial Mexico” means Navistar Financial, S.A. de C.V., Sociedad Financiera de Objeto Multiple, Entidad no Regulada, a Mexican corporation.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by Parent or any Restricted Subsidiary to Persons that are not Affiliates of Parent or any Subsidiary, and (ii) in the case of any Asset Sale or Insurance/Condemnation Event, (A) the amount of all payments required to be made by Parent and the Restricted Subsidiaries as a result of such event to repay Indebtedness of Parent or the Restricted Subsidiaries of the types referred to in clauses (a) and (b) of the definition of “Indebtedness” (other than Loans and Indebtedness under the ABL Credit Agreement (or any other Indebtedness secured by ABL Collateral)) secured by the assets subject thereto and (B) the amount of all taxes paid (or reasonably estimated to be payable) by Parent or any Restricted Subsidiary, and the amount of any reserves established by Parent or any Restricted Subsidiary in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the immediately succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of Parent). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause

(b)(ii)(B) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities for which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“NFC” means Navistar Financial Corporation, a Delaware corporation.

“NFC Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 2, 2011, by and among NFC and Navistar Financial, S.A. de C.V., Sociedad Financiera de Objeto Multiple, Entidad no Regulada, as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and Citibank, N.A., as documentation agent.

“Non-Public Information” means material non-public information (within the meaning of the United States Federal or state securities laws or the securities laws of any other jurisdiction where Parent or any Subsidiary thereof has issued, registered or listed for trading any securities) with respect to with respect to Parent and its Subsidiaries or their securities.

“Note” means a promissory note issued to any Lender pursuant to Section 2.4(c).

“Obligations” as defined in the Guarantee and Collateral Agreement.

“Obligations Guarantee” means the guarantee of the Obligations created under the Guarantee and Collateral Agreement.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent” as defined in the preamble hereto.

“Parent Guarantee Agreement” means the Third Amended and Restated Parent Guarantee dated as of December 2, 2011, by Parent in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders party to the NFC Credit Agreement.

“Participant Register” as defined in Section 9.6(g)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA.

“Permitted Business” means (a) the lines of business conducted by Parent and its Restricted Subsidiaries on the Closing Date and businesses reasonably related, ancillary or complementary thereto, including reasonably related extensions or expansions thereof (including, for the avoidance of doubt, any business involving the manufacture, sale, supply or distribution of vehicles or other means of transportation of any type (or the supply of services or parts in connection therewith)), and (b) any unrelated business, to the extent that it is not material in size.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) guarantees of Indebtedness to the extent such guarantees are otherwise permitted under Section 6.2 (other than clause (x) thereof);

(c) any Investment by Parent or any Restricted Subsidiary in or relating to a Securitization Subsidiary that, in the good faith determination of Parent, is necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith;

(d) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

(e) any acquisition of the Capital Stock of any Person and any Investment in another Person (in each case, other than an Unrestricted Subsidiary) if as a result of such acquisition or other Investment such other Person is merged with or consolidated into, or transfers or conveys all or substantially all of its assets to, Parent or a Restricted Subsidiary of Parent; provided that (i) after giving effect to any such acquisition or other Investment such Person shall become a Restricted Subsidiary of Parent and (ii) any such Capital Stock held by a Credit Party shall be pledged in accordance with (and, if such Person shall be a Designated Subsidiary, such Person shall comply with) the requirements of the definition of the term “Collateral and Guarantee Requirement”;

(f) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(g) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(h) any Hedge Agreement with an unaffiliated Person otherwise permitted by this Agreement;

(i) Investments received as noncash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.4;

(j) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of Parent or acquired with the Net Proceeds received by Parent after the Closing Date from the issuance and sale of Capital Stock (other than Disqualified Capital Stock) of Parent; provided that such Net Proceeds are used to make such Investment within 60 days of the receipt thereof and the amount of all such Net Proceeds will be excluded from clause (C)(2) of Section 6.3(a);

(k) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any one time outstanding;

(l) Investments outstanding on the Closing Date (but not any additions thereto made after the Closing Date);

(m) (i) Investments in Parent or another Credit Party, (ii) Investments by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party, (iii) Investments in any Restricted Subsidiary that is not a Credit Party in an aggregate amount not to exceed $25,000,000 at any one time outstanding and (iv) loans or advances made by Parent or any Restricted Subsidiary to any Restricted Subsidiary consisting of payments made to suppliers on behalf of such Restricted Subsidiary in the ordinary course of business, in each case to the extent such loans or advances are repaid on commercially reasonable terms (including by netting against other obligations); provided that (A) any Capital Stock held by a Credit Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (B) any such Investment in the form of a guarantee is otherwise permitted under Section 6.2 (other than clause (x) thereof);

(n) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to Parent or a Subsidiary, whether through litigation, arbitration or otherwise;

(o) Investments in any Person after the Closing Date having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding (after giving effect to any Net Proceeds received from any sale, transfer or other disposition of any such Investment), not to exceed $25,000,000;

(p) Investments resulting from the tax restructuring steps identified on Schedule 6.3(p);

(q) Investments made pursuant to the Support Agreement or the Master Intercompany Agreements;

(r) extensions of loans, trade credit and advances to, and guarantees in favor of, customers and suppliers and lease, utility and similar deposits, in each case to the extent made in the ordinary course of business; and

(s) Investments consisting of the non-exclusive licensing (or exclusive as to a particular country (if other than the United States, Canada or Mexico) or a particular use) or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; provided that any such license does not adversely affect in any material respect the value of the intellectual property of Parent and its Restricted Subsidiaries (including the value thereof as Collateral), taken as a whole, and any such license or contribution does not interfere in any material respect with the ordinary conduct of business of Parent and its Restricted Subsidiaries.

“Permitted Joint Venture” means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which Parent is engaged, or a reasonably related, ancillary or complimentary business, and the Capital Stock of which is owned, or acquired in compliance with the terms of this Agreement, by Parent or a Restricted Subsidiary and owned by one or more Persons other than Parent or any Affiliate of Parent.

“Permitted Liens” means:

(a) Liens for taxes, assessments and governmental charges (other than any Lien imposed by ERISA) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(b) statutory mechanics’, workmen’s, materialmen’s, operators’ or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(c) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

(d) Liens (other than any Lien under ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(e) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations (other than any Lien under ERISA), bankers’ acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or Capitalized Lease Obligations);

(f) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially adversely affect the use of the subject property for its present purposes;

(g) Liens (including extensions, replacements and renewals thereof) upon real or tangible personal property acquired after the Closing Date; provided that

(i) (A) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with this Agreement to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (B) such Lien exists on any such property or assets at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price),

(ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

(iii) any such Lien shall not extend to or cover any property or assets of Parent or of any Restricted Subsidiary of Parent other than such item of property or assets so acquired and any improvements on such item;

(h) leases or subleases and non-exclusive licenses or sublicenses (or exclusive as to a particular country (if other than the United States, Canada or Mexico) or a particular use) granted to others that do not materially interfere with the ordinary course of business of Parent and its Restricted Subsidiaries and do not adversely affect in any material respect the value of the properties of Parent and its Subsidiaries (including the value thereof as Collateral), taken as a whole;

(i) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation; provided that any transaction related thereto otherwise complies with this Agreement;

(j) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(k) Liens securing judgments or orders, or securing appeal or other surety bonds related to such judgments or orders, against Parent or any Restricted Subsidiary of Parent that does not give rise to an Event of Default;

(l) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with this Agreement that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(m) any Lien (including extensions, replacements and renewals thereof) existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or consolidated into Parent or a Restricted Subsidiary of Parent or at the time of sale, lease or other disposition of the properties of any Person (other than an Unrestricted Subsidiary) as an entirety or substantially as an entirety to Parent or any Restricted Subsidiary of Parent; provided (i) such Lien is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation, sale, lease or other disposition), (ii) such Lien (and any extension, replacement or renewal thereof) shall not apply to any other asset of Parent or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (iii) such Lien (and any extension, replacement or renewal thereof) shall secure only those obligations that it secures on the date such Person becomes a Restricted Subsidiary (or the date of such merger, consolidation, sale, lease or other disposition), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such original obligations and reasonable fees and expenses arising from such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.2(m) in respect thereof;

(n) Liens on property of any Subsidiary of Parent (other than the Borrower or any Guarantor Subsidiary) to secure Indebtedness for borrowed money owed to Parent or to a Restricted Subsidiary of Parent;

(o) Liens in favor of Parent or any Restricted Subsidiary of Parent (other than Liens on property of any Credit Party);

(p) Liens existing on the Closing Date, including extensions, replacements and renewals thereof; provided that (i) the Lien so extended, replaced or renewed does not extend to any additional property or assets and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.2(m) in respect thereof;

(q) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

(r) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under any Hedge Agreement permitted by this Agreement;

(s) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of Parent or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(t) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

(u) other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed $50,000,000 at any time;

(v) Liens incurred pursuant to the Master Intercompany Agreements;

(w) Liens securing Indebtedness otherwise permitted to be incurred under clause (m) under Section 6.2 where the Indebtedness being refunded was secured by a Lien (other than any Lien permitted by clause (u) above), including extensions, replacements and renewals of Liens otherwise permitted by this clause (w); provided that any Lien so extended, renewed or replaced does not extend to any additional property or assets;

(x) Liens on intellectual property resulting from non-exclusive licensing agreements (or exclusive as to a particular country (if other than the United States, Canada or Mexico) or a particular use) for use of such intellectual property entered into in the ordinary course of business; provided that any such Lien does not adversely affect in any material respect the value of the intellectual property of Parent and its Subsidiaries (including the value thereof as Collateral), taken as a whole, and does not interfere in any material respect with the ordinary conduct of business of Parent and its Restricted Subsidiaries;

(y) Liens securing Indebtedness incurred pursuant to Section 6.2(h); provided such Liens do not extend to any property or assets of Parent or any Restricted Subsidiary of Parent other than the property or assets so acquired;

(z) Liens on accounts receivable subject to a Permitted Receivables Financing granted in connection with such Permitted Receivables Financing; and

(aa) Liens on assets of Foreign Subsidiaries securing vendor financing Indebtedness outstanding in an aggregate principal amount not to exceed $10,000,000 at any time.

“Permitted Receivables Financing” means any receivables financing facility or arrangement (a) entered into in the ordinary course of business of Parent and its Restricted Subsidiaries pursuant to which a Finance Subsidiary purchases or otherwise acquires accounts receivable of Parent or any Restricted Subsidiary and enters into a third party financing thereof on terms that are market and customary to Parent and its Restricted Subsidiaries, (b) entered into by Parent or any Restricted Subsidiary at the request of a customer and pursuant to which Parent or such Restricted Subsidiary, as applicable, agrees to sell to a commercial bank or its Affiliate accounts receivable owing by such customer at a discount (i.e., “supply chain financing”) or (c) entered into by Parent or any Restricted Subsidiary for the purpose of factoring its accounts receivables for cash consideration, in an aggregate amount for clauses (a), (b) and (c) not to exceed $25,000,000 at any time outstanding. The “amount” of any Permitted Receivables Financing shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness incurred in respect thereof or, if there shall be no such principal or stated amount of Indebtedness, the uncollected amount of the accounts receivable transferred pursuant to such transaction or transactions.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, joint venture, trust, estate, unincorporated organization or other entity or any Governmental Authority.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Post-Closing Letter Agreement” means the Post-Closing Letter Agreement dated as of the date hereof among Parent, the Borrower, the Administrative Agent and the Collateral Agent.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the Tranche B Term Loan Commitments, the percentage obtained by dividing (i) the Tranche B Term Loan Commitment of such Lender by (ii) the Tranche B Term Loan Commitments of all the Lenders at such time, (b) when used in reference to payments, computations and other matters relating to the Tranche B Term Loans or Tranche B Term Borrowings, the percentage obtained by dividing (i) the Tranche B Term Loans of such Lender at such time by (ii) the aggregate Tranche B Term Loans of all the Lenders at such time and (c) when used in reference to any other purpose (including Section 8.6), the percentage obtained by dividing (i) an amount equal to the sum of the Tranche B Term Loan Commitments and the Tranche B Term Loans of such Lender at such time by (ii) an amount equal to the sum of the aggregate Tranche B Term Loan Commitments and the aggregate Tranche B Term Loans of all the Lenders at such time.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of Parent in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of Parent may sell, convey or otherwise transfer to (a) a Securitization Subsidiary or (b) any other Person that is not an Affiliate of Parent or any Restricted Subsidiary of Parent, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of Parent, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving Receivables; provided that all Receivables sold, conveyed or otherwise transferred, or in which a security interest is granted, pursuant to a Qualified Securitization Transaction shall be wholesale notes, retail notes, finance leases, operating leases, finance receivables, retail accounts receivable and other receivables, in each case of the type sold by Parent and its Restricted Subsidiaries to NFC or any of its Subsidiaries prior to the Closing Date in the ordinary course of business consistent with past practice.

“Real Estate Asset” means any interest (fee or otherwise) owned by any Credit Party in any real property.

“Receivables” means (a) any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of Parent of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights and (b) for purposes of Section 6.12 and the definition of the term “Receivables Trigger Event”, any receivables required to be sold pursuant to, and in accordance with, the terms of any Master Intercompany Agreement.

“Receivables Trigger Event” means (a) any counterparty to a Master Intercompany Agreement becoming subject to any proceeding of any type referred to in Section 7.1(f) or 7.1(g); (b) the failure of any counterparty to a Master Intercompany Agreement to pay in cash (after giving effect to netting counterpayments made in the ordinary course of business consistent with the past practices of the counterparties) to the applicable other counterparty thereto the full purchase price of any Receivables sold to such counterparty thereunder within two Business Days of the deadline for such payment pursuant to such Master Intercompany Agreement, provided that, with respect to payments to be made pursuant to the Master Intercompany Agreement described in clause (a) of the definition of such term, if such two-day payment deadline occurs during a “Blackout Period” (as defined in such Master Intercompany Agreement) then the deadline for payment under this clause (b) shall be the first Business Day following such Blackout Period; or (c) the termination of any Master Intercompany Agreement by any counterparty thereto without a comparable replacement being in full force and effect.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Parent, the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Loan Commitments and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.21.

“Refinancing Term Lender” as defined in Section 2.21(a).

“Refinancing Term Loan” as defined in Section 2.21(a).

“Refinancing Term Loan Commitments” as defined in Section 2.21(a).

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.

“Related Transactions” means the obtaining and effectiveness of the ABL Facility Documents.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material and including the movement of any Hazardous Material through the air, soil, surface water or groundwater).

“Repricing Event” means (a) any prepayment or repayment of any Tranche B Term Loan with the proceeds of, or in connection with the incurrence of, any Indebtedness that has a Weighted Average Yield lower than the Weighted Average Yield of such Tranche B Term Loan at the time of such prepayment or repayment and (b) any amendment or other modification of this Agreement that reduces the Weighted Average Yield of any Tranche B Term Loan.

“Requisite Lenders” means, at any time, Lenders having or holding Tranche B Term Loan Commitments and Tranche B Term Loans representing more than 50% of the sum of the aggregate Tranche B Term Loan Commitments and the aggregate Tranche B Term Loans of all the Lenders at such time.

“Restricted Payment” as defined in Section 6.3(a).

“Restricted Subsidiary” means any Subsidiary of Parent that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Parent or a Restricted Subsidiary transfers such property to a Person and Parent or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” means the Securities Act of 1933.

“Securitization Subsidiary” means a Subsidiary of Parent existing on the Closing Date or formed or acquired thereafter which engages principally in securitization transactions and in activities reasonably related to or in connection with the entering into of securitization transactions and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(i) is guaranteed by Parent or any Restricted Subsidiary of Parent,

(ii) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

(iii) subjects any property or asset of Parent or any Restricted Subsidiary of Parent, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

(b) to or with which neither Parent nor any Restricted Subsidiary of Parent:

(i) provides any credit support or

(ii) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to Parent or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (i) and (ii) of this clause (b), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and

(c) with which neither Parent nor any Restricted Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. For purposes of the foregoing, the Borrower shall not be deemed to be providing credit support to any Subsidiary of NFC that would otherwise qualify as a Securitization Subsidiary as a result of the terms of the Support Agreement in which the Borrower agrees to provide credit support directly to NFC for the benefit of its lenders (but not any other provisions).

“Senior Notes” means Parent’s 8.25% Senior Notes due 2021, issued under the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of October 28, 2009, among Parent, as issuer, the Borrower, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Senior Notes Issue Date” means October 28, 2009.

“Shy Obligor” means Parent, the Borrower and any other “Employer” as defined in the Shy Settlement Agreement.

“Shy Principal Property” means a “Principal Property” as defined in the Shy Settlement Agreement.

“Shy Restricted Indebtedness” means indebtedness for borrowed money issued by any Shy Restricted Subsidiary and owned by Parent or any Shy Restricted Subsidiary.

“Shy Restricted Subsidiary” means a “Restricted Subsidiary” as defined in the Shy Settlement Agreement.

“Shy Settlement Agreement” means that certain Amended and Restated Settlement Agreement dated June 30, 1993 in reference to the class action of Shy et al. v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio), including all exhibits and attachments thereto.

“Solvency Certificate” means a Solvency Certificate executed by the chief financial officer of Parent substantially in the form of Exhibit I.

“Solvent” means, with respect to any Person and its Subsidiaries, that as of the date of determination, taking such Person and its Subsidiaries as a whole (a) the sum of the debt and other liabilities (including contingent liabilities) of such Person and its Subsidiaries does not exceed the present fair saleable value of their present assets, (b) the capital of such Person and its Subsidiaries is not unreasonably small in relation to their business as conducted or proposed to be conducted, (c) such Person and its Subsidiaries have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts and liabilities (including contingent liabilities) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) such Person and its Subsidiaries are “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Stated Maturity” means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary” of any Person means (a) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) a majority of whose Voting Stock or, in the case of a partnership, a majority of the general partnership interests, is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, or (b) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of Parent.

“Supplemental Collateral Questionnaire” means a certificate in the form of Exhibit J or any other form approved by the Collateral Agent.

“Support Agreement” means (a) the Second Amended and Restated Parents’ Side Agreement dated as of December 16, 2009, between Parent and the Borrower, and (b) any amendment, modification, supplement, restatement or renewal from time to time thereof that complies with Section 6.10.

“Syndication Agent” means Goldman Sachs Lending Partners LLC, in its capacity as syndication agent for the term loan credit facility provided herein.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Allocation Agreements” means (a) the Tax Allocation Agreement among International Harvester Company (predecessor to the Borrower) and its Subsidiaries (as defined therein), effective as of October 1, 1981, (b) the Tax Allocation Agreement between Parent and Navistar International Transportation Corp. (predecessor to the Borrower), effective April 1, 1987, (c) the Tax Allocation Agreement among Parent and its Subsidiary Members (as defined therein), effective as of April 14, 2008, and (d) any amendment, modification, supplement or restatement from time to time of the agreements in clauses (a) through (c) that complies with Section 6.10.

“Term Loan Commitment” means a Tranche B Term Loan Commitment or a Refinancing Term Loan Commitment of any Class established pursuant to Section 2.21.

“Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.

“Tranche B Term Lender” means a Lender with a Tranche B Term Loan Commitment or a Tranche B Term Loan.

“Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to the Borrower pursuant to Section 2.1(a)(i).

“Tranche B Term Loan Commitment” means, with respect to any Lender, the commitment of such Lender to make a Tranche B Term Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of the Tranche B Term Loan to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof. The initial amount of each Lender’s Tranche B Term Loan Commitment is set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender shall have assumed its Tranche B Term Loan Commitment. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $1,000,000,000.

“Tranche B Term Loan Maturity Date” means July 16, 2014, provided that if, prior to such date, in accordance with the terms of the Convertible Subordinated Notes Indenture, either (a) the Convertible Subordinated Notes (other than Convertible Subordinated Notes in an aggregate principal amount not exceeding $100,000,000) shall have been, in each case in compliance with Section 6.3, redeemed or repurchased and cancelled or defeased and, pursuant to the terms of the Convertible Subordinated Notes Indenture, shall have ceased to be outstanding or (b) Parent shall have, in each case in compliance with Section 6.3, irrevocably deposited with the Trustee (as defined in the Convertible Subordinated Notes Indenture) in trust for payment to the Holders (as defined in the Convertible Subordinated Notes Indenture), or irrevocably delivered to such Holders, as applicable, cash funds and/or (in the case of conversion) shares of Common Stock (as defined in the Convertible Subordinated Notes Indenture) sufficient to pay all amounts due or deliverable on all Convertible Subordinated Notes (other than Convertible Subordinated Notes in an aggregate principal amount not exceeding $100,000,000), then the Tranche B Term Loans will mature on the five-year anniversary of the Closing Date. For purposes of any provision of this Agreement requiring a determination of the latest Maturity Date in effect at the time of any transaction, including the definition of the term “Disqualified Capital Stock” and the provisions of Sections 6.2(m) and 6.2(w), prior to July 16, 2014, the Tranche B Term Loan Maturity Date shall be deemed to be the five-year anniversary of the Closing Date.

“Transactions” means the Financing Transactions and the Related Transactions.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

“Unrestricted Subsidiary” means:

(a) each of NFC; Navistar Financial Mexico; Navistar Comercial, S.A. de C.V.; Servicios Corporativos NFC, S. de R.L. de C.V.; Transproteccion Agente de Seguros, S.A. de C.V.; Harbour Assurance Company of Bermuda Limited; Navistar Leasing Services Corporation (f/k/a Harco Leasing Company, Inc.); Navistar Acceptance Corporation Limited; International Truck and Engine Corporation US Holding Company, LLC; International Truck and Engine Corporation Cayman Islands Holding Company; International Truck and Engine Investments Corporation; Blue Diamond Truck, S. de R.L. de C.V.; Blue Diamond Parts, LLC; International Dealcor Operations, Ltd.; Navistar Defense Engineering, LLC; International Truck and Engine Mauritius Holding Ltd.; International Truck Leasing Corp.; Navistar Financial Retail Receivables Corporation; Navistar Financial Securities Corporation; Truck Retail Accounts Corporation; Navistar Cayman Islands Intellectual Property Company; Navistar Luxembourg Intellectual Property Company; World Truck Rapid Service, LLC; WTRS Cumberland, Inc.; Custom Chassis Products, LLC (in bankruptcy); Navistar China (Cayman Islands) Limited; Navistar International Hong Kong Limited; Navistar Hong Kong Holding Company Limited; Navistar (Shanghai) Trading Co., Ltd.; Mahindra Navistar Automotives Limited; Mahindra Navistar Engines Private Limited; Navistar Financial Asset Sales Corp.; Navistar Financial Fleet Funding Corp.; Navistar Defence Africa (Proprietary) Limited; Navistar Asia Pacific Pte. Ltd.; Navistar Eurasia, LLC; Navistar Korea Limited; Navistar (Gibraltar) Holding Limited; Parts and Service Ventures, Inc.; Distribuidora de Camiones International, S. de R.L. de C.V.; Parts and Service Ventures Canada, Inc.; all DealCor Subsidiaries and all Securitization Subsidiaries in existence as of the Closing Date and their respective Subsidiaries, in each case until such time as any such Subsidiary is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

(b) any Subsidiary of Parent (other than the Borrower or any Guarantor Subsidiary) that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of Parent in the manner provided below; and

(c) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of Parent may designate any Subsidiary of Parent (including any newly acquired or newly formed Subsidiary, but excluding the Borrower or any Guarantor Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, Parent or any other Restricted Subsidiary of Parent; provided that either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 6.3; and provided further that no Subsidiary may be so designated unless such Subsidiary also constitutes an “Unrestricted Subsidiary” (however defined or denominated) under the Senior Notes Indenture, the Cook County Loan Agreement, the IFA Loan Agreement, the ABL Credit Agreement and all other Material Indebtedness of Parent and the Restricted Subsidiaries.

The board of directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (i) if such Unrestricted Subsidiary at such time has Indebtedness, Parent could incur $1.00 of additional Indebtedness under Section 6.2(a) and (ii) no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors of Parent shall be evidenced by Parent to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the board resolution giving effect to such designation and a certificate of an Authorized Officer of Parent certifying that such designation complied with the foregoing provisions.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.17(f)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

“Weighted Average Yield” means, at any time, with respect to any Loan or other Indebtedness, the weighted average yield to stated maturity of such Loan (which, in the case of the Tranche B Term Loans, solely for purposes of this definition, shall be assumed to be the five-year anniversary of the Closing Date) or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders or other applicable creditor advancing such Loan or other Indebtedness with respect thereto (in each case, with upfront or similar fees or original issue discount being deemed to constitute like amounts of original issue discount, and such fees and original discount being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed life to maturity of the lesser of four years and the tenor of such Loan (which, in the case of the Tranche B Term Loans, shall be determined in accordance with the foregoing assumption) or other Indebtedness) and to any interest rate “floor”. For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any scheduled changes in rates of interest provided for in the documents governing such Indebtedness. Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.10(b) shall be made by the Administrative Agent at the request of the Borrower and in a manner determined by the Administrative Agent to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Capital Stock of such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Capital Stock that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan incurred due to a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP. For purposes of this Agreement, the aggregate principal amount of any Indebtedness shall be determined without giving effect to any election, made for purposes of reflecting such Indebtedness on a balance sheet, to value such Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness.

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Tranche B Term Loan” or “Tranche B Term Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Tranche B Term Loan” or “Eurodollar Rate Tranche B Term Borrowing”).

SECTION 2. LOANS

2.1. Loans. (a) Commitments. (i) Subject to the terms and conditions hereof, each Lender agrees to make, on the Closing Date, a Tranche B Term Loan to the Borrower in a principal amount not to exceed such Lender’s Tranche B Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(a)(i) that are repaid or prepaid may not be reborrowed. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without any further action upon the making of a Tranche B Term Loan by such Lender or, if earlier, at 5:00 p.m. (New York City time) on the Closing Date.

(ii) Additional Classes of Term Loan Commitments may be established as provided in Section 2.21, and the Loans thereunder shall be made in accordance with, and subject to the terms and conditions set forth in, such Section.

(b) Borrowing Mechanics for Loans. (i) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders of such Class proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount; provided that (A) a Eurodollar Rate Borrowing that results from a continuation of an outstanding Eurodollar Rate Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing and (B) a Eurodollar Rate Borrowing of any Class made on any Credit Date may be in an aggregate amount that is equal to the entire unused balance of the Term Loan Commitments of such Class at such time.

(ii) To request a Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) and (B) in the case of a Base Rate Borrowing, not later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date (which shall be a Business Day) (or, in each case, with respect to any Borrowing to be made on the Closing Date, such shorter period as may be acceptable to the Administrative Agent). Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Following delivery of a Funding Notice for a Eurodollar Rate Borrowing, any failure to make such Borrowing shall be subject to Section 2.15(c).

(iii) Each Lender shall make the principal amount of its Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice.

2.2. Pro Rata Shares; Obligations Several; Availability of Funds. (a) All Loans on the occasion of any Borrowing shall be made by the Lenders proportionately to their applicable Pro Rata Shares. The failure of any Lender to make any Loan or fund any participation required hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or fund any participation required hereunder or to satisfy any of its other obligations hereunder.

(b) Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. In such event, if a Lender has not in fact made the amount of such Lender’s Loan requested on such Credit Date available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.3. Use of Proceeds. The Borrower will use the proceeds of the Tranche B Term Loans solely (a) to repay in part or in full the Indebtedness and other obligations outstanding under the Existing ABL Credit Agreement, (b) to pay in full all fees and expenses incurred by Parent or any Restricted Subsidiary in connection with the Financing Transactions and the other transactions contemplated hereby and (c) to the extent of any proceeds remaining after the uses described above, for ongoing working capital purposes and other general corporate purposes of Parent and the Restricted Subsidiaries. The Borrower will use the proceeds of any Refinancing Term Loans solely to repay or prepay Borrowings hereunder and to pay fees and expenses incurred by Parent or any Restricted Subsidiary in connection therewith.

2.4. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b) Register. The Administrative Agent shall maintain records of the name and address of, and the Term Loan Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error in the recordations therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Term Loan Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Term Loan Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4(b) and agrees that, to the extent such Person serves in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c) Notes. Upon request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class, which shall be in a form approved by the Administrative Agent.

2.5. Interest on Loans. (a) Subject to Section 2.7, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Rate with respect to Loans of such Class; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Rate with respect to Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 10 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.6 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c) Interest on Loans shall accrue on a daily basis and shall be computed (i) in the case of Base Rate Loans when the Base Rate is based on the Prime Rate, on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of Eurodollar Rate Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded.

(d) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan, to the extent accrued on the amount being repaid or prepaid, (iii) on the Maturity Date applicable to such Loan and (iv) in the event of any conversion of a Eurodollar Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.

2.6. Conversion/Continuation. (a) Subject to Section 2.15, the Borrower shall have the option:

(i) to convert at any time all or any part of any Borrowing from one Type to the other Type; and

(ii) to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b).

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.6 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b) To exercise its option pursuant to this Section 2.6, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 12:00 p.m. (New York City time) at least (i) one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give, not later than the applicable time set forth above, the Administrative Agent telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.15(c).

(c) Notwithstanding anything to the contrary herein, if an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) or, at the request of the Requisite Lenders (or a Majority in Interest of Lenders of any Class), any other Event of Default shall have occurred and is continuing, then no outstanding Borrowing (of the applicable Class, in the case of such a request by a Majority in Interest of Lenders of any Class) may be converted to or continued as a Eurodollar Rate Borrowing.

2.7. Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g), any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed) that is 2.00% per annum in excess of the highest interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8. Fees. (a) The Borrower agrees to pay on the Closing Date to the Administrative Agent, for the account of each Tranche B Term Lender, a closing fee in an amount equal to 1.00% of such Lender’s Tranche B Term Loan Commitment as of the Closing Date (determined before giving effect to any reduction thereof on the Closing Date pursuant to Section 2.1(a)).

(b) The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times as shall have been separately agreed upon in respect of the credit facilities provided herein.

(c) Fees paid hereunder shall not be refundable or creditable under any circumstances.

2.9. Scheduled Installments; Repayment on Maturity Date. (a) Subject to Section 2.9(b), the Borrower shall repay Tranche B Term Borrowings on January 31, April 30, July 31 and October 31 of each year, commencing with January 31, 2013 and ending with the last such day to occur prior to the Tranche B Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate original principal amount of the Tranche B Term Loans made on the Closing Date. To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Loan Maturity Date.

(b) The Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with Section 2.12.

(c) Prior to any repayment of any Borrowings of any Class under this Section 2.9, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent of such selection. Each such notice may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each repayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

2.10. Voluntary Prepayments; Tranche B Term Loan Call Protection. (a) Voluntary Prepayments. (i) At any time and from time to time, the Borrower may, without premium or penalty (except as applicable under Section 2.10(b)) but subject to compliance with the conditions set forth in this Section 2.10(a) and with Section 2.15(c), prepay any Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.

(ii) To make a voluntary prepayment pursuant to Section 2.10(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.10(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(b) Tranche B Term Loan Call Protection. In the event that all or any portion of the Tranche B Term Borrowings are repaid or prepaid for any reason (including repayment on the Tranche B Term Loan Maturity Date but excluding any payment of any Installment due and payable pursuant to Section 2.9(a) prior to the Tranche B Term Loan Maturity Date) or are subject to any other Repricing Event, in each case, prior to the third anniversary of the Closing Date, then each Lender whose Tranche B Term Loans are repaid or prepaid or are subject to such a Repricing Event (or which is required to assign any of its Tranche B Term Loans pursuant to Section 2.19 in connection with such prepayment or such Repricing Event) shall be paid a fee equal to (i) 1.00% of the aggregate principal amount of such repayment or prepayment (or the principal amount subject to such Repricing Event or such assignment), if such repayment or prepayment (or Repricing Event or assignment) occurs on or prior to the first anniversary of the Closing Date, (ii) 2.00% of the aggregate principal amount of such repayment or prepayment (or the principal amount subject to such Repricing Event or such assignment), if such repayment or prepayment (or Repricing Event or assignment) occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (iii) 1.00% of the aggregate principal amount of such repayment or prepayment (or the principal amount subject to such Repricing Event or such assignment), if such repayment or prepayment (or Repricing Event or assignment) occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

2.11. Mandatory Prepayments. (a) Asset Sales. Not later than the third Business Day following the date of receipt by Parent or any Restricted Subsidiary of any Net Proceeds in respect of any Asset Sale by any Credit Party, the Borrower shall prepay the Borrowings in an aggregate amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of each of Parent and the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in assets useful in the business of the Borrower and the other Credit Parties (which assets, in the case of any reinvestment of the Net Proceeds of any Asset Sale of any Collateral, shall constitute Collateral) within 365 days after the receipt of such Net Proceeds (or within 180 days following the end of such 365-day period if a binding agreement so to reinvest such Net Proceeds is entered into within such 365-day period), and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Proceeds that are not so reinvested by the end of such 365-day period (as such period may be extended as set forth above) shall be applied to prepay the Borrowings promptly upon the expiration of such period.

(b) Insurance/Condemnation Events. Not later than the third Business Day following the date of receipt by Parent or any Restricted Subsidiary, or by the Collateral Agent as loss payee, of any Net Proceeds in respect of any Insurance/Condemnation Event with respect to assets of any Credit Party, the Borrower shall prepay the Borrowings in an aggregate amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of each of Parent and the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in assets useful in the business of the Borrower and the other Credit Parties, including through the repair or restoration of the property subject to such Casualty (or the replacement of the property subject to such Condemnation or Casualty) (which assets, in the case of any reinvestment of the Net Proceeds of any Insurance/Condemnation Event with respect to assets constituting Collateral, shall constitute Collateral), within 365 days after the receipt of such Net Proceeds (or within 180 days following the end of such 365-day period if a binding agreement so to reinvest such Net Proceeds is entered into within such 365-day period), and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Proceeds that are not so applied by the end of such 365-day period (as such period may be extended as set forth above) shall be applied to prepay the Borrowings promptly upon the expiration of such period.

(c) Issuance of Debt. Not later than the third Business Day following the date of receipt by Parent or any Restricted Subsidiary of any Net Proceeds from the incurrence of any Indebtedness by any Credit Party (other than any Indebtedness permitted to be incurred pursuant to Section 6.2), the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(d) Notice and Certificate. Prior to or concurrently with any mandatory prepayment pursuant to this Section 2.11, the Borrower (i) shall notify the Administrative Agent of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of each of Parent and the Borrower setting forth the calculation of the amount of the applicable prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.12(b)) and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

2.12. Application of Prepayments. (a) Application of Voluntary Prepayments. Any voluntary prepayment of Borrowings of any Class pursuant to Section 2.10(a) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 with respect to Borrowings of such Class in the manner specified by the Borrower in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, in direct order of maturity); provided that any prepayment of Borrowings of any Class as contemplated by Section 2.21(b) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 with respect to Borrowings of such Class in the manner specified in Section 2.21(b).

(b) Application of Mandatory Prepayments. Any mandatory prepayment of Borrowings pursuant to Section 2.11 shall (i) be allocated among the Classes of Borrowings on a pro rata basis (in accordance with the aggregate principal amount of outstanding Borrowings of each such Class) and (ii) be applied to reduce the subsequent Installments to be made pursuant to Section 2.9 with respect to Borrowings of any Class on a pro rata basis (in accordance with the principal amounts of such Installments).

2.13. General Provisions Regarding Payments. (a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments made pursuant to Sections 2.15(c), 2.16, 2.17, 9.2 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Eurodollar Rate Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 12:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.7), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f) Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) prior to the third Business Day following the date such amount is so distributed, the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate.

2.14. Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of any principal, interest and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.15. Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, the Administrative Agent shall on such date give notice (which may be telephonic) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Eurodollar Rate Loans has become impracticable as a result of contingencies occurring after the date hereof that materially and adversely affect the London interbank market or the position of the Lenders in that market, then, if such Lender or Lenders shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender or each of such Lenders, as the case may be, shall be an “Affected Lender”. If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, of the applicable Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each applicable Affected Lender, (2) to the extent such determination by any Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Eurodollar Rate Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.15(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of the term Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16. Increased Costs; Capital Adequacy. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation with respect to the Term Loan Commitments, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, if any, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, if any, with respect to capital adequacy or liquidity), then from time to time upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, if any, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.16 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.17. Taxes; Withholding, Etc. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner.

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(i) Defined Term. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

2.18. Obligation to Mitigate. If any Lender becomes an Affected Lender or requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

2.19. Replacement of Lenders. If (i) any Lender has become an Affected Lender, (ii) any Lender requests compensation under Section 2.16, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iv) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 9.5(b) requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Requisite Lenders (or, in circumstances where Section 9.5(d) does not require the consent of the Requisite Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have paid to the Administrative Agent the registration and processing fee referred to in Section 9.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.15(c) and any fee due under Section 2.10(b) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.19 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.20. Extension Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of any Class (each Class subject to such an Extension Offer being referred to as an “Extension Request Class”), on the same terms and conditions to each Lender within any Extension Request Class, to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted

Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Parent, the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date and (iii) Parent and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.20, including any amendments necessary to treat the applicable Loans of the Extending Lenders as a new “Class” of loans hereunder.

2.21. Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”); provided that each Refinancing Term Loan Lender shall be an Eligible Assignee.

(b) The Refinancing Term Loan Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by Parent, the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan Commitments and the Administrative Agent; provided that no Refinancing Term Loan Commitments shall become effective unless (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) Parent and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith, (iv) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay (subject to Section 2.10(b)) the then outstanding Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Borrowings and any reasonable fees, premium and expenses relating to such refinancing) and (v) any such prepayment of Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Borrowings of such Class to be made pursuant to Section 2.9(a) on a pro rata basis (in accordance with the principal amounts of such Installments) and, in the case of a prepayment of Eurocurrency Borrowings, shall be subject to Section 2.15(c).

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Loans, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated maturity dates applicable to the Refinancing Term Loans of such Class, provided that such stated maturity dates shall not be earlier than the latest Maturity Date applicable to the Class repaid or prepaid with the proceeds thereof (which, in the case of the Tranche B Term Loans, solely for purposes of this paragraph, shall be assumed to be the five-year anniversary of the Closing Date), (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, provided that the weighted average life to maturity of any Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Terms Loans repaid or prepaid with the proceeds thereof (which, in the case of the Tranche B Term Loans, solely for purposes of this paragraph, shall be determined assuming that the stated maturity of such Loans is the five-year anniversary of the Closing Date), (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) any closing fees or original issue discount applicable thereto, (vi) the initial Interest Period or Interest Periods applicable to the Refinancing Term Loans of such Class and (vii) any voluntary or mandatory prepayment requirements applicable to the Refinancing Term Loans of such Class (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any other Term Loans (or on a basis less than pro rata), but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding any Tranche B Term Loans) and any restrictions on the voluntary or mandatory prepayments of Refinancing Term Loans of such Class (including any prepayment premiums). Except as contemplated by the preceding sentence and except for technical matters and similar immaterial terms, the terms of the Refinancing Term Loans shall be substantially the same as the terms of the Tranche B Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.21, including any amendments necessary to treat the applicable Refinancing Term Loans as a new “Class” of loans hereunder.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.5):

(a) Credit Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmissions) that such party has signed a counterpart of this Agreement.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Credit Party, (i) a certificate of such Credit Party executed by the secretary or assistant secretary of such Credit Party attaching (A) a copy of each Organizational Document of such Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (B) signature and incumbency certificates of the officers of such Credit Party, (C) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the ABL Facility Documents to which it is a party, certified as of the Closing Date by such secretary or assistant secretary as being in full force and effect without modification or amendment, and (D) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto, and (ii) such other documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Credit Party and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) Consummation of Related Transactions. (i) All conditions to the effectiveness of the ABL Facility Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived and (ii) the Administrative Agent and the Arrangers shall each have received a copy of each ABL Facility Document, and all certificates, opinions and other documents delivered thereunder on the Closing Date, certified by an Authorized Officer of Parent and the Borrower as complete and correct, and the terms and conditions of each ABL Facility Document shall be reasonably satisfactory to the Administrative Agent and the Arrangers.

(d) Existing Indebtedness. Immediately after giving effect to the Transactions, none of Parent or any Restricted Subsidiary shall have outstanding any Indebtedness (other than Indebtedness with a principal amount not to exceed $50,000,000 individually), Preferred Stock or preference Capital Stock, other than (i) Indebtedness incurred under the Credit Documents, (ii) Indebtedness under the ABL Loan Documents, (iii) the Convertible Subordinated Notes, (iv) the Senior Notes, (v) Indebtedness under the Cook County Loan Agreement, (vi) Indebtedness under the IFA Loan Agreement, (vii) Indebtedness of Parent or any Restricted Subsidiary owing to Parent or any Restricted Subsidiary, (viii) the Convertible Junior Preference Stock, Series D, of Parent, (ix) the Nonconvertible Junior Preference Stock, Series B, of Parent and (x) the Indebtedness set forth on Schedule 3.1(d).

(e) Collateral and Guarantee Requirement. Subject to the final paragraph of this Section 3.1, the Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received a completed Collateral Questionnaire in form and substance reasonably satisfactory to the Collateral Agent, dated the Closing Date and executed by an Authorized Officer of each of Parent and the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.1 or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(f) Evidence of Insurance. The Collateral Agent shall have received a certificate from Parent’s insurance broker or other evidence reasonably satisfactory to it that the insurance required to be maintained pursuant to Section 5.8 is in full force and effect, together with customary endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.8.

(g) Opinions of Counsel. (i) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders and dated the Closing Date) of each of (A) Kirkland & Ellis, LLP, counsel for the Credit Parties (including as to the absence of conflicts with the Senior Notes Indenture and the Convertible Subordinated Notes Indenture), (B) Steven Covey, General Counsel of Parent (including as to the absence of conflicts with the Shy Settlement Agreement) and (C) Morris, Nichols, Arsht & Tunnell LLP (including as to the absence of conflicts with the Organization Documents of Parent), in each case in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent); and

(ii) The Administrative Agent shall have received a favorable written opinion (addressed to Administrative Agent, the Collateral Agent, the Arrangers and the Lenders, or permitting reliance by such Persons on such opinion as if it were addressed to them, and dated the Closing Date) of Morris, Nichols, Arsht & Tunnell LLP to the effect that the creation of the security interest in the Collateral as set forth in the Collateral and Guarantee Requirement does not, in their opinion, constitute a pledge of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis or the Borrower and its Subsidiaries on a consolidated basis, which opinion shall be in form and substance satisfactory to the Administrative Agent and the Arrangers and shall be permitted to be disclosed to the Lenders.

(h) Fees. The Borrower shall have paid to the Arrangers, the Administrative Agent and the Lenders all costs, fees and expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents, the Commitment Letter and the Fee Letters.

(i) Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate, dated the Closing Date and signed by the chief financial officer of Parent.

(j) Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and signed by a Financial Officer of Parent, together with all attachments thereto.

(k) Designated Senior Indebtedness. The Obligations Guarantee of Parent shall constitute “Senior Indebtedness” and shall have been designated as “Designated Senior Indebtedness” under and as defined in the Convertible Subordinated Notes Indenture and the Administrative Agent shall have received evidence reasonably satisfactory to it of the foregoing.

(l) No Adverse Proceedings. There shall not exist any pending or threatened litigation or proceedings that involve the Credit Documents or the financing contemplated hereby.

(m) Letter of Direction. The Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans to be made on such date.

(n) PATRIOT Act. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Notwithstanding the foregoing, solely with respect to the matters expressly identified in the Post-Closing Letter Agreement, the satisfaction by the Credit Parties of the foregoing conditions shall not be required on the Closing Date, and shall not be a condition to the funding of the Credit Extensions on the Closing Date, but shall be required to be accomplished in accordance with the Post-Closing Letter Agreement.

3.2. Each Credit Extension. The obligation of each Lender to make any Credit Extension on any Credit Date, including the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 9.5) of the following conditions precedent:

(a) the Administrative Agent shall have received a fully completed and executed Funding Notice;

(b) the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of such Credit Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date; and

(c) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

On the date of any Credit Extension, Parent and the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections 3.2(b) and 3.2(c) have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each of Parent and the Borrower represents and warrants to each Agent and each Lender on the Closing Date and on each Credit Date as follows:

4.1. Organization; Qualification; Requisite Power and Authority. Parent and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing (to the extent that the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign corporation, partnership or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, and (c) has all requisite corporate, limited liability company, partnership or limited partnership (as applicable) power and authority to own and operate its properties and to carry on its business and operations as now conducted and as proposed to be conducted, to execute, deliver and perform the Credit Documents to which it is a party and to perform the other Transactions to be performed by it.

4.2. Capital Stock and Ownership. Schedule 4.2 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Capital Stock owned by Parent or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which Parent or any Subsidiary owns any Capital Stock, and identifies each Designated Subsidiary and each Restricted Subsidiary as such. The shares of Capital Stock of each Restricted Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Schedule 4.2 sets forth, as of the Closing Date, (i) the percentage of each class of Capital Stock of each Subsidiary owned by any Person other than Parent or any Subsidiary and (ii) all outstanding Preferred Stock, if any, of any Subsidiary, including the number, date of issuance and the holder of record of such Preferred Stock. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or any Subsidiary is a party requiring, and there are no shares of Capital Stock of any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Capital Stock or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Capital Stock of any Subsidiary.

4.3. Powers. The execution, delivery and performance by each Credit Party of each Credit Document to which it is or is to be a party, the incurrence by each Credit Party of its applicable Obligations under the Credit Documents and the incurrence of Liens by each Credit Party pursuant to the Credit Documents to secure its applicable Obligations is within such Credit Party’s corporate, limited liability company, partnership or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company, partnership or limited partnership (as applicable) action, and do not (a) contravene such Credit Party’s Organizational Documents, (b) violate any law, rule, regulation (including Regulation

X), order, writ, judgment, injunction, decree, determination or award binding upon any Credit Party, except to the extent that any such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) conflict with or result in the breach of, or constitute (alone or with notice or lapse of time, or both) a default under, or give rise to a right to require any payment, repurchase or redemption to be made by Parent or any Subsidiary under, or give rise to a right of, or result in, any termination, cancelation, or acceleration or right of renegotiation of any obligation under (i) the ABL Credit Agreement, the Senior Notes Indenture, the Convertible Subordinated Notes Indenture, the Cook County Loan Agreement, the IFA Loan Agreement, the Parent Guarantee Agreement, the Support Agreement, the NFC Credit Agreement, the Shy Settlement Agreement or any agreement or instrument governing or evidencing any other Material Indebtedness of Parent or any of its Subsidiaries or (ii) any other contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on Parent or any Subsidiary or any properties of Parent or any Subsidiary, except, in the case of clause (ii), to the extent any such conflict, breach, default, right or result, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (d) except for Liens created under the Credit Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of Parent or any Restricted Subsidiary. Neither Parent nor any Restricted Subsidiary is in violation of any law (including any Anti-Terrorism Law and any applicable Environmental Law), rule, regulation, order, writ, judgment, injunction, decree, determination or award, in each case (other than the violation or breach of any Anti-Terrorism Law) except any violation or breach that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

4.4. Governmental Authorization. No Governmental Authorization, and no notice to or filing with, any Governmental Authority is or will be required for (a) the due execution, delivery, recordation, registration, filing or performance by any Credit Party of any Credit Document to which it is or is to be a party or the consummation of any of the other Transactions or (b) the exercise by the Administrative Agent or any Lender of its rights under the Credit Documents, except for authorizations, approvals, actions, notices, registrations and filings which have been duly obtained, taken, given or made and are in full force and effect, routine renewals of existing licenses and permits of Parent and the Subsidiaries in the ordinary course of business, filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents and such filings as may be required under Federal and state securities laws for purposes of disclosure.

4.5. Due Execution. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.6. No Action, Suit, Etc. There are no Adverse Proceedings, including any Environmental Claim, that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect the legality, validity or enforceability of any Credit Document or otherwise involve any of the Credit Documents or the Transactions.

4.7. No Material Adverse Effect. There has been no Material Adverse Effect since July 31, 2012.

4.8. Historical Financial Statements; Other Information. (a) The Historical Financial Statements (i) were prepared in accordance with GAAP consistently applied, except as otherwise expressly noted therein and (ii) fairly present, in all material respects, the consolidated financial position of Parent and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and the Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

(b) The financial information (including asset values) provided by or on behalf of Parent to Morris, Nichols, Arsht & Tunnell LLP in connection with the preparation and delivery of the opinion referred to in Section 3.1(g)(ii) has been prepared by Parent in good faith based upon estimates and assumptions that were believed by Parent to be reasonable at the time made and are believed by Parent to be reasonable on the Closing Date and in a manner consistent with the Valuation Methodology (as defined in such opinion) and accurately reflects the pledges of Collateral required by the Guarantee and Collateral Requirement. Neither Parent nor any Subsidiary believes, or has any reason to believe, that any assumption made by Morris, Nichols, Arsht & Tunnell LLP, in each case solely to the extent such assumptions are expressly stated in such opinion to be based on advice of or information provided by Parent or any Subsidiary, or otherwise expressly relate to financial information concerning Parent or any Subsidiary, is not reasonable or is otherwise not warranted.

4.9. Information. No written information (including the Lender Presentation), certificate, exhibit or report (other than any projections, budgets, estimates, forward-looking information and information of a general economic or industry specific nature) about Parent or any Subsidiary prepared by or on behalf of Parent or any Subsidiary and furnished by or on behalf of Parent or any Subsidiary to the Administrative Agent, any other Agent or any Lender in connection with the negotiation or syndication of the Credit Documents or pursuant to the terms of the Credit Documents, when furnished and taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, and any financial projections, budgets, estimates and other forward-looking information prepared by or on behalf of Parent or any Subsidiary and so furnished by or on behalf of Parent or any Subsidiary to the Administrative Agent, any other Agent or any Lender were prepared in good faith based upon estimates and assumptions believed by Parent to be reasonable at the time such information was so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood and agreed that such information is not a guarantee of performance or facts and that actual results during the period or periods covered by any such information may differ from the projected results and such differences may be material).

4.10. Margin Regulations. Neither Parent nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

4.11. Governmental Regulation. Neither Parent nor any Restricted Subsidiary is required to be registered as an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940. Neither the execution, delivery and performance by any Credit Party of each Credit Document to which it is or is to be a party, nor the making of any Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Credit Documents, will violate any provision of the Investment Company Act of 1940, the Federal Power Act or any other Federal or state statute or regulation that may limit ability of Parent or any Restricted Subsidiary to incur the Obligations or that may otherwise render all or any portion of the Obligations unenforceable.

4.12. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan (a) Parent and the Subsidiaries, taken as a whole, are and will be Solvent and (b) NFC and its Subsidiaries, taken as a whole, are and will be Solvent.

4.13. ERISA. (a) Parent, each Restricted Subsidiary and each of their respective ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, and other Federal and state laws with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where the failure to comply or perform could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable opinion, determination or advisory letter or similar document from the IRS or an applicable Governmental Authority and, nothing has occurred since the date of such letter that could reasonably be expected to result in the loss of, such qualification. Parent, each Restricted Subsidiary and each of their respective ERISA Affiliates have made all required contributions to each Employee Benefit Plan subject to Section 412 of the Internal Revenue Code and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Employee Benefit Plan (except as allowed by applicable law).

(b) There are no pending or, to the knowledge of Parent or any Restricted Subsidiary, threatened claims, actions or lawsuits by any Governmental Authority with respect to any Employee Benefit Plan that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect. None of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates has (i) incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) or (ii) has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) With respect to any Employee Benefit Plan (i) neither any Employee Benefit Plan nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code, which could subject the Employee Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with the Employee Benefit Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 4975 of the Internal Revenue Code, and which has had or could reasonably be expected to have a Material Adverse Effect; and (ii) the performance of the transactions contemplated by this Agreement will not involve any such prohibited transaction.

(d) There have been no “reportable events”, as such term is defined in Section 4043 of ERISA, within the last five years except for the reportable events that did not and could not reasonably be expected to have a Material Adverse Effect.

(e) Neither any Pension Plan nor any trusts created thereunder has incurred any “accumulated funding deficiency” (whether or not waived), as such term was defined in Section 302 of ERISA prior to the effective date of the Pension Protection Act of 2006, nor has any Pension Plan or such trust failed to satisfy the minimum funding standards (whether or not waived), as defined in Section 302 of ERISA on and after the effective date of the Pension Protection Act of 2006 within the last five years, in either case which have had, or could reasonably be expected to have, a Material Adverse Effect. The conditions for imposition of a Lien under Section 303 of ERISA do not exist with respect to any Pension Plan and no Pension Plan has been in violation of the limitations imposed by Section 436 of the Internal Revenue Code.

(f) Except as could not reasonably be expected to have a Material Adverse Effect, Parent, each Restricted Subsidiary and each of their respective ERISA Affiliates, (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Employee Benefit Plan to which it has any such obligation; and (ii) have not incurred any material and past due liability to the PBGC. Except as could not reasonably be expected to have a Material Adverse Effect, none of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates is required to make or accrue, nor within the last five years has contributed or been obligated to contribute to, a Multiemployer Plan.

(g) None of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability.

(h) None of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(i) Except as could not reasonably be expected to have a Material Adverse Effect, none of Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates has incurred or could reasonably be expected to incur any liability with respect to the termination or wind-up of any Employee Benefit Plan.

4.14. Environmental. (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the operations, products and properties of Parent and each Subsidiary comply in all respects with all applicable Environmental Laws and Environmental

Permits, (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been fully and finally resolved without ongoing obligations or costs, and (iii) no facts, circumstances or conditions exist that could (x) form the basis of an Environmental Claim against or liability under Environmental Law of Parent or any Subsidiary or involving any of their current or former properties or (y) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b) In each case except as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by Parent or any Subsidiary is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by Parent or any Subsidiary, to the best of its knowledge, on any property formerly owned or operated by Parent or any Subsidiary; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Parent or any Subsidiary; and (iii) Hazardous Materials have not been Released on, at or from any property currently or formerly owned or operated by Parent or any Subsidiary or at any property where Parent or any Subsidiary has disposed of, transported or arranged for the disposal or transport of any wastes.

(c) In each case except as would not reasonably be expected to have a Material Adverse Effect: (i) neither Parent nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Parent or any Subsidiary have been disposed of in a manner that would not reasonably be expected to result in liability to Parent or any Subsidiary and (iii) neither Parent nor any Subsidiary is otherwise subject to any order, decree, judgment, settlement agreement or, whether contingent or otherwise, liability under or relating to any Environmental Law.

4.15. Taxes. Parent and each Subsidiary has timely filed all Tax returns and reports of Parent and the Subsidiaries required to be filed by any of them and, except to the extent not required by Section 5.4, has paid when due and payable all material Tax liabilities shown thereon to be due and payable, together with all assessments, fees and other governmental charges upon Parent and the Subsidiaries and upon their properties, income, business and franchises that are due and payable.

4.16. Existing Indebtedness. Set forth on Schedule 4.16 is a complete and accurate list of all Material Indebtedness of Parent and the Restricted Subsidiaries outstanding as of the Closing Date (other than the Indebtedness created under the Credit Documents and the Indebtedness of Parent or any Restricted Subsidiary owed to Parent or any other Restricted Subsidiary), showing as of the Closing Date the primary obligor and the principal amount outstanding thereunder, each guarantor thereof, the maturity date thereof and the amortization schedule therefor.

4.17. Existing Liens. Set forth on Schedule 4.17 is a complete and accurate list of all Liens on the property or assets of Parent or any Restricted Subsidiary securing Material Indebtedness outstanding as of the Closing Date, showing as of the Closing Date the holder of each such Lien, the principal amount of obligations secured thereby and the property or assets subject thereto.

4.18. Insurance. Schedule 4.18 sets forth a true, complete and correct description of all property damage, machinery breakdown, business interruption and liability insurance maintained by or on behalf of Parent and the Restricted Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. Parent believes that the insurance maintained by or on behalf of Parent and the Restricted Subsidiaries complies with the requirements of Section 5.8.

4.19. Security Interest in Collateral. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the Collateral of the type in which a security interest can be created under Article 9 of the UCC, and (i) upon the proper filing of UCC financing statements required pursuant to the Collateral and Guarantee Requirement (and payment of any applicable fees), the security interests created under the Guarantee and Collateral Agreement will constitute a fully perfected and continuing security interest in all right, title and interest of the Credit Parties in the Collateral (other than certificated securities (as defined in the UCC)) to the extent perfection in such Collateral can be perfected through the filing of UCC financing statements enforceable against the applicable Credit Parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), being prior superior in right to any other Person, and (ii) when Collateral constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral and Guarantee Agreement will constitute a fully perfected and continuing security interest in all right, title and interest of the pledgors thereunder in such Collateral, being prior and superior in right to any other Person, except in each case for rights secured by the Liens permitted by Section 6.1.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Real Estate Asset subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Real Estate Assets subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to the Liens permitted by Section 6.1.

(c) Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.19(a), the security interest created under the Collateral and Guarantee Agreement will constitute a fully perfected and continuing security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Liens permitted by Section 6.1 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

4.20. Sanctioned Persons. Neither Parent nor any Subsidiary nor, to the knowledge of Parent or any Subsidiary, any director, officer, agent, employee or Affiliate of Parent or any Subsidiary, is currently subject to any U.S. sanctions administered by OFAC. No portion of the proceeds of any Loan will be used, directly or indirectly, or otherwise made available (i) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (ii) to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

4.21. Labor Disputes. Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, slowdowns or other material labor dispute against Parent or any Restricted Subsidiary pending or, to the knowledge of Parent or any Restricted Subsidiary, threatened, (b) the hours worked by and payments made to employees of each of Parent or any Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from Parent or any Restricted Subsidiary on account of wages and employee health and welfare insurance and other benefits, including benefits paid or accrued in connection with the Shy Settlement Agreement, have been paid or accrued as a liability on the books of Parent or such Restricted Subsidiary to the extent required by GAAP. Except as would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent or any Restricted Subsidiary (or any predecessor) is a party or by which Parent or any Restricted Subsidiary (or any predecessor) is bound.

4.22. No Defaults. No Default or Event of Default has occurred and is continuing. Neither Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract, loan agreement, indenture, mortgage, deed of trust or other instrument binding on Parent or any Subsidiary or on any properties of Parent or any Subsidiary, and no event has occurred or condition exists that, alone or with the giving of notice or the lapse of time or both, could constitute such a default, except where any of the foregoing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

4.23. Properties. (a) Title. Parent and each Restricted Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the Historical Financial Statements or, after the first delivery thereof, in the consolidated financial statements of Parent most recently delivered pursuant to Section 5.1(a) or 5.1(b), in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except for Liens permitted by Section 6.1 and defects that, individually or in the aggregate, do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Parent or any Restricted Subsidiary.

(b) Real Estate. (i) Set forth on Schedule 4.23(b)(i) is a true and complete list, as of the Closing Date, of each Real Estate Asset owned in fee by Parent or any Restricted Subsidiary and the description thereof, identifying each such asset that is a Material Real Estate Asset and the proper jurisdiction for the filing of a Mortgage in respect thereof.

(ii) Set forth on Schedule 4.23(b)(ii) is a true and complete list of all leases, subleases and assignments of leases, together with all amendments, modifications, supplements, renewals or extensions thereof, affecting any Material Real Estate Asset to which Parent or any Restricted Subsidiary is a party.

(iii) As of the Closing Date, neither Parent nor any Restricted Subsidiary (A) has received notice, or has knowledge, of any pending or contemplated condemnation or similar proceeding affecting any Material Real Estate Asset or any sale or disposition thereof in lieu of condemnation or (B) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Material Real Estate Asset or any interest therein.

(c) Intellectual Property. Parent and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted and proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by Parent or any Restricted Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by Parent or any Restricted Subsidiary is pending or, to the knowledge of Parent or any Restricted Subsidiary, threatened against Parent or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all Intellectual Property registered in the United States or used by any Domestic Subsidiary in the United States and material to the business of any Credit Party (other than the Intellectual Property owned by Navistar Canada on the Closing Date) is owned by an IP Subsidiary.

4.24. Senior Indebtedness. The Loans and the other Obligations of the applicable Credit Parties constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of such Person under and as defined in the Convertible Subordinated Notes Indenture. In the event any Credit Party shall at any time issue or have outstanding any other Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary to cause the Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” (however denominated) under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness (including the Convertible Subordinated Notes) is outstanding or by which it is governed and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders, or an agent on their behalf, may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

4.25. Shy Agreement. (a) Parent has delivered to the Arrangers and the Administrative Agent a true and complete copy, in all material respects, of the Shy Settlement Agreement, including any amendment thereto.

(b) Schedule 4.25 sets forth, as of the Closing Date, a true and complete list of the “Employers”, the “Principal Properties” and the “Restricted Subsidiaries” (as each such term is defined in the Shy Settlement Agreement) and, in the case of “Principal Properties”, the exact name of the Person that owns each such Principal Property and a reasonable description thereof.

4.26. “In the Business of Selling” Inventory. Each Credit Party that owns any Collateral subject to any Certificate-of-Title Statute (a) holds such Collateral (other than any such Collateral used by such Credit Party or its Subsidiaries in the ordinary course of their operations) as Inventory held for sale or lease by such Credit Party or leased by such Credit Party as lessor, (b) is “in the business of selling” Inventory of that kind for purposes of the applicability of UCC Section 9-311(d) and (c) does not engage in the business of leasing Inventory of that kind.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Term Loan Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of Parent and the Borrower covenants and agrees with the Agents and the Lenders that:

5.1. Financial Statements and Other Reports. Parent and the Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:

(a) Annual Financial Statements. Within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending October 31, 2012, the consolidated balance sheet of Parent and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of Parent and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of KPMG LLP or other independent registered public accounting firm of national recognized standing, which report and opinion shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of Parent and the Subsidiaries for the periods indicated in accordance with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and shall not be subject to any “going concern” statement or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) information historically presented in Exhibit 99.1 of Parent’s Annual Report on Form 10-K;

(b) Quarterly Financial Statements. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Parent and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, stockholders’ equity and cash flows of Parent and the Subsidiaries for such Fiscal Quarter (in the case of such statements of operations) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, in each case setting forth in comparative form, as applicable, the corresponding figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(c) Compliance Certificate. Together with each delivery of the consolidated financial statements of Parent and the Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate executed by a Financial Officer of Parent, which Compliance Certificate shall (i) include a certification that no Credit Party is engaged in the business of leasing any goods that are subject to any Certificate-of-Title Statute and that are of the same kind as any Collateral and (ii) provide notice if any Credit Party obtains knowledge that the component of such Credit Party’s business that constitutes the “business of leasing” exceeds 5% of such Credit Party’s aggregate revenues for such Fiscal Year or Fiscal Quarter, as the case may be;

(d) Information Regarding Credit Parties. Prompt written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party or (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number, with each Credit Party hereby agreeing not to effect or permit any such change unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(e) Collateral Verification. Commencing with the Fiscal Year ending October 31, 2013, together with each delivery of the consolidated financial statements of Parent and the Subsidiaries pursuant to Section 5.1(a), a completed Supplemental Collateral Questionnaire executed by an Authorized Officer of Parent, together with all attachments contemplated thereby;

(f) PATRIOT Act. Promptly following the Administrative Agent’s request therefor, deliver to the Administrative Agent all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime Act;

(g) ERISA. (i) ERISA Events; ERISA Reports. (a) Promptly and in any event within 15 Business Days after Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates knows that any ERISA Event has occurred which is reasonably expected to result in a Material Adverse Effect, a statement of a Financial Officer of Parent describing such ERISA Event and the action, if any, that Parent, such Restricted Subsidiary or such ERISA Affiliate has taken and proposes to take with respect thereto, and (b) promptly and in any event within 15 Business Days after the date any records, documents or other information are, or are required to be, furnished to the PBGC or any other applicable Governmental Authority with respect to any Employee Benefit Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(ii) Plan Terminations. Promptly and in any event within 15 Business Days after receipt thereof by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates, copies of each written notice from the PBGC stating its intention to terminate any Employee Benefit Plan or to have a trustee appointed to administer any Employee Benefit Plan;

(iii) Plan Annual Reports. Promptly upon the request of the Administrative Agent, copies of each Schedule SB or MB, as applicable (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Benefit Plan;

(iv) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each written notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by Parent, such Restricted Subsidiary or such ERISA Affiliate in connection with any event described in clause (A) or (B); and

(v) Other Notices. Promptly and in any event within fifteen Business Days after receipt thereof by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates, copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan or the Shy Settlement Agreement as the Administrative Agent may reasonably request, including any documents described in

Section 101(k)(1) of ERISA or any notices described in Section 101(l)(1) of ERISA that Parent or the Borrower may request with respect to any Multiemployer Plan; provided, however, that if Parent or the Borrower has not requested such documents or notices from such administrator or sponsor of the applicable Multiemployer Plan, Parent or the Borrower shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of Parent or any Restricted Subsidiary pursuant to the terms of any Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.1;

(i) Insurance. As soon as available and in any event within 90 days after the end of each Fiscal Year, a report summarizing the property damage, machinery breakdown, business interruption and liability insurance coverage (specifying type, amount and carrier) in effect for Parent and each Restricted Subsidiary and containing such additional information as the Administrative Agent may reasonably specify; and

(j) Other Information. Subject to Section 5.6(b), deliver to the Administrative Agent promptly following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).

Parent, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1, Section 5.2 or otherwise are being distributed through the Platform, any document or notice that Parent or the Borrower has indicated contains Non-Public Information will not be posted on the portion of the Platform that is designated for Public Lenders. Parent and the Borrower agree to clearly designate all information provided to any Agent by or on behalf of any Credit Party that is suitable to make available to Public Lenders. If Parent or the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Lenders that wish to receive Non-Public Information.

Information required to be delivered pursuant to Section 5.1(a) or 5.1(b) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of Parent. Information required to be delivered pursuant to this Section 5.1 or Section 5.2 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2. Notices of Material Events. Parent and the Borrower will deliver to the Administrative Agent prompt written notice of the following after any Authorized Officer of Parent or the Borrower obtains knowledge thereof:

(a) as soon as possible, but in any event within five Business Days of obtaining such knowledge, the occurrence of any Default or Event of Default;

(b) (i) any Adverse Proceeding as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or otherwise directly involves any of the Credit Documents or the Transactions or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above;

(c) the occurrence of any Asset Sale or Insurance/Condemnation Event;

(d) as soon as possible, but in any event within two Business Days of obtained such knowledge, the occurrence of a Receivables Trigger Event;

(e) any material breach of the terms of, or the occurrence of a default or an event of default under, any Master Intercompany Agreement to which any Credit Party is a party, and notice (in reasonable detail) of any written notices delivered thereunder; or

(f) any event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a certificate of an Authorized Officer of Parent and the Borrower setting forth the details of the event or development requiring such notice and any action Parent or any Restricted Subsidiary has taken, is taking or proposes to take with respect thereto.

5.3. Existence; Conduct of Business. Parent and each Restricted Subsidiary will, do or cause to be done all things reasonably necessary (a) to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, Governmental Authorizations, rights to Intellectual Property, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, except to the extent failure to maintain would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any transaction permitted under Section 6.8; and (b) to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, other than with respect to legal existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.4. Payment of Taxes. Parent and each Subsidiary will pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and (ii) Parent and each Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.

5.5. Maintenance of Properties. (a) Parent and each Restricted Subsidiary will (i) at all times maintain and preserve all material property necessary to the normal conduct of its business in satisfactory repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (ii) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements to the Collateral as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Parent and each Restricted Subsidiary will take all actions reasonably necessary to protect all Intellectual Property used or useful in the business of Parent and the Restricted Subsidiaries, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of Parent and each Restricted Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements and (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of Parent or any Restricted Subsidiary shall fall or has fallen into the public domain, except in each case where the failure to take any such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.6. Books and Records; Inspection Rights. (a) Parent and each Restricted Subsidiary will (i) keep proper books of record and account in accordance with GAAP in which entries full, true and correct in all material respects are made of dealings and transactions in relation to its business and activities and (ii) subject to the limitations in Section 5.6(b), permit the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), once a year, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and at the expense of Parent; provided that following the occurrence of an Event of Default, and so long as such Event of Default shall be continuing, Parent and each Restricted Subsidiary shall permit the Administrative Agent or any representative designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct visits as described above at any time during normal business hours and on reasonable prior notice as the Administrative Agent may deem reasonably necessary; provided further that Parent shall be given the opportunity to be present during any discussions between the Administrative Agent (or any of its agents) and Parent’s accountants.

(b) Notwithstanding anything to the contrary in this Section 5.6 or Section 5.1(j), neither Parent nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their authorized representative) is then prohibited by law or any agreement binding on Parent or any Restricted Subsidiary, (iii) is subject to attorney-client or similar privilege that constitutes attorney work-product or (iv) is subject to confidentiality obligations owed to a third party.

5.7. Compliance with Laws. Parent and each Subsidiary will comply in all material respects with all laws applicable to it or its property, including compliance with Environmental Laws, ERISA and other applicable laws relating to Employee Benefit Plans, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and Anti-Terrorism Laws, in each case (other than Anti-Terrorism Laws) except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.8. Insurance. Parent and the Restricted Subsidiaries will maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, provided that Parent and the Restricted Subsidiaries may self-insure as is customary by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, except that with respect to any Collateral, neither Parent nor any Restricted Subsidiary may self-insure above a reasonable and customary deductible. Parent will deliver to the Administrative Agent, promptly following request, information in reasonable and customary detail as to the insurance so maintained. Without limiting the generality of the foregoing, Parent and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder and (b) in the case of business interruption and casualty insurance policies, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder, and shall provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

5.9. Subsidiaries. If any Person becomes a Restricted Subsidiary of Parent (or any Subsidiary of Parent not theretofore a Designated Subsidiary becomes a Designated Subsidiary), Parent and the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary (if such Restricted Subsidiary is a Designated Subsidiary) and with respect to any Capital Stock or Indebtedness of such Restricted Subsidiary owned by any Credit Party.

5.10. Additional Collateral. Parent and the Borrower will furnish to the Administrative Agent prompt written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.

5.11. Further Assurances. Each Credit Party will execute and deliver any and all further financing statements, instruments, assignments, title certificates, or other documents or agreements, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. Each Credit Party will provide to the Administrative Agent, from time to time, upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.12. Maintenance of Ratings. Parent will use commercially reasonable efforts to maintain continuously a public corporate family rating from Moody’s and a public corporate credit rating from S&P, in each case in respect of Parent, and a public credit rating from each of Moody’s and S&P in respect of the Borrower’s senior secured debt.

5.13. Maintenance of Status as Senior Indebtedness. Each Credit Party will at all times cause the Obligations to constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Convertible Subordinated Notes Indenture. In the event any Credit Party shall at any time issue or have outstanding any other Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary to cause the Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

5.14. Post-Closing Matters. The Credit Parties will satisfy each of the requirements set forth in the Post-Closing Letter Agreement on or before the date specified in the Post-Closing Letter Agreement for each such requirement, or such later date as may be permitted with respect thereto pursuant to the terms of the Post-Closing Letter Agreement.

5.15. Cooperation with Syndication Efforts. In connection with the syndication of the term loan credit facility provided herein, Parent and the Borrower will comply with their covenants to assist and cooperate with the syndication thereof as separately agreed by Parent, the Borrower and the Arrangers.

SECTION 6. NEGATIVE COVENANTS

Until the Term Loan Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Parent and the Borrower covenants and agrees with the Agents and the Lenders that:

6.1. Limitation on Liens. Neither Parent nor any of its Restricted Subsidiaries will create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Closing Date or acquired after the Closing Date, other than:

(a) Liens created under the Credit Documents;

(b) Permitted Liens;

(c) Liens (including extensions, replacements and renewals thereof) in respect of Acquired Indebtedness permitted by this Agreement; provided that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by Parent, any of its Restricted Subsidiaries or by the Person subject to the transaction described in the definition of the term “Acquired Indebtedness” or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Parent or any of its Restricted Subsidiaries, and provided further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of Parent or of any Restricted Subsidiary of Parent other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Parent or any of its Restricted Subsidiaries;

(d) Liens on Receivables and other assets referred to in the definition of the term “Qualified Securitization Transaction” granted in connection with any Qualified Securitization Transaction;

(e) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and

(f) Liens (i) on property or assets of Parent or any Restricted Subsidiary of Parent securing Indebtedness incurred by such Person pursuant to Section 6.2(c), (ii) on cash or Cash Equivalents, or on property or assets of Parent or any Restricted Subsidiary of Parent, securing Indebtedness incurred by such Person pursuant to Section 6.2(g) and (iii) on property or assets of any Foreign Subsidiary of Parent securing Indebtedness incurred by such Person pursuant to Section 6.2(y).

Notwithstanding anything herein to the contrary, neither Parent nor any of its Restricted Subsidiaries (nor, in the case of clause (ii) or (v) below, any of its Unrestricted Subsidiaries) will create, incur, assume or suffer to exist:

(i) any Liens securing any Indebtedness or other obligations incurred under the terms of the ABL Loan Documents unless the property or assets subject thereto constitute ABL Collateral;

(ii) any Liens on any Shy Principal Properties, or on any Capital Stock of, or any Shy Restricted Indebtedness issued by, any Shy Restricted Subsidiary, except any Lien otherwise permitted by this Section 6.1 if, under the terms of the Shy Settlement Agreement, such Lien may be created, incurred, assumed or suffered to exist without any requirement that any obligation under the Shy Settlement Agreement (including any obligation under the Health Benefit Program or the Basic Life Insurance Program (each such term as defined in the Shy Settlement Agreement)) be secured on an equal and ratable basis;

(iii) any Liens (other than Liens created by the Credit Documents) on any Capital Stock of NFC securing obligations of Parent or any of its Restricted Subsidiaries;

(iv) any Liens securing the obligations of Parent or the Borrower under the Parent Guarantee Agreement or the Support Agreement; or

(v) any Liens on any assets of any Subsidiary of Parent securing any Indebtedness of Parent or any Restricted Subsidiary of Parent (other than Liens securing Indebtedness in respect of which such Subsidiary is the direct obligor), except to the extent the guarantee arising from such Liens would be permitted by Section 6.2, including the last sentence thereof.

6.2. Limitation on Incurrence of Indebtedness. Neither Parent nor any of its Restricted Subsidiaries will incur, directly or indirectly, any Indebtedness, except:

(a) Indebtedness of Parent or the Borrower, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of Parent for the most recent period of four full Fiscal Quarters for which quarterly or annual financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, for the period of four full Fiscal Quarters ending with the last Fiscal Quarter included in the Historical Financial Statements) next preceding the incurrence of such Indebtedness would be greater than 2.0 to 1.0;

(b) Indebtedness outstanding on the Senior Notes Issue Date or incurred pursuant to Section 3.10(a) of the Senior Notes Indenture prior to the Closing Date (or that is Indebtedness incurred to renew, extend, refinance or refund Indebtedness outstanding on the Senior Notes Issue Date (or Indebtedness incurred pursuant to Section 3.10(a) of the Senior Notes Indenture prior to the Closing Date) and that satisfies the requirements of clause (m) of this Section with respect thereto), in each case that is outstanding on the Closing Date;

(c) Indebtedness of Parent or any Restricted Subsidiary of Parent under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (c) not to exceed the greater of (i) $200,000,000 or (ii) the sum of (A) 85.0% of the total book value of accounts receivable and (B) 60% of the total book value of inventory of Parent and its Restricted

Subsidiaries, in each case as reflected on Parent’s and its Restricted Subsidiaries’ most recent consolidated financial statements prepared in accordance with GAAP and delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, as of end of the last Fiscal Quarter included in the Historical Financial Statements); provided that the amount in clause (ii) of this clause (c) shall not exceed $1,000,000,000;

(d) Indebtedness owed by Parent to any Restricted Subsidiary of Parent or Indebtedness owed by a Restricted Subsidiary of Parent to Parent or a Restricted Subsidiary of Parent; provided that upon either (i) the transfer or other disposition by such Restricted Subsidiary or Parent of any Indebtedness so permitted under this clause (d) to a Person other than Parent or another Restricted Subsidiary of Parent or (ii) the issuance, sale, transfer or other disposition of shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than Parent or another such Restricted Subsidiary of Parent, the provisions of this clause (d) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

(e) Indebtedness of Parent or any of its Restricted Subsidiaries under any Hedge Agreement in each case incurred in the ordinary course of business to (i) hedge or mitigate risks to which Parent or any Restricted Subsidiary has actual exposure or (ii) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Restricted Subsidiary;

(f) Acquired Indebtedness, if either (i) Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (a) above after giving pro forma effect to the relevant transaction described in the definition of the term “Acquired Indebtedness” and incurrence of such Acquired Indebtedness or (ii) (A) Parent’s Consolidated Cash Flow Ratio for the most recent period of four full Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, for the period of four full Fiscal Quarters ending with the last Fiscal Quarter included in the Historical Financial Statements) after giving pro forma effect to such relevant transaction and incurrence of such Acquired Indebtedness as of the beginning of such period would be greater than (B) Parent’s Consolidated Cash Flow Ratio for such period immediately prior to, and without giving pro forma effect to, such transaction and incurrence of such Acquired Indebtedness;

(g) Indebtedness incurred by Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;

(h) Indebtedness arising from agreements of Parent or any of its Restricted Subsidiaries providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of Parent;

(i) obligations in respect of performance and surety bonds and completion guarantees provided by Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(j) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $2,500,000 at any time outstanding;

(k) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by Parent or its Restricted Subsidiaries in the ordinary course of business;

(l) the guarantee by Parent or any of its Restricted Subsidiaries of Indebtedness of Parent or any Restricted Subsidiary permitted to be incurred under another provision of this Section;

(m) Indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (m) to “refund”) any Indebtedness incurred pursuant to clause (a), (b) or (f) above, this clause (m) or clause (o) below (including any successive refundings); provided that:

(i) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of the Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by Parent as necessary to accomplish such refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of Parent or such Restricted Subsidiary incurred in connection therewith, and

(ii) (A) in the case of any refunding of Indebtedness that is pari passu with the Obligations or any Obligations Guarantee, such refunding Indebtedness is made pari passu with or subordinate in right of payment to the Obligations or such Obligations Guarantee, as the case may be, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Obligations or any Obligations Guarantee, such refunding Indebtedness is subordinate in right of payment to the Obligations or such Obligations Guarantee, as the case may be, on terms no less favorable to the Lenders than those contained in the Indebtedness being refunded,

(B) the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded (in the event that any portion of such refunding Indebtedness has a scheduled maturity prior to the latest Maturity Date in effect at the time of incurrence of such refunding Indebtedness); provided that (1) the refunding Indebtedness shall not require or permit any repayment, prepayment, redemption, defeasance or other retirement (including pursuant to any required offer to purchase to be made by Parent or any of its Restricted Subsidiaries) of such Indebtedness (except any of the foregoing at the option of the issuer thereof) prior to the earlier of (x) the final stated maturity of the Indebtedness being refunded and (y) the first anniversary of the latest Maturity Date in effect at the time of the incurrence of such refunding Indebtedness and (2) refunding Indebtedness incurred in respect of the Convertible Subordinated Notes shall not have a final stated maturity date earlier than, and shall not require any repayment, prepayment, redemption, defeasance or other retirement (including pursuant to any required offer to purchase to be made by Parent or any of its Restricted Subsidiaries) prior to, 91 days after the latest Maturity Date in effect at the time of such incurrence, other than, in the case of clauses (1) and (2), a repayment, prepayment, redemption, defeasance or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by Parent or any of its Restricted Subsidiaries) which is conditioned upon a “change of control” of Parent or an “asset sale”, so long as any rights of the holder thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, and

(C) Indebtedness of a Restricted Subsidiary (other than the Borrower in the case of a refunding of Indebtedness of the Borrower) may not be incurred to refund any Indebtedness of Parent or the Borrower;

(n) Indebtedness of Parent under the Senior Notes, the Cook County Loan Agreement and the IFA Loan Agreement outstanding on the Closing Date and the related guarantees thereof by the Borrower outstanding on the Closing Date;

(o) Indebtedness of Parent under the Convertible Subordinated Notes outstanding on the Closing Date and any obligations of Parent with respect to any hedging and other arrangements entered into by Parent to increase the effective conversion premium with respect to such Convertible Subordinated Notes;

(p) the consummation of any Qualified Securitization Transaction;

(q) Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business, provided that (i) in the case of such Attributable Indebtedness outstanding on the Closing Date, the aggregate amount thereof outstanding at any time shall not exceed $85,000,000 and (ii) in the case of such Attributable Indebtedness incurred after the Closing Date in respect of tooling and related manufacturing equipment owned by Parent or any Restricted Subsidiary on the Closing Date, the aggregate amount thereof outstanding at any time shall not exceed $25,000,000;

(r) the incurrence by Parent or any Restricted Subsidiary of Indebtedness (including Capitalized Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding at any time not to exceed $50,000,000;

(s) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided in each such case that the amount thereof is included in Consolidated Fixed Charges of Parent as accrued;

(t) Indebtedness under the Support Agreement and the Master Intercompany Agreements;

(u) Indebtedness consisting of guarantees by Parent of obligations with respect to the Financial Services Segment in Mexico; provided that the aggregate amount of such guarantees shall not exceed $112,000,000 at any time outstanding;

(v) Indebtedness of Parent or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(w) unsecured Indebtedness of Parent, the Borrower or any Guarantor Subsidiary that is subordinated in right of payment to the Obligations or the Obligations Guarantee of such Person, as applicable, on subordination terms customary for high yield senior subordinated notes, not to exceed in the aggregate $200,000,000 at any time outstanding; provided that such Indebtedness shall not require or permit any repayment, prepayment, redemption, defeasance or other retirement (including pursuant to any required offer to purchase to be made by Parent, the Borrower or any Guarantor Subsidiary) of such Indebtedness (except any of the foregoing at the option of the issuer thereof) prior to the first anniversary of the latest Maturity Date in effect at the time of the incurrence of such Indebtedness, other than a repayment, prepayment, redemption, defeasance or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by Parent or any of its Restricted Subsidiaries) which is conditioned upon a “change of control” of Parent or an “asset sale”, so long as any rights of the holder thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations;

(x) Indebtedness consisting of guarantees of Indebtedness in lieu of capital contributions, purchases of Capital Stock or other Investments; provided that such guarantee constitutes (i) a Restricted Payment permitted pursuant to Section 6.3(a) or Section 6.3(b)(xiv) or (ii) a Permitted Investment pursuant to clause (o) or (p) of the definition of “Permitted Investments” and in each case such guarantee reduces the amounts available to make other Restricted Payments or Permitted Investments, as the case may be;

(y) Indebtedness of any Foreign Subsidiary incurred for working capital in the ordinary course of business;

(z) Indebtedness of Parent or any of its Restricted Subsidiaries not otherwise permitted to be incurred pursuant to clauses (a) through (y) of this Section, which, together with any other outstanding Indebtedness incurred pursuant to this clause (z), has an aggregate principal amount not in excess of $125,000,000 at any time outstanding; and

(aa) Indebtedness under any Permitted Receivables Financing.

For purposes of determining compliance with this Section, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (aa) above, Parent shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, and may later reclassify any item of Indebtedness described in clauses (a) through (aa) (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred and outstanding shall be equal to the greater of (a) the principal amount of such Indebtedness and (b) the amount that may be drawn under such letter of credit.

Notwithstanding anything herein to the contrary:

(i) no Restricted Subsidiary of Parent will, directly or indirectly, assume or guarantee any Indebtedness of Parent or the Borrower, other than (A) guarantees by the Borrower of Indebtedness of Parent under the Senior Notes, the Cook County Loan Agreement or the IFA Loan Agreement, (B) guarantees by such Restricted Subsidiary of Indebtedness of the Borrower incurred pursuant to clause (c), clause (w) or, so long as the aggregate principal amount of such Indebtedness does not exceed $50,000,000, clause (z) above or, so long as such Indebtedness is incurred under the ABL Credit Agreement (or any permitted renewal, extension, refinancing, replacement or refunding thereof), clause (g) above, (C) guarantees by such Restricted Subsidiary existing on the Closing Date and permitted under Section 6.2(b) and (D) guarantees by such Restricted Subsidiary of other Indebtedness, provided that (x) the aggregate principal amount of all Indebtedness of Parent or the Borrower that is guaranteed by Restricted Subsidiaries pursuant to clauses (C) and (D) shall not exceed $35,000,000 at any time outstanding and (y) after giving effect to all such guarantees, no such Restricted Subsidiary shall, or shall be required to, guarantee the Senior Notes, the Cook County Loan Agreement or the IFA Loan Agreement;

(ii) no Restricted Subsidiary of Parent (other than, in the case of the Support Agreement, the Borrower) will, directly or indirectly, assume, guarantee or otherwise incur any obligations under the Parent Guarantee Agreement or the Support Agreement or, except under the Master Intercompany Agreements, otherwise assume or guarantee any Indebtedness of NFC, the Mexican Finance Subsidiary or any of their respective Subsidiaries;

(iii) (A) all Indebtedness owing by a Credit Party to Parent or any Restricted Subsidiary of Parent shall be unsecured and subordinated in right of payment to the Obligations pursuant to the terms of the Intercompany Subordination Agreement, and (B) in the case of any guarantee by Parent or any Restricted Subsidiary of Parent of Indebtedness of Parent or any Restricted Subsidiary of Parent, if such Indebtedness is subordinated in right of payment to the Obligations, such guarantee must also be subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in such Indebtedness; and

(iv) none of (A) NFC or any of its Subsidiaries, (B) the Mexican Finance Subsidiary or any of its Subsidiaries, (C) any Subsidiary of Parent that is a CFC or a CFC Holding Company or (D) solely with respect to the Senior Notes, the Cook County Loan Agreement, the IFA Loan Agreement and the ABL Credit Agreement (and any renewal, extension, refinancing, replacement or refunding of any of the foregoing), any other Unrestricted Subsidiary will, directly or indirectly, guarantee any Indebtedness of Parent or any Restricted Subsidiary (other than, in the case of a CFC or CFC Holding Company, another CFC or CFC Holding Company) unless such Subsidiary shall have become a Guarantor Subsidiary by executing and delivering a supplement to the Guarantee and Collateral Agreement, in the form specified therein, and shall have otherwise satisfied the Collateral and Guarantee Requirement.

6.3. Limitation on Restricted Payments. (a) Neither Parent nor any of its Restricted Subsidiaries will, directly or indirectly:

(i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (A) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (B) in the case of any Restricted Subsidiary of Parent, dividends or distributions payable to Parent or a Restricted Subsidiary of Parent on a pro rata basis to all holders of the Capital Stock of such Restricted Subsidiary;

(ii) purchase, redeem or otherwise acquire or retire for value shares of Capital Stock of Parent, or any options, warrants or rights to purchase or acquire shares of Capital Stock of Parent, excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock of Parent and excluding any such shares of Capital Stock, options, warrants or rights which are owned by Parent or a Restricted Subsidiary of Parent;

(iii) make any Investment (other than a Permitted Investment); or

(iv) repay, prepay, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to the scheduled final maturity, repayment or sinking fund payment, the Senior Notes or any Indebtedness (other than Indebtedness permitted under Section 6.2(d)) which is subordinate in right of payment to any Obligations or any Obligations Guarantee (other than the redemption, defeasance, repurchase, retirement or other acquisition or retirement, in each case within one year of the date of the scheduled final maturity, repayment or sinking fund payment of such Indebtedness (other than the Convertible Subordinated Notes)) (each of the transactions described in clauses (i) through (iv) of this Section 6.3(a) (other than any exception to any such clause) being a “Restricted Payment”);

if at the time thereof:

(A) a Default or an Event of Default shall have occurred and be continuing, or

(B) upon giving effect to such Restricted Payment, Parent could not incur at least $1.00 of additional Indebtedness pursuant to Section 6.2(a), or

(C) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Closing Date exceeds the sum (without duplication) of:

(1) 50% of cumulative Consolidated Net Income of Parent (or, in the case cumulative Consolidated Net Income of Parent shall be negative, less 100% of such deficit) for the period (treated as a single accounting period) from August 1, 2012 through the last day of Parent’s most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b); plus

(2) 100% of the aggregate Net Proceeds and the fair market value of marketable securities received by Parent after the Closing Date from the issuance of Qualified Capital Stock of Parent and warrants, rights or options on Qualified Capital Stock of Parent (other than in respect of any such issuance to a Subsidiary of Parent) and the principal amount of Indebtedness of Parent or any Restricted Subsidiary of Parent (other than (x) the Senior Notes, (y) any Indebtedness that is subordinate in right of payment to any Obligations or any Obligations Guarantee (including the Convertible Subordinated Notes) or (z) any Indebtedness owed by Parent or any Restricted Subsidiary of Parent to Parent or any Subsidiary of Parent) that has been converted into or exchanged for Qualified Capital Stock of Parent after the Closing Date; plus

(3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Closing Date, an amount equal to the return of capital with respect to such Investment, less the cost of the disposition of such Investment (including any payments made on guarantees constituting Investments); plus

(4) 100% of the aggregate Net Proceeds received after the Closing Date from Unrestricted Subsidiaries (other than NFC or Navistar Financial Mexico) resulting from the receipt of cash dividends or other similar cash distributions or payments, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock, in each case to Parent or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries (other than NFC or Navistar Financial Mexico); provided that any such amounts included in this subclause (4) shall not be included in Consolidated Net Income of Parent for purposes of subclause (1) above; plus

(5) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary not to exceed the amount of Investments made by Parent or any Restricted Subsidiary (and treated as a Restricted Payment) in such Unrestricted Subsidiary.

For purposes of determining the amount available for or expended for Restricted Payments under this clause (C), property other than cash shall be valued at its fair market value and shall be valued in good faith and set forth in a certificate of an Authorized Officer delivered to the Administrative Agent when the fair market value of such property exceeds $25,000,000.

(b) Notwithstanding the foregoing, the provisions set forth in paragraph (a) above will not prohibit:

(i) any dividend on any class of Capital Stock of Parent paid within 60 days after the declaration thereof if, on the date when such dividend was declared, Parent could have paid such dividend in accordance with the provisions of this Agreement;

(ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to Section 6.2;

(iii) the exchange or conversion of any Indebtedness of Parent or any of its Restricted Subsidiaries for or into Qualified Capital Stock of Parent;

(iv) so long as no Default or Event of Default has occurred and is continuing, any Investment made in exchange for or out of the Net Proceeds of a substantially concurrent sale or a sale within 60 days preceding such Investment (other than to a Subsidiary of Parent) of Qualified Capital Stock of Parent; provided that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (C) of paragraph (a) above;

(v) the redemption, repurchase, retirement or other acquisition of any Capital Stock of Parent or the payment of any dividend or other distribution in respect of any class of its Capital Stock in exchange for or out of the Net Proceeds of the substantially concurrent sale or a sale within 60 days preceding such redemption, repurchase, retirement, other acquisition, dividend or other distribution (other than to a Subsidiary of Parent) of Qualified Capital Stock of Parent; provided that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (C) of paragraph (a) above;

(vi) so long as no Event of Default has occurred and is continuing, the repayment, prepayment, redemption, defeasance, repurchase, retirement or other acquisition of any subordinated Indebtedness of Parent, the Borrower or a Guarantor Subsidiary in exchange for or out of the Net Proceeds of the substantially concurrent sale or a sale within 60 days preceding such repayment, prepayment, redemption, defeasance, repurchase, retirement or other acquisition (other than to a Subsidiary of Parent) of Qualified Capital Stock of Parent; provided that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (C) of paragraph (a) above;

(vii) cash payments (A) made with respect to the hedging arrangements entered into by Parent or any of its Restricted Subsidiaries to increase the effective conversion premium of the Convertible Subordinated Notes, (B) made after July 16, 2014 to net share settle Convertible Subordinated Notes in amount not to exceed the principal amount thereof, provided that such cash payments shall only be permitted if the Tranche B Term Loan Maturity Date has been extended to the five-year anniversary of the Closing Date in accordance with the definition of such term, or (C) made in lieu of the issuance of fractional shares in connection with the conversion of the Convertible Subordinated Notes;

(viii) the declaration and payment of dividends to holders of any class of Disqualified Capital Stock of Parent or a Restricted Subsidiary of Parent or Preferred Stock of any Restricted Subsidiary of Parent issued after the Closing Date; provided that such Disqualified Capital Stock or Preferred Stock was issued in accordance with Section 6.2 and such dividends constitute Consolidated Fixed Charges;

(ix) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of Parent (including purchases of stock from current or former employees, employees’ spouses, estates or estate planning vehicles in accordance with the terms of employee stock purchase plans) pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount in any calendar year not to exceed $5,000,000 (with unused amounts in any calendar year carried over to succeeding years subject to a maximum of $15,000,000 in any calendar year);

(x) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof or tax withholding related to the exercise of stock options or warrants in connection with the vesting of restricted stock;

(xi) payments not to exceed $10,000,000 per annum in the aggregate to enable Parent to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(xii) so long as no Event of Default has occurred and is continuing, the redemption of any other stock purchase rights under a rights plan in an aggregate amount not to exceed $2,500,000;

(xiii) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided that, after giving pro forma effect to such Investment or designation, Parent could incur at least $1.00 of additional Indebtedness pursuant to Section 6.2(a); and

(xiv) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (xiv), does not to exceed $50,000,000 in aggregate since the Closing Date.

Each Restricted Payment described in clauses (i), (vii), (ix) and (xiii) of this paragraph (b) shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (C) of paragraph (a) above.

For purposes of determining compliance with this Section, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xiv) of paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, Parent will be entitled to classify such Restricted Payment (or portion thereof) on the date of its making in any manner that complies with this Section 6.3.

(c) Notwithstanding anything herein to the contrary:

(i) neither Parent nor any of its Restricted Subsidiaries will, directly or indirectly, repay, prepay, redeem, defease, repurchase, retire or otherwise acquire for value any Indebtedness that is subordinated in right of payment to any Obligations or any Obligations Guarantee (other than Indebtedness permitted under Section 6.2(d)) other than (A) with the Net Proceeds of the substantially concurrent sale or a sale within 60 days preceding such repayment, prepayment, redemption, defeasance, repurchase, retirement or other acquisition (other than to a Subsidiary of Parent) of Qualified Capital Stock of Parent, (B) pursuant to a refunding or refinancing of such Indebtedness permitted under Section 6.2 or (C) as permitted under clause (vii) of paragraph (b) above;

(ii) no Guarantor Subsidiary will, directly or indirectly, (A) declare or pay any dividend, or make any distribution of any kind or character, to Parent or the Borrower payable in any property or assets of such Guarantor Subsidiary (other than cash, Cash Equivalents or shares of its Qualified Capital Stock) or (B) purchase, redeem or otherwise acquire or retire for value shares of Capital Stock of the Borrower or shares of Capital Stock of such Guarantor Subsidiary held by Parent or the Borrower, in each case with any property or assets of such Restricted Subsidiary (other than cash, Cash Equivalents or shares of its Qualified Capital Stock);

(iii) (A) no Subsidiary of Parent (other than the Borrower) will, directly or indirectly, assume or guarantee any obligations of Parent, the Borrower or any other Shy Obligor under the Shy Settlement Agreement (including any obligations under the Health Benefit Program or the Basic Life Insurance Program (each such term as defined in the Shy Settlement Agreement)), provided that Unrestricted Subsidiaries may guarantee such obligations of Parent, the Borrower or any other Shy Obligor in an aggregate amount not to exceed $10,000,000 at any time, (B) no Subsidiary of Parent will, directly or indirectly, assume or guarantee any Indebtedness of Parent or any

Restricted Subsidiary of Parent, except as permitted by Section 6.2, including the last sentence thereof, and (C) no Restricted Subsidiary of Parent (other than, in the case of the Support Agreement, the Borrower) will, directly or indirectly, assume, guarantee or otherwise incur any obligations under the Parent Guarantee Agreement or the Support Agreement or, except under the Master Intercompany Agreements, otherwise assume or guarantee any Indebtedness of NFC, the Mexican Finance Subsidiary or any of their respective Subsidiaries;

(iv) no Guarantor Subsidiary will sell, transfer, lease or otherwise dispose of (including pursuant to any Permitted Investment or any Restricted Payment) any property or asset to Parent, the Borrower or any other Shy Obligor, other than cash, Cash Equivalents, shares of its Qualified Capital Stock and inventory and equipment in the ordinary course of business and, to the extent permitted by Section 6.8(c)(ii), mergers or consolidations of any Shy Obligor with or into any Shy Obligor;

(v) neither Parent nor the Borrower will make any Material Acquisition (it being understood that a Material Acquisition made by a Subsidiary of Parent or the Borrower shall not be deemed to have been made by Parent or the Borrower);

(vi) no Credit Party shall make any Investment that would result in such Credit Party becoming engaged in the business of leasing goods that are subject to any Certificate-of-Title Statute and that are of the same kind as of any Collateral (or would result in the acquisition of any Person, if required to become a Credit Party as a result of such Investment, that is engaged in the business of leasing any goods that are subject to any Certificate-of-Title Statute and that are of the same kind as any Collateral at the time of such acquisition); and

(vii) in the event Parent or any of its Restricted Subsidiaries shall have made a Restricted Payment in reliance on Section 6.3(a), then, to the extent such Restricted Payment was permitted to be made as a result of inclusion in the Consolidated Net Income of Parent of net income of NFC or Navistar Financial Mexico (or their respective Subsidiaries), neither Parent nor any of its Restricted Subsidiaries shall make any Restricted Payment (other than a Restricted Payment by the Borrower to NFC required to be made by the Support Agreement) to NFC, Navistar Financial Mexico or any of their respective Subsidiaries during the twelve-month period immediately following such Restricted Payment.

6.4. Limitation on Certain Asset Dispositions; Capital Stock of Subsidiaries. (a) Neither Parent nor any of its Restricted Subsidiaries will sell, transfer, lease or otherwise dispose of any property or asset, including any Capital Stock, owned by it, except:

(i) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of Parent to Parent or to any Restricted Subsidiary of Parent;

(ii) (A) any sale, transfer or other disposition of inventory in the ordinary course of its business, (B) the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business, (C) any sale, transfer or other disposition of wholesale notes, retail notes, finance leases, operating leases, finance receivables, retail accounts receivable and other receivables, in each case of the type sold by Parent and its Restricted Subsidiaries to NFC or any of its Subsidiaries prior to the Closing Date in the ordinary course of business consistent with past practice, (D) any sale, transfer or other disposition of defaulted receivables for collection or (E) any sale, transfer or other disposition of accounts receivable pursuant to any Permitted Receivables Financing for the fair market value thereof;

(iii) dispositions of assets or shares of Capital Stock of a Restricted Subsidiary in a single market transaction or series of related transactions with an aggregate fair market value less than $10,000,000;

(iv) the grant in the ordinary course of business of any non-exclusive (or exclusive as to a particular country (if other than the United States, Canada or Mexico) or a particular use) license of patents, trademarks, registrations therefor and other similar intellectual property, provided that such license does not adversely affect in any material respect the value of the intellectual property of Parent and its Restricted Subsidiaries (including the value thereof as Collateral), taken as a whole, or interfere in any material respect with the ordinary conduct of business of Parent and its Restricted Subsidiaries;

(v) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with Section 6.1;

(vi) any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment made in compliance with Sections 6.3 and 6.7 (but subject to the last sentence of Section 6.8);

(vii) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in Parent’s or any of its Subsidiaries’ business;

(viii) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Subsidiary for the fair market value thereof;

(ix) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction;

(x) any sale, transfer or other disposition of Capital Stock of, or Indebtedness or other securities of, any Unrestricted Subsidiary that was formed or designated as an Unrestricted Subsidiary after the Closing Date; provided that the Net Proceeds thereof shall be applied as required by Section 2.11;

(xi) sale, transfer or other disposition of cash or Cash Equivalents or any amounts received pursuant to a Hedge Agreement;

(xii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(xiii) dispositions of assets in any Insurance/Condemnation Event; and

(xiv) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section 6.4(a); provided that (A) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause (xiv) shall not exceed $50,000,000 during any Fiscal Year, (B) all sales, transfers, leases and other dispositions made in reliance on this clause (xiv) shall be made for fair value and at least 75% cash consideration and (C) the Net Proceeds thereof shall be applied as required by Section 2.11.

(b) Notwithstanding anything herein to the contrary, (i) neither Parent nor any of its Restricted Subsidiaries will sell, transfer or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary unless such shares of Capital Stock constitute all the shares of Capital Stock of such Restricted Subsidiary held by Parent and the Restricted Subsidiaries; (ii) no Restricted Subsidiary will issue any additional shares of Capital Stock of such Restricted Subsidiary other than (A) to Parent or any Restricted Subsidiary (or, if such Restricted Subsidiary is not wholly owned, to all holders of its Capital Stock on a pro rata basis) in compliance with Section 6.3, (B) directors’ qualifying shares and (C) other nominal amounts of Capital Stock that are required to be held by other Persons under applicable law; and (iii) neither Parent nor any of its Restricted Subsidiaries will sell, transfer or otherwise dispose of any shares of Capital Stock of NFC or Navistar Financial Mexico (other than pursuant to any Lien thereon created by the Credit Documents) or cause or permit NFC or Navistar Financial Mexico to cease to be a wholly owned Subsidiary of the Borrower.

Notwithstanding the foregoing, the provisions of this Section shall not apply to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business; provided that the Attributable Indebtedness in respect thereof shall have been incurred in compliance with Section 6.2(q).

Notwithstanding anything herein to the contrary, (i) no Guarantor Subsidiary will sell, transfer, lease or otherwise dispose of (including pursuant to any Permitted Investment or any Restricted Payment) any property or asset to Parent, the Borrower or any other Shy Obligor, other than cash, Cash Equivalents, shares of its Qualified Capital Stock and inventory and equipment in the ordinary course of business and, to the extent permitted by Section 6.8(c)(ii), mergers or consolidations of any Shy Obligor with or into any Shy Obligor and (ii) neither Parent nor any Restricted Subsidiary will sell, transfer, lease or otherwise dispose of any property or asset in any transaction prohibited by Section 6.8, including the last sentence thereof.

6.5. Limitation on Sale/Leaseback Transactions. Neither Parent not any of its Restricted Subsidiaries will enter into any Sale/Leaseback Transaction with respect to any property unless:

(a) the sale, transfer or other disposition of the property subject to such Sale/Leaseback Transaction is permitted pursuant to Section 6.4 and Parent or such Restricted Subsidiary would be entitled to incur Liens with respect to such Sale/Leaseback Transaction pursuant to Section 6.1 and Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to Section 6.2;

(b) the Net Proceeds received by Parent or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the board of directors of Parent or a member of senior management of Parent) of such property; and

(c) Parent or such Restricted Subsidiary applies the Net Proceeds of such transaction in compliance with Section 2.11.

Notwithstanding the foregoing, the provisions of this Section shall not prohibit Parent or any Restricted Subsidiary from entering into any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business; provided that the Attributable Indebtedness in respect thereof shall have been incurred in compliance with Section 6.2(q).

Notwithstanding anything herein to the contrary, no Guarantor Subsidiary will enter into any Sale/Leaseback Transaction with Parent, the Borrower or any other Shy Obligor pursuant to which such Guarantor Subsidiary is the transferor of the subject property.

6.6. Limitation on Payment Restrictions Affecting Subsidiaries. (a) Neither Parent nor any of its Restricted Subsidiaries will, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by Parent or by any Restricted Subsidiary of Parent, or make payments or prepayments on any Indebtedness owed to Parent or to any Restricted Subsidiary of Parent;

(ii) make loans or advances or make Investments in Parent or any Restricted Subsidiary of Parent; or

(iii) transfer any of their respective property or assets to Parent or to any Restricted Subsidiary of Parent.

(b) The restrictions in paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law, regulations or order;

(ii) customary provisions restricting subletting or assignment of any lease, sublease, license, sublicense or service contract;

(iii) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

(iv) any agreement in effect on the Closing Date, as any such agreement is in effect on the Closing Date;

(v) any agreement (including Acquired Indebtedness) of any Restricted Subsidiary in effect on the date on which such Restricted Subsidiary became a Subsidiary of Parent and not entered into in anticipation or contemplation of becoming a Subsidiary of Parent; provided that such encumbrance or restriction shall not apply to any assets of Parent or its Restricted Subsidiaries other than such Restricted Subsidiary;

(vi) restrictions imposed under (A) the ABL Loan Documents, the Senior Notes Indenture, the Cook County Loan Agreement and the IFA Loan Agreement, in each case as in effect on the Closing Date, and (B) the Credit Documents;

(vii) restrictions relating to any Lien permitted under this Agreement imposed by the holder of such Lien;

(viii) restrictions imposed under any agreement to sell assets permitted under this Agreement to any Person pending the closing of such sale;

(ix) any other agreement governing Indebtedness entered into after the Closing Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Closing Date with respect to such Restricted Subsidiary pursuant to agreements in effect on the Closing Date;

(x) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(xi) Indebtedness incurred in compliance Section 6.2(r), provided that such encumbrance or restriction applies only to assets financed with proceeds of such Indebtedness;

(xii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(xiii) encumbrances or restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under clauses (c), (y) and (z) of Section 6.2; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and either (A) such encumbrances or restrictions do not materially impair any Credit Party’s ability to make payment on the Obligations when due or (B) such encumbrances or restrictions only apply if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiv) encumbrances or restrictions imposed by (A) the Support Agreement, as in effect on the Closing Date, or (B) the Master Intercompany Agreements or the Shy Settlement Agreement; and

(xv) any encumbrances or restrictions imposed by any amendments, refinancings or replacements of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, refinancings or replacements are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment, refinancing or replacement.

6.7. Limitation on Transaction with Affiliates. (a) Neither Parent nor any of its Restricted Subsidiaries will:

(i) sell, lease, transfer or otherwise dispose of any of its property or assets to,

(ii) purchase any property or assets from,

(iii) make any Investment in, or

(iv) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of Parent or of any Subsidiary (an “Affiliate Transaction”),

other than Affiliate Transactions that are on terms that are fair and reasonable to Parent or such Restricted Subsidiary of Parent and that are no less favorable to Parent or such Restricted Subsidiary of Parent than those that could be obtained in a comparable arm’s length transaction by Parent or such Restricted Subsidiary of Parent from an unaffiliated party; provided that if Parent or any Restricted Subsidiary of Parent enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $25,000,000, a majority of the disinterested members of the board of directors of Parent or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard; provided further that if Parent or any Restricted Subsidiary of Parent enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $75,000,000, Parent delivers to the Administrative Agent an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction is fair to Parent or such Restricted Subsidiary from a financial point of view.

(b) The restrictions in paragraph (a) above shall not apply to:

(i) any transaction between Restricted Subsidiaries of Parent, or between Parent and any Restricted Subsidiary of Parent;

(ii) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement;

(iii) transactions entered into in the ordinary course of business (it being understood that, in the case of any transaction of the type expressly set forth in any of the other clauses of this paragraph (b), such transaction shall only be permitted under this clause (iii) to the extent it is permitted under such other clause);

(iv) any transaction effected in connection with a Qualified Securitization Transaction;

(v) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of Parent or any Subsidiary in the reasonable determination of a member of senior management of Parent or by Parent’s board of directors;

(vi) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(vii) Restricted Payments and Permitted Investments (other than clause (e) thereof) permitted by this Agreement;

(viii) loans or advances to officers, directors, employees or consultants of Parent or any of its Subsidiaries in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $2,500,000;

(ix) transactions with Unrestricted Subsidiaries, joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to Parent or its Restricted Subsidiaries, in the reasonable determination of the senior management of Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) any employment, compensation or severance arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business that is not otherwise prohibited by this Agreement; and

(xi) the issuance or sale of Capital Stock (other than Disqualified Stock) of Parent to any Affiliate of Parent and the granting of registration and other customary rights in connection therewith.

6.8. Consolidation, Merger or Other Fundamental Changes. (a) Neither Parent nor any of its Restricted Subsidiaries will consolidate or merge with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), except that Parent may consolidate or merge with or into any other Person (other than the Borrower or any Guarantor Subsidiary), provided that:

(i) (A) Parent shall be the surviving or continuing corporation or (B) the Person (if other than Parent) formed by such consolidation or into which Parent is merged (1) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of any State of the United States, (2) shall expressly assume, by counterpart agreement (in form and substance satisfactory to the Administrative Agent) executed and delivered to the Administrative Agent, the Obligations Guarantee of Parent and the performance of every covenant of the Credit Documents on the part of Parent to be performed or observed and (3) shall take all actions as may be required to preserve the enforceability of the Credit Documents and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Person;

(ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(2) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (A) Parent (in the case of clause (A) of the foregoing clause (i)) or such Person (in the case of clause (B) of the foregoing clause (i)) could incur at least $1.00 of additional Indebtedness pursuant to clause (a) of Section 6.2 or (B) Parent’s or such Person’s Consolidated Cash Flow Ratio for the most recent period of four full Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, for the period of four full Fiscal Quarters ending with the last Fiscal Quarter included in the Historical Financial Statements) after giving pro forma effect to such transaction as of the beginning of such period would be greater than Parent’s Consolidated Cash Flow Ratio for such period immediately prior to such transaction;

(iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (i)(B)(2) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(iv) Parent or such Person shall have delivered to the Administrative Agent a certificate of an Authorized Officer and an opinion of counsel in form and substance satisfactory to the Administrative Agent, each stating that such consolidation or merger and, if a counterpart agreement is required in connection with such transaction, such counterpart agreement, comply with this Section and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

Upon any such consolidation or merger in accordance with this paragraph (a), the successor Person formed by such consolidation or into which Parent is merged will succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement and the other Credit Documents with the same effect as if such successor had been named as Parent herein and therein.

(b) Notwithstanding paragraph (a) above:

(i) any Person (other than Parent or the Borrower) may merge or consolidate with or into any Restricted Subsidiary of Parent (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary of Parent (and, if any party to such merger or consolidation is a Guarantor Subsidiary, is a Guarantor Subsidiary);

(ii) any Restricted Subsidiary of Parent (other than the Borrower) may merge or consolidate with or into any Person (other than Parent or the Borrower) in a transaction permitted under Section 6.4 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary;

(iii) any Restricted Subsidiary (other than the Borrower) that has assets with a total book value of $5,000,000 or less may liquidate or dissolve (other than, in the case of a Guarantor Subsidiary, into Parent, the Borrower or any other Shy Obligor);

provided that, in the case of clauses (i) and (ii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.3.

(c) Notwithstanding anything herein to the contrary, neither Parent nor any Restricted Subsidiary will (i) permit or cause any Domestic Subsidiary to be merged or consolidated with or into any Foreign Subsidiary, (ii) permit or cause any Subsidiary Guarantor to be merged or consolidated with or into any Shy Obligor (other than any merger or consolidation of a Shy Obligor with another Shy Obligor, in each case so long as Parent and the Borrower are not party to such merger or consolidation), (iii) sell, transfer or otherwise dispose of the Capital Stock of, or property or assets owned by, any Domestic Subsidiary to any Foreign Subsidiary or any CFC Holding Company (other than (A) cash and Cash Equivalents and inventory and equipment in the ordinary course of business and (B) the sales, transfers and other dispositions of assets identified on Schedule 6.3(p)), (iii) permit or cause any Intellectual Property registered in the United States or used by any Domestic Subsidiary in the United States and material to the business of any Credit Party (other than the Intellectual Property owned by Navistar Canada on the Closing Date) to be owned by any Subsidiary other than an IP Subsidiary or (iv) permit or cause any Credit Party to be merged or consolidated with or into any Person engaged in the business of leasing any goods that are subject to any Certificate-of-Title Statute and that are of the same kind as any Collateral.

6.9. No Further Negative Pledges. Neither Parent nor any of its Restricted Subsidiaries will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Parent or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the date hereof (including such restrictions set forth in the ABL Credit Agreement), and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of any Subsidiary that is not a wholly owned Subsidiary or the Capital Stock of any Person that is not a Subsidiary or that is an Unrestricted Subsidiary, restrictions and conditions imposed by any agreement or document governing Indebtedness of such Subsidiary, Person or Unrestricted Subsidiary or by its Organizational Documents or any related joint venture, shareholders’ or similar agreement, provided in each case that such restrictions and conditions apply only to such Subsidiary and to any Capital Stock of such Subsidiary or to the Capital Stock of such other Person or Unrestricted Subsidiary, as applicable, (d) restrictions and conditions imposed by any agreement or document governing secured Indebtedness permitted by Section 6.2(r) or governing Liens permitted by clause (d), (e), (g), (i), (r), (s) or (y) of the definition of the term “Permitted Liens”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (e) restrictions and conditions imposed by agreements relating to Indebtedness permitted by Section 6.2(f), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any refunding Indebtedness in respect thereof incurred pursuant to Section 6.2(m), by the applicable Indebtedness originally incurred under Section 6.2(f)) at the time such Indebtedness first became subject to Section 6.2, (f) in connection with the sale of any Capital Stock of a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.4, (g) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Restricted Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Restricted Subsidiary, and (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder. Nothing in this Section 6.9 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.9, 5.10 or 5.11 or under the Collateral Documents.

6.10. Amendment or Waivers of Organizational Documents and Certain Agreements. Neither Parent nor any of its Restricted Subsidiaries will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) any ABL Loan Documents, to the extent such amendment, restatement, supplement, modification or waiver would place restrictions on Parent or its Subsidiaries providing Collateral or Obligations Guarantees or would place restrictions on the payment, repayment or prepayment of any Obligations (other than, in each case, any such restrictions set forth in the ABL Credit Agreement as in effect on the date hereof), (b) the Senior Notes Indenture, the Convertible Notes Indenture, the Cook County Loan Agreement or the IFA Loan Agreement, in each case to the extent such amendment, restatement, supplement, modification or waiver would be materially adverse to the interests of the Lenders, (c) its Organizational Documents, in each case to the extent such amendment, restatement, supplement, modification or waiver would be materially adverse to the interests of the Lenders, or (d) any Master Intercompany Agreement, any Tax Allocation Agreement, the Support Agreement or the Parent Guarantee Agreement, in each case to the extent such amendment, restatement, supplement, modification or waiver is in a manner adverse in any material respect to the interests of Parent and its Restricted Subsidiaries, taken as a whole.

6.11. Conduct of Business; Corporate Separateness. (a) Neither Parent nor any of its Restricted Subsidiaries will engage in any business other than a Permitted Business; provided that no Credit Party owning any Collateral subject to any Certificate-of-Title Statute will make any change in the nature of its business such that such Credit Party (i) would cease to hold such Collateral (including used trucks, but excluding any such Collateral used by such Credit Party or its subsidiaries in the ordinary course of its operations) as Inventory held for sale or lease by such Credit Party or leased by such Credit Party as lessor, (ii) would no longer be “in the business of selling” Inventory of that kind for purposes of the applicability of UCC Section 9-311(d) or (iii) would engage in the business of leasing Inventory of that kind.

(b) Notwithstanding anything herein to the contrary, no IP Subsidiary will (i) engage in any business or activity other than the ownership of Intellectual Property and activities incidental thereto, including licensing of such Intellectual Property to Restricted Subsidiaries of Parent in the ordinary course of business as permitted by this Agreement, or (ii) own or acquire any assets (other than Intellectual Property, permitted licenses thereof, cash and Cash Equivalents) or incur any liabilities (other than Indebtedness under the Credit Documents, guarantees permitted by clause (i)(B) of the last sentence of Section 6.2, liabilities imposed by law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted business and activities).

(c) Neither Parent nor any of its Restricted Subsidiary shall cause or permit its management, business and affairs to be conducted in any manner, or otherwise take any action, that could reasonably be expected to result in such Person not being perceived as a legal entity separate and distinct from each of such other Persons or that otherwise could reasonably be expected to impair the corporate separateness of such Person.

6.12. Sales of Receivables. Neither Parent nor any of its Restricted Subsidiaries will, after the occurrence and during the continuance of a Receivables Trigger Event with respect to a counterparty under any Master Intercompany Agreement, sell, transfer, assign or otherwise dispose of any Receivables or other receivables or instruments to such counterparty under such Master Intercompany Agreement.

6.13. Designation of Designated Senior Debt. Neither Parent nor any of its Restricted Subsidiaries will designate any Indebtedness of Parent or any of its Restricted Subsidiaries as “Designated Senior Debt” (or any similar term) under and as defined in the Convertible Subordinated Notes Indenture or any other Indebtedness that is subordinated in right of payment to the Obligations or any Obligations Guarantee, other than (a) Indebtedness under the Senior Notes Indenture and any renewal, extension, refinancing or refunding thereof incurred pursuant to Section 6.2, (b) Indebtedness under the ABL Credit Agreement and any renewal, extension, refinancing or refunding thereof incurred pursuant to Section 6.2(c), 6.2(g) or 6.2(m) and (c) Indebtedness incurred and outstanding under Section 6.2(z).

6.14. Fiscal Year. Neither Parent nor any of its Restricted Subsidiaries will change its Fiscal Year to end on a date other than October 31.

SECTION 7. EVENTS OF DEFAULT

7.1. Events of Default. If any one or more of the following conditions or events (any such condition or event, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) to pay, within five Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder;

(b) Default in Other Agreements. (i) Failure by Parent or any Subsidiary, after giving effect to any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Hedge Agreement, being terminated prior to its stated termination date, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice (but after the lapse of any applicable grace periods), to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof prior to its stated termination date; provided that this clause (b) shall not apply to any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or to any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6.2;

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, 5.1(a), 5.1(b), 5.1(c), 5.2(a), 5.3 (with respect to Parent and the Borrower only), 5.13 or 6;

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect in any material respect as of the date made or deemed made;

(e) Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 7.1, and such failure shall not have been remedied within 30 days after the earlier of (i) an officer of any Credit Party becoming aware of such failure or (ii) receipt by Parent or the Borrower of notice from the Administrative Agent or any Lender of such failure;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent or any Subsidiary in an involuntary case under any Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent or any Subsidiary under any Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any Subsidiary, or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of Parent or any Subsidiary, and any such event described in this clause (ii) shall continue for 45 days without having been dismissed or discharged;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Parent or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any Subsidiary, or over all or a substantial part of its property (other than any liquidation permitted by Section 6.8(b)(iv)); or Parent or any Subsidiary shall make any assignment for the benefit of creditors; or Parent or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 7.1(g) or in Section 7.1(f);

(h) Judgments and Attachments. (i) One or more judgments for the payment of money in an aggregate amount of $50,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as such insurer is financially sound), shall be rendered against Parent, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Subsidiary to enforce any such judgment; or (ii) any judgment, injunction or other judicial order (other than any Excluded Matter) shall be rendered against Parent, any Subsidiary or any combination thereof that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment, injunction or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate have resulted in, or could reasonably be expected to have a Material Adverse Effect;

(j) Change of Control. A Change of Control shall occur; or

(k) Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a sale or other disposition of the applicable Collateral in a transaction permitted under the Credit Documents or (ii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents; this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (i) upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g) with respect to Parent or the Borrower, automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, upon notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (A) the Term Loan Commitments shall immediately terminate, (B) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, and (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents.

SECTION 8. AGENTS

8.1. Appointment of Agents. JPMorgan Chase Bank, N.A. is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes JPMorgan Chase Bank, N.A. to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 8, other than Sections 8.7 and 8.8(c), are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for Parent or any Subsidiary.

8.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

8.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or any other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by Parent, the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, confirmations of the amount of outstanding Loans or of the Weighted Average Yield.

(b) Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action

(including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 9.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for Parent and the Subsidiaries), accountants, insurance consultants, architects, engineers and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 9.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender reasonably in advance of such Credit Extension.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 8.3 and in Sections 8.6 and 9.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 8.3 and Sections 8.6 and 9.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d) Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agent or any of the co-agents, bookrunners or managers listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder, but all such Persons shall have the benefit of the exculpatory, indemnification and other provisions set forth in this Section 8 and in Sections 8.6 and 9.3 and shall have all of the rights and benefits of a third party beneficiary with respect thereto, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders. The exculpatory, indemnification and other provisions set forth in this Section 8 and in Sections 8.6 and 9.3 shall apply to any Affiliate or other Related Party of any Arranger or any Agent in connection with the arrangement and syndication of the credit facilities provided herein (including pursuant to Section 2.20 and 2.21) and any amendment, supplement or modification hereof or of any other Credit Document (including in connection with any Extension Offer), as well as activities as an Agent.

8.4. Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with Parent or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from Parent and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facilities provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

8.5. Lenders’ Representations, Warranties and Acknowledgments. (a) Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of Parent and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Refinancing Facility Agreement and funding its Loans on the Closing Date or by funding any Refinancing Term Loan, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date or as of the date of funding of such Refinancing Term Loans.

8.6. Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 8.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Term Loan Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Term Loan Commitments remained outstanding).

8.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 8.7, the Administrative Agent may resign at any time from its capacity as such. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 8.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor (which shall not be a Disqualified Lender) reasonably acceptable to the Borrower. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor (which shall not be a Disqualified Lender) reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by Parent and the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by Parent, the Borrower and such successor. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 8 and of Section 9.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

8.8. Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

(b) Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of setoff rights of any Lender or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i) When all Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and all Term Loan Commitments have terminated, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit Document.

(ii) If all the Capital Stock of any Guarantor Subsidiary held by Parent and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Guarantor Subsidiary shall cease to be a Subsidiary, such Guarantor Subsidiary shall, upon consummation of such sale or other disposition, automatically be discharged and released from its Obligations Guarantee and all security interests created by the Collateral Documents in Collateral owned by such Guarantor Subsidiary shall be automatically released, without any further action by any Secured

Party or any other Person. Upon any sale or other transfer by any Credit Party (other than to Parent or any Restricted Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person. In connection with any termination or release pursuant to this Section 8.8(c), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 8.8(c) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d) Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(e) Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Obligations Guarantees, to have agreed to the provisions of this Section 8 (including the authorization and the grant of the power of attorney pursuant to Section 8.8(a)) and all the other provisions of this Agreement relating to Collateral, any Obligations Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the availability of benefits of the Collateral and the Obligations Guarantee to any Secured Party that is not a party hereto is made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

8.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

8.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.5, 2.7, 2.13, 2.15, 2.16, 2.17, 9.2 and 9.3) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity, or to its Related Parties under the Credit Documents (including under Sections 9.2 and 9.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders or other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

8.11. Collateral Cooperation Agreement. (a) Each Secured Party hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party:

(i) on the Closing Date, the Collateral Cooperation Agreement; and

(ii) any documents relating thereto.

(b) Each Secured Party hereby irrevocably (i) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the Collateral Cooperation Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Collateral Cooperation Agreement, (ii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 8.11 or in accordance with the terms of the Collateral Cooperation Agreement and (iii) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of the Collateral Cooperation Agreement.

(c) Each Secured Party hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of Collateral Cooperation Agreement that the Borrower may from time to time request, in connection with the amendment, extension, renewal, refinancing or replacement of the ABL Credit Agreement, to give effect to any such amendment, extension, renewal, refinancing or replacement.

The Administrative Agent and the Collateral Agent shall have the benefit of the provisions of this Section 8 with respect to all actions taken by it pursuant to this Section 8.11 or in accordance with the terms of the Collateral Cooperation Agreement to the full extent thereof.

SECTION 9. MISCELLANEOUS

9.1. Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent or any Lender shall be given to such Person at its address as set forth on Schedule 9.1 or, in the case of any Lender, at its address (or fax number) set forth in its Administrative Questionnaire. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 9.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by facsimile (except for any notices or other communication given to the Administrative Agent or the Collateral Agent), courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (except that, if not sent during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent thereof appointed pursuant to Section 8.3(c) from time to time. Any party hereto may change its address (including fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b) Electronic Communications.

(i) Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any

Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent, Parent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants as to the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and their Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the

“Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to pay promptly (a) all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, expenses and other charges of one primary counsel (plus reasonably necessary local counsel)) incurred by any Agent, any Arranger or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letters, this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or any other document or matter requested by the Borrower, (b) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and (c) after the occurrence and during the continuance of a Default or an Event of Default, all costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Arranger or Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 9.2 shall be payable promptly after written demand therefor (which shall include documentation reasonably supporting such request).

9.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless each Agent (and each sub-agent thereof), Arranger, Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY

NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities (i) to the extent such Indemnified Liabilities have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or its directors, officers, employees or agents to the extent acting at the direction of such Indemnitee) or from a material breach in bad faith by such Indemnitee (or its directors, officers, employees or agents to the extent acting at the direction of such Indemnitee) of its agreements hereunder or (ii) to the extent arising out of any action, claim or proceeding not involving an act or omission of Parent, any Subsidiary or any of their respective Related Parties and that is brought by an Indemnitee against another Indemnitee (other than against any Agent in its capacity as such). All amounts due under this Section 9.3 shall be payable promptly after written demand therefor (which shall include documentation reasonably supporting such request).

(b) No Credit Party shall be liable for any settlement of any proceedings effected without the written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), provided that (i) if settled with Parent’s written consent or if there is a final judgment against an Indemnitee in any such proceedings, each Credit Party agrees to indemnify and hold harmless each Indemnitee from and against any and all Indemnified Liabilities by reason of such settlement or judgment in accordance with Section 9.3(a) and (ii) no such consent of Parent shall be required for, and an Indemnitee shall be entitled to indemnification in accordance with Section 9.3(a) with respect to, any such settlement in the event that (A) Parent or any other Credit Party was offered the ability to assume the defense of the proceedings that were the subject matter of such settlement and elected not to so assume or (B) such settlement is entered into more than 30 days after receipt by Parent of a request by such Indemnitee for reimbursement of its legal or other expenses incurred in connection with such proceedings and the Credit Parties shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement. No Credit Party shall, without the prior written consent of an Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (x) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee.

(c) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, Arranger or Lender or any Related Party of any of the foregoing on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) Each Credit Party agrees that no Agent, Arranger or Lender or Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except, subject to Section 9.3(c), in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent, Arranger or Lender (or its directors, officers or employees) in performing its obligations under this Agreement or any other Credit Document.

9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or accounts identified as payroll accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.5. Amendments and Waivers. (a) Requisite Lenders’ Consent. Except as provided in Sections 2.20, 2.21 and 8.11, none of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 9.5(b) and 9.5(c) and as otherwise provided in Sections 9.5(d) and 9.5(e), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by Parent, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (as determined by the Administrative Agent), so long as, in each case, (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. In addition to any consent required pursuant to Section 9.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i) increase any Term Loan Commitment or postpone the scheduled expiration date of any Term Loan Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Term Loan Commitment of any Lender);

(ii) extend the scheduled final maturity date of any Loan;

(iii) waive, reduce or postpone any scheduled amortization payment (but not any voluntary or mandatory prepayment) of any Loan;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee or any premium payable hereunder, or waive or postpone the time for payment of any such interest or fees or premiums;

(v) reduce the principal amount of any Loan;

(vi) waive, amend or otherwise modify any provision of this Section 9.5(b), Section 9.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 9.6(a));

(vii) amend the definition of the term “Requisite Lenders” or the term “Pro Rata Share”; provided that additional extensions of credit made pursuant to Sections 2.20 and 2.21 shall be included, and with the consent of the Requisite Lenders other additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Loans are included on the Closing Date; or

(viii) release all or substantially all of the Collateral from the Liens of the Collateral Documents, or all or substantially all of the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all of the Guarantors in respect of the Obligations Guarantee), in each case except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or any other sale or other disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or guaranteed thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.4 or 6.8 shall only require the consent of the Requisite Lenders);

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any waiver, amendment or other modification, or any consent, described in clauses (vi), (vii) and (viii).

(c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:

(i) (A) waive, amend or otherwise modify Section 2.12 or any other provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders of any Class differently than Lenders of any other Class, without the consent of Lenders representing a Majority in Interest of each affected Class, provided that the Requisite Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered, or (B) waive, amend or otherwise modify this Section 9.5(c)(i) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders of any Class or a Majority in Interest of Lenders of any Class is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder, in each case without the consent of each Lender of such Class or a Majority in Interest of the Lenders of such Class, as the case may be; provided that nothing in this Section 9.5(c)(i) shall be deemed to restrict the amendments contemplated by Sections 2.20 and 2.21; and

(ii) waive, amend or otherwise modify the rights or obligations of any Agent without the prior written consent of such Agent.

(d) Class Amendments. Notwithstanding anything to the contrary in Section 9.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class or Classes (but not Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by Parent, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e) Certain Authorizations. Notwithstanding anything herein to the contrary, the Administrative Agent and the Collateral Agent may, without the consent of any Secured Party, consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any Collateral Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(f) Requisite Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

9.6. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, nor any interest therein, may be assigned or delegated by any Credit Party (except, in the case of Parent or any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of Parent or such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 9.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Term Loan Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 9.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 9.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Loans. Notwithstanding anything in this Agreement to the contrary, the Loans and Term Loan Commitments are intended to be treated as registered obligations for tax purposes and the right, title and interest of the Lenders in and to the Loans and Term Loan Commitments shall be transferable only in accordance with the terms hereof. This Section 9.6(b) shall be construed so that the Loans and Term Loan Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Loans owing to it or other Obligations to:

(i) any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

(ii) any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” upon (i) the giving of notice to the Borrower and the Administrative Agent and (ii) except in the case of assignments made by or to any Arranger during the primary syndication of the credit facilities provided herein on the Closing Date, receipt of prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that:

(A) in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Term Loan Commitment or Loans of the assigning Lender subject thereto shall not be less than $1,000,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Term Loan Commitments or Loans of the applicable Class of the assigning Lender; and

(B) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Term Loan Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Term Loan Commitment or of the Loans owing to it, as the case may be, of any other Class.

(d) Mechanics. Assignments and transfers of Loans and Term Loan Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, (i) there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.17(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in connection with an assignment by or to any Arranger or any Affiliate thereof), and (ii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Non-Public Information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of any Refinancing Facility Agreement) or upon succeeding to an interest in the Term Loan Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Refinancing Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Term Loan Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to Parent, the Borrower or any Affiliate of any of the foregoing. It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 9.6(e) and in the applicable Assignment Agreement.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Term Loan Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Term Loan Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 9.8, and (iii) if any such assignment and transfer occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Term Loan Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 9.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Term Loan Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 9.5(b) that affects such participant or requires the approval of all the Lenders.

(iii) The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under Section 9.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17, with respect to any participation, than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any participant. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.14 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

9.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Arranger or Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Sections 2.15(c), 2.16, 2.17, 8, 9.2, 9.3 and 9.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

9.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, Arranger or Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, Arranger or Lender may have had notice or knowledge of such Default or Event of Default at the time.

9.10. Marshalling; Payments Set Aside. None of the Agents, the Arrangers or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, Arranger or Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, Arranger or Lender), or any Agent, Arranger or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12. Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT IN RESPECT OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

9.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF

THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17. Confidentiality. Each Agent and each Lender shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Parent and the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, (b) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.17 or other provisions at least as restrictive as this Section 9.17), (c) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from any Agent or any Lender, (d) to the CUSIP Service Bureau

or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) in customary “tombstone” or similar advertisements and (g) as required or requested by any Governmental Authority or by the NAIC or any other regulatory authority (including any self-regulatory organization having jurisdiction or claiming to have jurisdiction over such Agent or such Lender) or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or such Lender by such Governmental Authority) for disclosure of any Confidential Information prior to disclosure of thereof. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of Parent and the Subsidiaries obtained by such Agent or Lender under the terms of this Agreement. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

9.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

9.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

9.20. Effectiveness; Entire Agreement. Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter between or among any Credit Parties and any Agent or Arranger or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents, the Arrangers and their respective Related Parties are hereby released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

9.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

9.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.23. No Fiduciary Duty. Each Agent, each Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transactions or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NAVISTAR, INC.,

By:	/S/ JAMES M. MORAN
Name: James M. Moran
Title: Vice President and Treasurer

NAVISTAR INTERNATIONAL CORPORATION,

By:	/S/ JAMES M. MORAN
Name: James M. Moran
Title: Vice President and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the Collateral Agent and a Lender,

By:	/S/ RICHARD W. DUKER
Name: Richard W. Duker
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender,

By:	/S/ ANNA OSTROVSKY
Name: Anna Ostrovsky
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender,

By:	/S/ OTIS KU
Name: Otis Ku
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender,

By:	/S/ CHRISTOPHER REO DAY
Name: Christopher Reo Day
Title: Vice President

By:	/S/ RAHUL PARMAR
Name: Rahul Parmar
Title: Associate

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE 2.1

Tranche B Term Loan Commitments

Lender	Tranche B Term Loan Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$300,000,000.00	30.0%
Goldman Sachs Lending Partners LLC	$300,000,000.00	30.0%
Bank of America, N.A.	$200,000,000.00	20.0%
Credit Suisse AG, Cayman Islands Branch	$200,000,000.00	20.0%
Total	$1,000,000,000.00	100%

SCHEDULE 9.1

Notice Addresses

NAVISTAR, INC.

Attention:
Facsimile:
E-mail:

NAVISTAR INTERNATIONAL CORPORATION

Attention:
Facsimile:
Email:

in each case, with a copy to:

Attention:
Facsimile:
E-mail:

JPMORGAN CHASE BANK, N.A.,

Administrative Agent’s Principal Office and as Lender:

JPMorgan Chase Bank, N.A.

Agency Group

500 Stanton Christiana Road

Ops 2, Floor 3

Newark, Delaware 19173

Attention of Shanida Littlejohn (Fax No. (302) 634-4250)

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 27th Floor

New York, New York 10179

Attention of Richard Duker (Fax No. (212) 270-5100)

EXHIBIT A TO

THE CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified below and the Assignee identified below. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below, (a) the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor in its capacity as a Lender under the Credit Agreement against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the Transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Is the Assignee a Lender/an Affiliate of a Lender/a Related Fund? Yes: ☐ No: ☐ Specify if “Yes”.

4.	Is the Assignee a “Disqualified Lender”? Yes: ☐ No:
If “Yes”, then no assignment to such Assignee may be made pursuant to the terms of the Credit Agreement.

5.	Borrower: Navistar, Inc., a Delaware corporation (the “Borrower”).

6.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement.

Exhibit A to Credit Agreement

7.	Credit Agreement: Credit Agreement dated as of August 17, 2012, among the Borrower, Navistar International Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

8.	Assigned Interest:

Facility Assigned	Aggregate Amount of Tranche B Term Loans for all Lenders	Amount of Tranche B Term Loans Assigned[1]	Percentage Assigned of Tranche B Term Loans[2]
Tranche B Term Loans	$	$	%

[ ][3]	$	$	%

Assignment Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH DATE SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

9.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:	with a copy to:

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

[1]

In the case of partial assignments, the amount of Tranche B Term Loans assigned shall not be less than $1,000,000 (other than in the case of assignments of Tranche B Term Loans to any Lender, any Affiliate of any Lender or any Related Fund, which are not subject to a minimum assignment amount requirement).

[2]	Set forth, to at least 9 decimals, as a percentage of the Tranche B Term Loans of all Lenders thereunder.
[3]	In the event any new Class of Loans is established under Section 2.20 or 2.21, refer to the Class of Loans assigned.

Exhibit A to Credit Agreement

2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][1] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. See Section 9.6(c)(ii).

Annex 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1.	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document, or any collateral thereunder, (iii) the financial condition of Parent, the Subsidiaries or any other Affiliate of Parent or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Parent, the Subsidiaries or any other Affiliate of Parent or any other Person of any of their respective obligations under any Credit Document.

1.2.	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee under the Credit Agreement, (iii) it has experience and expertise in the making of or investing in commitments or loans such as the Assigned Interest, as the case may be, (iv) it will acquire the Assigned Interest for its own account in the ordinary course and without a view to distribution of the Assigned Interest within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of Section 9.6 of the Credit Agreement, the disposition of the Assigned Interest or any interests therein shall at all times remain within its exclusive control), (v) it is not a Disqualified Lender, (vi) it shall not provide any information obtained by it in its capacity as Lender to Parent, the Borrower or any Affiliate of any of the foregoing, (vii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (viii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (ix) attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (x) if it shall

Annex 1 to Exhibit A

not be a Lender, attached to this Assignment is an Administrative Questionnaire required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts that have accrued from and after the Assignment Effective Date.

3.	General Provisions. This Assignment shall be binding upon the parties hereto and their respective successors and assigns permitted in accordance with the Credit Agreement and shall inure to the benefit of the parties hereto and their respective successors and assigns. The fee required to be paid by Section 9.6(d) of the Credit Agreement has been paid in full in cash. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

Annex 1 to Exhibit A

2

EXHIBIT B TO

THE CREDIT AGREEMENT

CLOSING DATE CERTIFICATE

[DATE]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am a [            ] of Navistar International Corporation, a Delaware corporation (“Parent”).

2. I have reviewed the terms of the Credit Agreement dated as of August 17, 2012 (the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Parent, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the Credit Documents referred to therein and in my opinion I have made such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

3. Based upon my review and examination described in paragraph 2 above, I certify, in my capacity as a [        ] of Parent and not in my individual capacity, that:

(a) the representations and warranties of each Credit Party set forth in the Credit Documents are true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date;

(b) no Default or Event of Default has occurred and is continuing or would result from any Credit Extension made by a Lender on the date hereof;

(c) immediately after giving effect to the Transactions, none of Parent or any Restricted Subsidiary has outstanding any Indebtedness (other than Indebtedness with a principal amount not in excess of $50,000,000 individually), Preferred Stock or preference Capital Stock, other than (i) Indebtedness incurred under the Credit Documents, (ii) Indebtedness under the ABL Loan Documents, (iii) the Convertible Subordinated Notes, (iv) the Senior Notes, (v) Indebtedness under the Cook County Loan Agreement, (vi) Indebtedness under the IFA Loan Agreement, (vii) Indebtedness of Parent or any Restricted Subsidiary owing to Parent or any Restricted Subsidiary, (viii) the Convertible Junior Preference Stock, Series D, of Parent, (ix) the Nonconvertible Junior Preference Stock, Series B, of Parent and (x) the Indebtedness set forth on Schedule 3.1(d) of the Credit Agreement;

(d) the Collateral and Guarantee Requirement has been satisfied, except as to matters identified in the Post-Closing Letter Agreement; and

Exhibit B to the Credit Agreement

(e) there exists no pending or threatened litigation or proceeding that involve the Credit Documents or the financing contemplated by the Credit Agreement.

The foregoing certifications are made and delivered as of the date first written above.

NAVISTAR INTERNATIONAL CORPORATION,

By:
Name:
Title: [ ]

Exhibit B to the Credit Agreement

2

EXHIBIT C TO

THE CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement dated as of August 17, 2012 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation, Navistar International Corporation, a Delaware corporation (“Parent”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned hereby certifies as follows:

1. I am a [        ]1 of Parent.

2. [The audited consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the Fiscal Year ended [        ], setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, together with (a) a report and opinion of KPMG LLP2 required by, and in compliance with, Section 5.1(a)(i) of the Credit Agreement and (b) information historically presented in Exhibit 99.1 of Parent’s Annual Report on Form 10-K have been filed by Parent with the SEC and are available on the website of the SEC at http://www.sec.gov.] [or] [Attached as Schedule I hereto are the audited consolidated financial statements required by Section 5.1(a) of the Credit Agreement as of the end of and for the Fiscal Year ended [            ], setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, together with (a) a report and opinion of KPMG LLP required by, and in compliance with, Section 5.1(a)(i) of the Credit Agreement and (b) information historically presented in Exhibit 99.1 of Parent’s Annual Report on Form 10-K.]

[or]

[The consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the Fiscal Quarter ended [        ], setting forth in each case in comparative form, as applicable, the corresponding figures for the corresponding Fiscal Quarter of the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, have been filed by Parent with the SEC and are available on the website of the SEC at http://www.sec.gov.] [or] [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.1(b) of the Credit Agreement as of the end of and for the Fiscal Quarter ended [            ].] Such financial statements fairly present, in all material respects, the consolidated financial position of Parent and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of Parent and the Subsidiaries for the periods indicated, in each case in accordance with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.

[1]	Needs to be capacity specified in the definition of the term “Financial Officer”.
[2]	Or other independent registered public accounting firm of national recognized standing.

Exhibit C to Credit Agreement

3. Enclosed with this Compliance Certificate is a completed Supplemental Collateral Questionnaire required by Section 5.1(e) of the Credit Agreement.

4. [Enclosed with this Compliance Certificate is a report delivered pursuant to Section 5.1(i) of the Credit Agreement that summarizes the property damage, machinery breakdown, business interruption and liability insurance coverage (specifying type, amount and carrier) in effect for Parent and each Restricted Subsidiary.]3

5. I have reviewed the definition of “Certificate-of-Title Statute” and I have made, or have caused to be made under my supervision, a review in reasonable detail of the business conducted by each of the Credit Parties. Based on the foregoing examination, none of the Credit Parties is engaged in the business of leasing any goods that are subject to any Certificate-of-Title Statute and that are of the same kind as any Collateral.

6. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Parent and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no actual knowledge of, the existence of any event or condition that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action that Parent has taken, is taking or proposes to take with respect to each such event or condition.

The foregoing certifications are made and delivered on [            ], 20[        ] pursuant to Section 5.1(c) of the Credit Agreement.

[3]

To be enclosed with each Compliance Certificate delivered in connection with the delivery of the consolidated financial statements of Parent and the Subsidiaries pursuant to Section 5.1(a) of the Credit Agreement (but not Section 5.1(b) of the Credit Agreement).

Exhibit C to Credit Agreement

2

This Compliance Certificate is being signed by the undersigned in [his][her] capacity as a [            ] of Parent and not in [his][her] individual capacity.

NAVISTAR INTERNATIONAL CORPORATION

By:
Name:
Title:

Exhibit C to Credit Agreement

EXHIBIT D TO

THE CREDIT AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement dated as of August 17, 2012 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Navistar International Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.6 of the Credit Agreement, the Borrower hereby [irrevocably]1 notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

1.	Type of existing Borrowing to which this request applies[2]:

2.	Principal amount of existing Borrowing to be converted/continued[3]:

3.	Type and principal amount of each new Borrowing resulting from the requested conversion/continuation[4]:

4.	Interest Period of each new Borrowing resulting from the requested conversion/continuation (if applicable)[5]:

5.	Effective date of election:

[1]	Applicable only if a conversion to or continuation of a Eurodollar Rate Borrowing and only on or after the Interest Rate Determination Date.
[2]	If a Eurodollar Rate Borrowing, specify last day of current Interest Period.
[3]	If different options are being elected with respect to different portions of the existing Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing.
[4]	Base Rate Borrowing or Eurodollar Rate Borrowing. If different options are being elected with respect to different portions of the existing Borrowing, specify type for each resulting new Borrowing.
[5]

Applicable only if the resulting Borrowing is to be a Eurodollar Rate Borrowing, and subject to the definition of “Interest Period”. If different options are being elected with respect to different portions of the existing Borrowing, specify for each resulting Borrowing.

Exhibit D to Credit Agreement

Date: [ ], 201[ ]	NAVISTAR, INC.

By:
Name:
Title: [Authorized Officer]

Exhibit D to Credit Agreement

EXHIBIT E TO

THE CREDIT AGREEMENT

FUNDING NOTICE

Reference is made to the Credit Agreement dated as of August 17, 2012 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Navistar International Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.1 of the Credit Agreement, the Borrower desires that Lenders make the following Tranche B Term Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [            ], 201[ ] (the “Credit Date”):

Tranche B Term Loans

☐ Base Rate Loans:	$[ , , ]

☐ Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

The Borrower hereby certifies that:

(a) the representations and warranties of each Credit Party set forth in the Credit Documents are true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Credit Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty was so true and correct on and as of such earlier date; and

(b) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Date: [ ], 2012	NAVISTAR, INC.

By:
Name:
Title: [Authorized Officer]

Exhibit E to Credit Agreement

EXHIBIT F TO

THE CREDIT AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

August 17, 2012,

among

NAVISTAR INTERNATIONAL CORPORATION,

NAVISTAR, INC.,

CERTAIN OTHER SUBSIDIARIES PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Exhibit F to Credit Agreement

Exhibit F to Credit Agreement

Exhibit F to Credit Agreement

Schedules

Schedule I	Subsidiary Credit Parties
Schedule II	Pledged Capital Stock; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Patent and Trademark Security Agreement
Exhibit III	Form of Copyright Security Agreement

Exhibit F to Credit Agreement

GUARANTEE AND COLLATERAL AGREEMENT dated as of August 17, 2012 (this “Agreement”), among NAVISTAR, INC., a Delaware corporation (the “Borrower”), NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (“Parent”), certain other SUBSIDIARIES from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Collateral Agent.

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Parent, the Lenders from time to time party thereto and JPMCB, as Administrative Agent and Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Credit Parties (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. (a) Terms defined in the Credit Agreement are used herein as defined therein, provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Sections 1.2 and 1.3 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral” has the meaning assigned to the term “Collateral” as defined in, and as supplemented by the designation of additional “Designated Parts Locations” for such “Collateral” and additional “Pledged Accounts” in accordance with the terms of, the ABL Security Agreement, as in effect on the date hereof, but (a) excluding therefrom any assets that, under the terms of the ABL Security Agreement as in effect on the date hereof or as amended from time to time, are expressly stated to be excluded from, or no longer included in, the definition of such term, but only upon such assets ceasing to constitute “Collateral” as so defined, and (b) disregarding in the definition thereof any reference to any Proceeds (other than insurance proceeds and products thereof and, solely to the extent such Proceeds are in the form of assets of the Borrower set forth in clauses (a)(i) through (a)(vi) of Article II of the ABL Security Agreement, as in effect on the date hereof, other Proceeds thereof).

Exhibit F to Credit Agreement

“ABL Pledged Accounts” has the meaning assigned to the term “Pledged Accounts” as defined in, and as supplemented by the designation of additional “Pledged Accounts” in accordance with the terms of, the ABL Security Agreement, as in effect on the date hereof.

“ABL Representative” has the meaning assigned to such term in the Collateral Cooperation Agreement, and shall include any Person appointed by such ABL Representative as its agent or sub-agent.

“ABL Secured Parties” has the meaning assigned to such term in the Collateral Cooperation Agreement.

“ABL Security Agreement” means the Amended and Restated Security Agreement dated as of the date hereof, between the Borrower and the ABL Representative.

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning set forth in the preamble hereto.

“Article 9 Collateral” has the meaning set forth in Section 4.01.

“Borrower” has the meaning set forth in the preamble hereto.

“Classes” has the meaning set forth in Section 7.17.

“Collateral” means Article 9 Collateral and Pledged Collateral (and, for the avoidance of doubt, if, to the extent and for so long as any asset constitutes an Excluded Asset, does not include such Excluded Asset).

“Collateral Questionnaire” means the Collateral Questionnaire dated the Closing Date delivered by Parent and the Borrower to the Administrative Agent pursuant to Section 3.1(e) of the Credit Agreement.

“Contributing Party” has the meaning set forth in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

Exhibit F to Credit Agreement

2

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office or any similar office in any other country, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule III.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Credit Parties” means Parent and the Subsidiary Credit Parties.

“Excluded Asset” means (a) the Excluded Capital Stock (including any Shy Restricted Capital Stock); (b) any Shy Restricted Indebtedness; (c) any Shy Restricted Property Asset and any other real property (other than Material Real Estate Assets); (d) any ABL Collateral, but only if, to the extent and for so long as the ABL Representative (for the benefit of the ABL Secured Parties) shall have a legal, valid and perfected security interest in such ABL Collateral in accordance with applicable law; (e) any lease, license, contract or agreement that relates to a Health-Care Insurance Receivable or a General Intangible and to which a Grantor is a party or any of its rights or interests thereunder if, to the extent and for so long as the grant of the Security Interest therein would constitute or result in the unenforceability of any right, title or interest of any Grantor in, or a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement (other than to the extent that any term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), provided that, to the extent severable, any portion of such lease, license, contract or agreement that does not result in any of the consequences specified above, including any Proceeds of such lease, license, contract or agreement, shall not constitute an Excluded Asset; (f) any Excluded Promissory Note; (g) any asset if, to the extent and for so long as the Security Interest may not be granted therein as a matter of applicable law; (h) motor vehicles and other assets subject to certificates of title, except to the extent perfection of the Security Interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code of such jurisdiction; (i) any fixed or capital asset subject to a Lien securing a Capitalized Lease Obligation of any Grantor or any Purchase-Money Collateral (other than Inventory) subject to a Lien securing any Purchase-Money Obligation of any Grantor (in each case, only if such Capitalized Lease Obligation or such Purchase–Money Obligation, and such Lien, are each permitted under the Credit Agreement), in each case, if, to the extent and for so long as the grant of the Security Interest on such fixed or capital assets or such Purchase-Money Collateral would constitute or result in a breach of, or a default under, the definitive documentation creating such Liens; (j) any “intent to use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent that the grant of the Security Interest would invalidate such trademark application; (k) the Excluded Deposit Accounts; (l) any deferred Taxes, prepaid expenses and good will, as such terms are defined under GAAP; and (m) any asset if, to the extent and for so long as the Collateral Agent, in consultation with Parent, determines such asset to be an “Excluded Asset” hereunder on the basis that the cost of creating or perfecting pledges or security interests in such asset is excessive in

Exhibit F to Credit Agreement

3

view of the benefits to be obtained by the Secured Parties therefrom; provided that “Excluded Assets” shall not include any Proceeds, products, substitutions or replacements of an Excluded Asset (unless such Proceeds, products, substitutions or replacements would otherwise constitute an Excluded Asset).

“Excluded Capital Stock” has the meaning set forth in Section 3.01.

“Excluded Deposit Accounts” means (a) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, taxes and similar expenses, (b) any deposit account or securities account the funds or financial assets in which consist solely of funds held by any Credit Party in a bona fide trust for any director, officer or employee of Parent or any Subsidiary or any employee benefit plan maintained by Parent or any Subsidiary and (c) the ABL Pledged Accounts.

“Excluded Promissory Notes” has the meaning set forth in Section 3.01.

“Federal Securities Laws” has the meaning set forth in Section 5.04.

“Grantors” means Parent, the Borrower and each Guarantor Subsidiary.

“Guarantors” means Parent and each Guarantor Subsidiary.

“Guarantor Subsidiary” means each Subsidiary (other than the Borrower) party hereto (including any such Subsidiary becoming a party hereto after the Closing Date pursuant to a Supplement).

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Security Agreements” has the meaning set forth in Section 4.02(b).

“JPMCB” has the meaning set forth in the preamble hereto.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule III.

“MIA Receivables” means any Accounts, Chattel Paper, Documents, Investment Property, Instruments, Payment Intangibles, Letter-of-Credit Rights and any other rights or claims to receive money generated from the sale of Article 9 Collateral and related assets sold pursuant to, and in accordance with, the terms of any Master Intercompany Agreement.

Exhibit F to Credit Agreement

4

“Navistar Canada” means Navistar Canada, Inc., an Ontario corporation.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under the Credit Agreement and each of the other Credit Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of Parent and the Borrower under or pursuant to the Credit Agreement and each of the other Credit Documents and (c) the due and punctual payment and performance of all the obligations of Parent and each Guarantor Subsidiary, in each case under or pursuant to this Agreement and each of the other Credit Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Parent” has the meaning set forth in the preamble hereto.

“Part” means an accessory, appurtenance or part of a vehicle (including trucks, buses and RVs), chassis, trailer or engine, or other Good, in each case, that is to be installed, used or attached, is capable of being installed, used or attached, or intended to be installed, used or attached at a later time, on or in a vehicle (including trucks, buses and RVs), chassis, trailer or engine (including, without limitation, engines, engine parts, electrical components, cabs, kits for engine repair, brakes, turbochargers, suspension parts, transmissions, axles, drivelines, and replacement parts); provided that Parts does not include vehicles (including trucks, buses and RVs), chassis or trailers themselves.

“Parts Inventory” has the meaning assigned to the term “Parts Inventory” as defined in the ABL Security Agreement, as in effect on the date hereof.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent now or hereafter owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

Exhibit F to Credit Agreement

5

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for letters patent of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Capital Stock” has the meaning set forth in Section 3.01.

“Pledged Collateral” has the meaning set forth in Section 3.01.

“Pledged Debt Securities” has the meaning set forth in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Restricted Pledge” means a pledge of all or substantially all of the assets of Parent and the Subsidiaries on a consolidated basis or the Borrower and its Subsidiaries on a consolidated basis, all within the meaning of Article III, clause G(6) of the Restated Certificate of Incorporation of Parent, as such clause is in effect on the Closing Date.

“Secured Parties” means (a) the Lenders, (b) the Agents (including former Agents, as applicable), (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document, (d) each other Person to whom any Obligation is owed and (e) the successors and permitted assigns of each of the foregoing.

“Security Interest” has the meaning set forth in Section 4.01(a).

“Shy Restricted Assets” means the Shy Restricted Capital Stock, the Shy Restricted Indebtedness and the Shy Restricted Property Assets.

“Shy Restricted Capital Stock” means shares of capital stock in any Shy Restricted Subsidiary owned by Parent or a Shy Restricted Subsidiary.

“Shy Restricted Indebtedness” means indebtedness for borrowed money issued by any Shy Restricted Subsidiary and owned by Parent or any Shy Restricted Subsidiary.

Exhibit F to Credit Agreement

6

“Shy Restricted Property Assets” means any real property or fixtures constituting a Shy Principal Property (as such definition is in effect on the Closing Date on the basis of the Shy Settlement Agreement as in effect on the Closing Date).

“Shy Restricted Subsidiary” means a “Restricted Subsidiary” as defined in the Shy Settlement Agreement as in effect on the Closing Date.

“Subsidiary Credit Parties” means (a) the Subsidiaries identified on Schedule I (including the Borrower) and (b) each other Subsidiary that becomes a party to this Agreement after the Closing Date in accordance with the terms of the Credit Agreement.

“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form mutually agreed upon by the Collateral Agent and the Borrower.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule III.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations (other than, in the case of any Subsidiary Credit Party, any Obligations of Parent). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Obligation. Each Guarantor waives, to the extent permitted by applicable law, presentment to, demand of payment from and protest to the Borrower or any other Credit Party of any of the Obligations, and also waives, to the extent permitted by applicable law, notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

Exhibit F to Credit Agreement

7

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives, to the extent permitted by applicable law, any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower, any other Credit Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations (other than, in the case of any guarantee by any Subsidiary Credit Party, any Obligations of Parent), whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for termination or release of a Guarantor’s obligations hereunder as provided in Section 7.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation (other than as set forth in Section 7.18), impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for any of the Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations (it being understood and agreed that if any payment in cash shall have been made by the Credit Parties in respect of any Obligations, then, subject to Section 2.04, the amount of the Obligations outstanding and guaranteed hereunder shall be reduced to the extent of the amount of such payment)). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

Exhibit F to Credit Agreement

8

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Credit Party, other than the payment in full in cash of all the Obligations (it being understood and agreed that if any payment in cash shall have been made by the Credit Parties in respect of any Obligations, then, subject to Section 2.04, the amount of the Obligations outstanding and guaranteed hereunder shall be reduced to the extent of the amount of such payment). The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Credit Party or exercise any other right or remedy available to them against the Borrower or any other Credit Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Credit Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Credit Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Credit Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation (other than, in the case of any Subsidiary Credit Party, if such unpaid Obligation is an Obligation of Parent). Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Exhibit F to Credit Agreement

9

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations (other than, in the case of pledges and security interests granted by any Subsidiary Credit Party, any Obligation of Parent), each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the shares of Capital Stock now owned or at any time hereafter acquired by such Grantor, including those set forth opposite the name of such Grantor on Schedule II, and (ii) all certificates and any other instruments representing all such Capital Stock (collectively, the “Pledged Capital Stock”), provided that the Pledged Capital Stock shall not include (A) subject to clause (F) below, more than 65% of the issued and outstanding voting Capital Stock of any CFC or any CFC Holding Company or any certificate or any other instrument representing the portion of such issued and outstanding voting Capital Stock that is so excluded, (B) any Shy Restricted Capital Stock or any certificate or any other instrument representing any Shy Restricted Capital Stock, (C) any Capital Stock in any Person that is not a wholly owned Subsidiary or any certificate or any other instrument representing any such Capital Stock if, for so long as and to the extent its Organizational Documents or any related joint venture, shareholders’ or similar agreement prohibits or restricts such pledge without the consent of any Person other than Parent or a Subsidiary of Parent, (D) any Capital Stock in any Unrestricted Subsidiary that is a Captive Insurance Company or any certificate or any other instrument representing any such Capital Stock, (E) any Capital Stock in any Unrestricted Subsidiary or any certificate or any other instrument representing any such Capital Stock if, for so long as and to the extent the pledge of such Capital Stock is prohibited or restricted under the definitive agreements or instruments governing Indebtedness (other than any Indebtedness owing to Parent or an Affiliate of Parent) of such Person existing on the Closing Date, (F) any Capital Stock in Navistar Canada or any certificate or any other instrument representing any such Capital Stock and (G) any Capital Stock in any Person set forth in Schedule 1.1(a) of the Credit Agreement or any certificate or any other instrument representing any such Capital Stock (the Capital Stock and all certificates or other instruments representing such Capital Stock so excluded under clause (A) through (G) above being collectively referred to herein as the “Excluded Capital Stock”); (b)(i) the debt securities (other than any Shy Restricted Indebtedness) now owned or at any time hereafter acquired by such Grantor, including those listed opposite the name of such Grantor on Schedule II, and (ii) the promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”), provided that Pledged Debt Securities shall not include any promissory note owned by any Grantor (and all the obligors under which are Persons other than Parent or any of its Subsidiaries) if, to the extent and for so long as such promissory note contains a transfer provision restricting the creation of a security interest therein or requiring the

Exhibit F to Credit Agreement

10

consent of the obligor or obligors thereunder to the creation of such security interest (other than to the extent that any such provision or requirement would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity) (the promissory notes so excluded are collectively referred to herein as the “Excluded Promissory Notes”); (c) all other property evidencing such Pledged Capital Stock or such Pledged Debt Securities that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01 and Section 3.02; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”). For the avoidance doubt, if, to the extent and for so long as any asset constitutes an Excluded Asset, Pledged Collateral, Pledged Capital Stock and Pledged Debt Securities shall not include any such Excluded Asset (and all representations hereunder with respect to Pledged Collateral, Pledged Capital Stock and Pledged Debt Securities (or, in each case, any portion thereof) and all covenants hereunder (other than those set forth in Section 7.16) to deliver, provide notice with respect to or take any other action with respect to Pledged Collateral, Pledged Capital Stock and Pledged Debt Securities (or, in each case, any portion thereof) shall not apply to any asset if, to the extent and for so long as such asset constitutes an Excluded Asset).

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities (other than promissory notes and other evidences of Indebtedness of any Person in a principal amount of less than $2,500,000) (i) promptly after the date hereof, in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (ii) promptly after the acquisition thereof (and, in any event, as required under the Credit Agreement), in the case of any such Pledged Securities acquired by such Grantor after the date hereof.

(b) Each Grantor will cause all Indebtedness for borrowed money (other than any Shy Restricted Indebtedness) owed to such Grantor by Parent, the Borrower or any other Subsidiary to be evidenced by the Intercompany Note that is delivered to the Collateral Agent.

(c) Upon delivery to the Collateral Agent, any Pledged Collateral shall be accompanied by undated stock powers or other undated instruments of transfer duly executed by the applicable Grantor in blank or such other instruments and documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities after the date hereof shall be accompanied by a supplement to Schedule II describing such Pledged Securities, provided that failure to deliver such supplement shall not affect the validity of the pledge of any Pledged Securities.

Exhibit F to Credit Agreement

11

SECTION 3.03. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, as of the Closing Date that:

(a) Schedule II sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of (i) all the Pledged Capital Stock owned by such Grantor and the percentage of the issued and outstanding units of each class of the Capital Stock of the issuer thereof represented by the Pledged Capital Stock owned by such Grantor and (ii) all the Pledged Debt Securities (other than promissory notes and other evidences of Indebtedness of any Person constituting Collateral in a principal amount of less than $2,500,000) owned by such Grantor;

(b) the Pledged Capital Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Capital Stock, are fully paid and nonassessable (if applicable) and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than Parent, the Borrower or any other Subsidiary, are made to the knowledge of the Grantors;

(c) each of the Grantors has the organizational power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done;

(d) no consent or approval of any Governmental Authority, any securities exchange or any other Person is or will be required for the validity of the pledge of the Pledged Collateral effected hereby (other than such as have been obtained and are in full force and effect), except to the extent that failure to obtain such consent or approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) by virtue of the execution and delivery by the Grantors and the Collateral Agent of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement and when the Uniform Commercial Code financing statements prepared by the Collateral Agent based upon the information provided by the Grantors are duly filed (and applicable fees paid), the Collateral Agent will obtain a legal, valid and perfected first priority (subject to Liens permitted under the Credit Agreement) lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations (other than, in the case of any such Pledged Securities of any Subsidiary Credit Party, any Obligation of Parent) under the laws of the United States.

Exhibit F to Credit Agreement

12

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that to the extent any interest in any limited liability company or limited partnership controlled now or in the future by any Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be promptly certificated and shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prompt written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

SECTION 3.05. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing and the Collateral Agent has given the Grantors five Business Days’ prior written notice of its intent to exercise its right to so hold the Pledged Securities, in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent). Each Grantor will promptly give to the Collateral Agent copies of any material written notices received by it with respect to Pledged Securities registered in the name of such Grantor. If an Event of Default shall have occurred and be continuing, after the Collateral Agent has given five Business Days’ prior written notice to the Grantors, the Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided five Business Days’ prior written notice to the Grantors that their rights under this Section 3.06 are being suspended prior to suspending such rights:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Credit Documents, provided that such rights and powers shall not be exercised in any manner that would violate this Agreement or any other Credit Document;

(ii) the Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and

Exhibit F to Credit Agreement

13

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Capital Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral (except if, to the extent and for so long as such noncash dividend, interest, principal or other distribution constitutes an Excluded Asset) and, if received by any Grantor and required to be delivered to the Collateral Agent hereunder, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Collateral Agent and the other Secured Parties and shall be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section shall be held for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsements, stock powers or other instruments of transfer reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section, and the obligations of the Collateral Agent under

Exhibit F to Credit Agreement

14

paragraph (a)(ii) of this Section, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Requisite Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, all rights vested in the Collateral Agent pursuant to this paragraph shall cease, and the Grantors shall have the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section shall be in effect.

(d) Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights or powers (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations (other than, in the case of Security Interests granted by any Subsidiary Credit Party, any Obligation of Parent), each Grantor hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, or to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Money and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles, including all Intellectual Property;

(vii) all Instruments;

Exhibit F to Credit Agreement

15

(viii) all Inventory;

(ix) all other Goods;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims specifically described on Schedule IV, as such schedule may be supplemented from time to time (it being understood that such Schedule IV shall be deemed supplemented by any reference to any Commercial Tort Claim (and the description thereof) contained in a Supplement Collateral Questionnaire delivered pursuant to Section 5.1(e) of the Credit Agreement, in the same form as such reference and description are set forth on such Supplemental Collateral Questionnaire).

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything herein to the contrary, if, to the extent and for so long as any asset or property is an Excluded Asset, the Security Interest granted under this Section shall not attach to, and Article 9 Collateral shall not include, such asset (it being understood that (A) the Security Interest shall immediately attach to, and Article 9 Collateral shall immediately include, any such asset (or any portion thereof) upon such asset (or such portion thereof) ceasing to be an Excluded Asset) and (B) all representations hereunder with respect to Article 9 Collateral (or any portion thereof) and all covenants hereunder (other than those set forth in Section 7.16) to deliver, provide notice with respect to or take any other action with respect to Article 9 Collateral (or any portion thereof) shall not apply to any asset or property if, to the extent and for so long as such asset or property constitutes an Excluded Asset).

Notwithstanding the foregoing or anything herein to the contrary, automatically upon the sale of any Receivables and related assets, if any, pursuant to a Master Intercompany Agreement, the Security Interests in such Receivables and related assets, if any, granted hereunder shall be immediately released and such sold Receivables and related assets, if any, shall not be part of the Article 9 Collateral or the Collateral, provided that such release shall not be in derogation or limitation of any rights in any other Article 9 Collateral, including Article 9 Collateral described in clause (a)(i) above (and such release shall be deemed to be in exchange for Article 9 Collateral described in clause (a)(i) above).

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral by any description which

Exhibit F to Credit Agreement

16

the Collateral Agent determines reasonably approximates the description contained in this Agreement and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c) The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Each Grantor has good and valid rights in or title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest, (i) except for (A) minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (B) Liens permitted by Section 6.1 of the Credit Agreement and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has full organizational power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain such consent or approval could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Collateral Questionnaire has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Collateral Questionnaire for filing in each governmental, municipal or other office specified in Schedules 2A and 2B to the Collateral Questionnaire (or specified by notice from Parent and the Borrower to the

Exhibit F to Credit Agreement

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Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.9, 5.10 or 5.11 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions. A Patent and Trademark Security Agreement substantially in the form of Exhibit II hereto, and a Copyright Security Agreement substantially in the form of Exhibit III hereto (such agreements being collectively referred to herein as the “Intellectual Property Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of United States registered Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights or exclusive Copyright Licenses, as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of Patents, Trademarks, Copyrights and exclusive Copyright Licenses in which a security interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks, Copyrights and exclusive Copyright Licenses (or registration or recordation or application for registration or recordation thereof) acquired or developed after the Closing Date and filing of Uniform Commercial Code financing statements).

(c) The Security Interest constitutes a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens permitted under Section 6.1 of the Credit Agreement that have priority as a matter of law.

(d) Schedule III sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of (i) all Patents that have been granted by the United States Patent and Trademark Office, (ii) all Copyrights that have been registered with the United States Copyright Office, (iii) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending, and (iv) all exclusive Copyright Licenses under which such Grantor is a licensee, in each case truly and completely specifying the name of the registered owner, title, type or mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee and licensor.

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(e) Schedule IV sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $2,500,000, including a summary description of such claim.

SECTION 4.03. Covenants. (a) Each Grantor shall, at its own expense, take any and all actions commercially reasonably necessary to defend title to the Article 9 Collateral against all Persons, except (i) with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business or (ii) to the extent not required under the Credit Agreement, and to defend the Security Interest of the Collateral Agent in Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.1 of the Credit Agreement.

(b) Subject to the terms of the Credit Documents, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing and recording of any financing statements (including fixture filings) or other documents in connection herewith or therewith. Each Grantor will provide to the Collateral Agent, from time to time promptly following reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created pursuant to this Agreement.

(c) Subject to the limitation on inspection rights and reimbursement obligations in the Credit Agreement (including Section 5.6(b) thereof), the Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants (provided that the applicable Grantor shall be given the opportunity to be present during any discussions between the Collateral Agent (or any of its agents) and such Grantor’s independent accountants) and to verify under reasonable procedures, in accordance with Section 5.6 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third party, by contacting, after the occurrence and during the continuance of an Event of Default and five Business Days’ prior written notice to the Grantors, Account Debtors or the third party possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral

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Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party (it being acknowledged that such Secured Party may be subject to confidentiality obligations with respect to such information, including pursuant to Section 9.17 of the Credit Agreement).

(d) At its option, the Collateral Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Credit Documents and within a reasonable amount of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent promptly following written demand for any payment made or any out-of-pocket expenses incurred by the Collateral Agent pursuant to the foregoing authorization to the extent such expenses are reimbursable under the Credit Agreement, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Credit Documents.

(e) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance in accordance with and subject to the limitations set forth in Section 9.3 of the Credit Agreement.

(f) None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral in violation of the provisions of this Agreement and the other Credit Documents.

(g) None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon during the continuance of an Event of Default, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices or otherwise permitted by the Credit Agreement.

(h) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to their assets in accordance with the requirements set forth in Section 5.8 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and

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lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, with five Business Days’ prior written notice to the Grantors, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, promptly following written demand (including documentation reasonably supporting such request), by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(i) Notwithstanding anything to the contrary herein, no Grantor shall be required to file or record this Agreement, any Intellectual Property Security Agreement or any memorandum thereof or any instrument, financing statement, agreement or any other document necessary to perfect the Security Interest and the rights and remedies created hereby with any Governmental Authority outside of the United States.

SECTION 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper included in Article 9 Collateral (other than any Instrument or Tangible Chattel Paper, in each case with a face amount of less than $2,500,000 individually), such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record,” as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, and such interest is included in Article 9 Collateral and valued at $2,500,000 or more, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under Section 9-105 of the New York UCC of such Electronic Chattel Paper or control under Section 201

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of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and such Grantor and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the New York UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(c) Deposit Accounts. Subject to the Post-Closing Letter Agreement, for each Deposit Account that any Grantor at any time opens or maintains, such Grantor shall promptly thereafter cause the depositary bank to agree to comply with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor, pursuant to an agreement reasonably satisfactory to the Collateral Agent. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor unless an Event of Default has occurred and is continuing or, after giving effect to any withdrawal would occur. The provisions of this paragraph shall not apply to (i) any Deposit Account for which any Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein, (ii) unless otherwise reasonably requested by the Collateral Agent, Deposit Accounts for which the Collateral Agent is the depository bank, (iii) the Excluded Deposit Accounts and (iv) Deposit Accounts the daily balance in which does not at any time exceed $5,000,000 in the aggregate for all such accounts.

(d) Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities included in Pledged Collateral or Article 9 Collateral, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. If any securities included in Pledged Collateral or Article 9 Collateral now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent and such Grantor, either promptly (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to

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become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property (in each case, included in Pledged Collateral or Article 9 Collateral) now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either promptly (i) cause such securities intermediary or commodity intermediary, as the case may be, to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements or to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, as the case may be, in each case without further consent of any Grantor, such nominee, or any other Person, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. The provisions of this paragraph shall not apply to Financial Assets or other Investment Property credited to securities accounts for which the Collateral Agent is the securities intermediary, unless otherwise reasonably requested by the Collateral Agent.

(e) Letter-of-Credit Rights. In the event any Supplemental Collateral Questionnaire delivered pursuant to Section 5.1(e) of the Credit Agreement or any Supplement shall set forth any Letter-of-Credit Right with a face amount of $2,500,000 or more and that is included in Article 9 Collateral and is not a Supporting Obligation with respect to any of the Collateral, the applicable Credit Party, at the request and option of the Collateral Agent, shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent and such Grantor, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) use commercially reasonable efforts to arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Except as otherwise determined in its reasonable business judgment, each

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Grantor agrees that it will use commercially reasonable efforts not to do any act or omit to do any act whereby any Patent included in Article 9 Collateral and material to the conduct of the business of Parent, the Borrower and the other Subsidiaries may become invalidated or dedicated to the public (except as a result of expiration of such Patent at the end of its statutory term), and agrees that it shall continue to mark any products covered by any such Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Except as otherwise determined in its reasonable business judgment, each Grantor will use commercially reasonable efforts, for each Trademark included in Article 9 Collateral and material to the conduct of the business of Parent, the Borrower and the other Subsidiaries, (i) to maintain such Trademark in full force free from any valid claim of abandonment or invalidity for non-use, (ii) to maintain the quality of products and services offered under such Trademark, (iii) if registered, to display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) to not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights to the extent such use could reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise determined in its reasonable business judgment, each Grantor will, for each work covered by a Copyright included in Article 9 Collateral and material to the conduct of the business of Parent, the Borrower and the other Subsidiaries, use commercially reasonable efforts to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Within 45 days after the end of each Fiscal Quarter, each Grantor shall notify the Collateral Agent of (i) any Patent, Trademark or Copyright included in Article 9 Collateral and material to the conduct of the business of Parent, the Borrower and the other Subsidiaries that may have become abandoned, lost or dedicated to the public and (ii) any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright its right to register the same or its right to keep and maintain the same.

(e) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, upon request of the Collateral Agent, use its reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

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ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of tangible Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to such Grantor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law, provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such

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time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition. For purposes hereof, a written binding agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

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FIRST, to the payment of all costs and expenses incurred by the Administrative Agent, the Collateral Agent, any Arranger and any other Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Credit Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document, in each case to the extent reimbursable under the Credit Agreement;

SECOND, to the payment in full of all the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all such Intellectual Property and the right to sue for infringement of such Intellectual Property. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a

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question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment in respect of any Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor (other than the Borrower) shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part any Obligation, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value and the fair market value of the assets so sold.

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SECTION 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Collateral Document to satisfy any Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value and the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.13, the date of the supplement hereto executed and delivered by such Guarantor or Grantor); provided that in the event the Claiming Party shall be Parent, none of the Subsidiary Credit Parties shall have any obligation to indemnify Parent pursuant to this paragraph. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of all the Obligations. No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Credit Party (other than the Borrower) shall be given to it in care of Parent in the manner provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, Collateral Agent or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or

Exhibit F to Credit Agreement

29

discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, Collateral Agent, any Arranger or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.5 of the Credit Agreement; provided that the Collateral Agent may without the consent of any Secured Party consent to a departure by any Credit Party from any covenant of such Credit Party set forth herein or in any other Collateral Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

(c) This Agreement shall be construed as a separate agreement with respect to each Credit Party and may be amended, modified, supplemented, waived or released with respect to any Credit Party without the approval of any other Credit Party and without affecting the obligations of any other Credit Party hereunder.

SECTION 7.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The Guarantors and Grantors jointly and severally agree to reimburse the Collateral Agent for its fees and expenses incurred hereunder as provided in Section 9.2 of the Credit Agreement and with the same force and effect as if such Guarantors and Grantors were parties to the Credit Agreement.

(b) The Guarantors and Grantors that are not a party to the Credit Agreement, jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Sections 9.3(a) and 9.3(b) of the Credit Agreement and with the same force and effect as if such Guarantors and Grantors were parties to the Credit Agreement.

(c) Any amounts payable as provided in paragraph (a) or (b) of this Section shall be additional Obligations secured hereby and by the other Collateral Documents. All amounts due under paragraph (a) or (b) of this Section shall be payable promptly after written demand therefor (which shall include documentation reasonably supporting such request in reasonable detail).

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30

(d) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, Arranger or Lender or any Related Party of any of the foregoing on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) Each Credit Party agrees that no Agent, Arranger or Lender or Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except, subject to Section 7.03(d), in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent, Arranger or Lender (or its directors, officers or employees) in performing its obligations under this Agreement or any other Credit Document.

SECTION 7.04. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by each Agent, the Arrangers and the Lenders and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by or on behalf of any Agent, any Arranger, any Lender or any other Person and notwithstanding that any Agent, any Arranger, any Lender or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Credit Documents, the repayment of the Loans or the termination of this Agreement or any provision hereof.

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31

SECTION 7.05. Counterparts; Effectiveness; Successors and Assigns. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Credit Party when a counterpart hereof executed on behalf of such Credit Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Credit Party and the Collateral Agent and their respective successors and permitted assigns, and shall inure to the benefit of such Credit Party, the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any attempted assignment or transfer by any Credit Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.07. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or accounts identified as payroll accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Collateral Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 7.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN

Exhibit F to Credit Agreement

32

ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of Parent, the Borrower and each other Subsidiary Credit Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that any Agent, any Arranger or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against Parent, the Borrower or any other Subsidiary Credit Party or any of its properties in the courts of any jurisdiction.

(c) Each of the Credit Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the Credit Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement or any other Credit Document to serve process in any other manner permitted by law.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT

Exhibit F to Credit Agreement

33

AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.11. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Credit Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations or (d) any other circumstance (except for the payment of Obligations by such Credit Party) that might otherwise constitute a defense available to, or a discharge of, any Credit Party in respect of the Obligations or this Agreement.

SECTION 7.12. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate and be automatically released when all the Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement.

(b) The Guarantees made herein, the Security Interest and all other security interests granted hereby shall also terminate and be automatically released at the time or times and in the manner set forth in Section 8.8 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release and shall promptly deliver any Pledged Collateral in the Collateral Agent’s possession that is subject to such release. Any execution and delivery of documents by the Collateral Agent pursuant to this Section shall be without recourse to or warranty by the Collateral Agent.

Exhibit F to Credit Agreement

34

SECTION 7.13. Additional Subsidiaries. Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the Closing Date are required to enter in this Agreement after the Closing Date. Upon the execution and delivery by the Collateral Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Credit Party, a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Credit Party, except to the extent that such consent is obtained prior to such execution. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Credit Party as a party to this Agreement.

SECTION 7.14. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and, only upon the occurrence and during the continuance of an Event of Default, taking any action and executing any instrument that the Collateral Agent may deem necessary for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable, and coupled with an interest, until the termination of the Guarantees made hereunder, the Security Interest and all other security interests granted hereby or the release of such Grantor from its obligations hereunder, in each case in accordance with Section 7.12. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor: (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) after giving five Business Days’ prior written notice to such Grantor, to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) after giving five Business Days’ prior written notice to such Grantor, to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) after giving five Business Days’ prior written notice to such Grantor, to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own (or their Related Parties’) gross negligence or wilful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

Exhibit F to Credit Agreement

35

SECTION 7.15. Certain Acknowledgments and Agreements. Each Subsidiary Credit Party not a party to the Credit Agreement hereby acknowledges the agreements of the Credit Parties set forth in the Credit Agreement (including in Section 2.17 of the Credit Agreement) and agrees to be bound by such agreements with the same force and effect, and to the same extent, as if such Subsidiary Credit Party were a party to the Credit Agreement.

SECTION 7.16. ABL Collateral. (a) ABL Pledged Accounts. The Borrower represents and covenants that (i) other than as may result from inadvertent mistakes, no ABL Pledged Account will, at any time, contain on deposit therein or credited thereto any funds or financial assets (including Investment Property, cash and Cash Equivalents) other than (A) insurance proceeds constituting ABL Collateral, (B) any cash or Cash Equivalents constituting Proceeds of any sale or other disposition of any Parts Inventory and (C) Proceeds of the assets of the Borrower referred to in clauses (a)(ii) and (a)(iii) of Article II of the ABL Security Agreement, as in effect on the date hereof, and (ii) neither the Borrower nor any other Person authorized by the Borrower (other than the ABL Representative or the applicable depositary bank) shall make any withdrawal or transfer from (or give any entitlement order resulting in any such withdrawal or transfer) any ABL Pledged Account except if funds or financial assets so withdrawn or transferred are applied to satisfy obligations under the ABL Credit Agreement or are deposited in or credited to a Deposit Account or Securities Account that is subject to a perfected security interest of the Collateral Agent pursuant to the Credit Documents (it being understood that, after such deposit or credit, the Borrower or any other Person authorized by the Borrower may make withdrawals or transfers of such funds or financial assets in accordance with the terms of the Credit Documents). The Borrower shall not designate any Deposit Account or Securities Account as a “Pledged Account” under the ABL Security Agreement unless the Borrower shall have provided prior or contemporaneous written notice of such designation to the Collateral Agent, accompanied by a certificate of an Authorized Officer of the Borrower certifying that such Deposit Account or Securities Account, as the case may be, complies and will continue to comply with the requirements of this paragraph.

(b) Designated Parts Locations. The Borrower represents and covenants that (i) no parts distribution center owned or leased by the Borrower that is a “Designated Parts Location” under the ABL Security Agreement (including any such additional location designated in accordance with the ABL Security Agreement) contains any Inventory of any other Person or any Inventory of the Borrower and (ii) no storage facility, third party processor or third party logistics provider location that is a “Designated Parts Location” under the ABL Security Agreement (including any such additional location designated in accordance with the ABL Security Agreement) contains any Inventory of the Borrower, in each case other than Parts of the Borrower intended to be sold by the Borrower in its aftermarket parts services business and other Inventory that is immaterial in view of the Inventory of the Borrower otherwise held at such “Designated Parts Location”. The Borrower shall not designate any additional location

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as a “Designated Parts Location” under the ABL Security Agreement unless the Borrower shall have provided prior or contemporaneous written notice of such designation to the Collateral Agent, accompanied by a certificate of an Authorized Officer of the Borrower certifying that such location, as the case may be, complies and will continue to comply with the requirements of this paragraph.

SECTION 7.17. Collateral Modification. The creation of the security interest in the assets identified in Sections 3.01 and 4.01, and the creation of the Liens of the other Collateral Documents on the assets identified in the granting clauses of such documents, are believed by Parent, based on (a) the familiarity of members of its management with such assets and the industry in which Parent and the Subsidiaries operate, (b) information developed and analysis conducted by members of such management in connection with the financing transactions contemplated hereby and (c) the advice of Morris, Nichols, Arsht & Tunnell LLP, not to constitute a Restricted Pledge. If, contrary to the intent and understanding of Parent and the other parties hereto, the creation of the security interest in and such other Liens on such assets would, but for this sentence, constitute a Restricted Pledge, then, notwithstanding any other provision of this Agreement or any other Collateral Document, assets of the following classes (“Classes”) will be excluded from the Collateral in the order set forth below; provided that (i) only such Classes of assets will be excluded, and within each applicable Class only such assets will be excluded, as shall be strictly necessary in order that the security interest created hereunder and the Liens of the other Collateral Documents shall not constitute a Restricted Pledge, and (ii) if fewer than all the assets within a Class shall be required to be excluded, the assets excluded shall be identified in the ascending order of their individual fair values on the date hereof (or, in the case of any asset acquired or created by a Grantor after the date hereof, on the date on which such asset shall have been acquired or created), commencing with the assets with the lowest fair values:

FIRST, the Class consisting of any assets identified in Sections 3.01 and 4.01 or in the granting clauses of the other Collateral Documents in which the security interest or other Liens of the Collateral Agent have not been perfected in accordance with applicable law, but only, as to each such asset, to the extent and for so long as the security interest or such other Liens in such asset have not been so perfected;

SECOND, the Class consisting of Capital Stock issued by any Subsidiary that is a Subsidiary Credit Party; and

THIRD, the Class consisting of used Equipment at manufacturing plants of Parent and the Subsidiary Credit Parties.

SECTION 7.18. Certain Restrictions. It is understood and agreed that (a) the terms Pledged Collateral, Article 9 Collateral and Collateral do not and shall not include any Shy Restricted Assets, in each case whether owned on the date hereof or thereafter acquired, (b) the Lien and security interest created hereunder or under any other Credit Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, do not and shall not attach to any Shy Restricted Assets, in each case whether

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owned on the date hereof or thereafter acquired, and (c) no Subsidiary of Parent guarantees, or shall be deemed to have guaranteed, the payment of any Indebtedness (as defined in the Senior Notes Indenture) of Parent pursuant to the terms of this Agreement or any other Credit Document. Without limiting the foregoing, it is further understood and agreed that during the term of this Agreement, the specific assets that comprise Shy Restricted Assets may change, but that the provisions of the immediately preceding sentence will apply notwithstanding any such change.

[Signature Pages Follow]

Exhibit F to Credit Agreement

38

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NAVISTAR INTERNATIONAL CORPORATION,

by

Name:
Title:

NAVISTAR, INC.,

by

Name:
Title:

Exhibit F to Credit Agreement

[GUARANTOR SUBSIDIARY]
by

Name:
Title:

Exhibit F to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by
Name:
Title:

Exhibit F to Credit Agreement

SCHEDULE I

Subsidiary Credit Parties

Exhibit F to Credit Agreement

SCHEDULE II

Pledged Capital Stock

Credit Party	Issuer	Type of Organization	Number of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

Pledged Debt Securities

Obligee/Creditor	Obligor/Debtor	Type	Amount

Exhibit F to Credit Agreement

SCHEDULE III

U.S. Copyright Registrations1

Registered Owner	Title	Registration Number	Expiration Date

U.S. Copyright Applications2

Registered Owner	Title	Application Number	Date Filed

U.S. Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

[1]	List in numerical order by Registration No.
[2]	List in numerical order by Application No.

Exhibit F to Credit Agreement

U.S. Patent Registrations1

Registered Owner	Title of Patent	Country	Type	Registration Number	Issue Date	Expiration Date

U.S. Patent Applications2

Registered Owner	Title of Patent	Country	Type	Application Number	Date Filed

[1]	List in numerical order by Registration No.
[2]	List in numerical order by Application No.

Exhibit F to Credit Agreement

U.S. Trademark Registrations1

Registered Owner	Mark	Country	Application Number	Registration Number	Registration Date	Expiration Date

U.S. Trademark Applications

Registered Owner	Mark	Country	Application No.	Filing Date

[1]	List in numerical order by Registration No.

Exhibit F to Credit Agreement

SCHEDULE IV

Commercial Tort Claims

Plaintiff	Defendant	Description

Exhibit F to Credit Agreement

Exhibit I to

Guarantee and Collateral Agreement

SUPPLEMENT NO.             dated as of [ ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Navistar International Corporation, a Delaware corporation (“Parent”), NAVISTAR, INC., a Delaware corporation (the “Borrower”), the other Subsidiaries from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Collateral Agent.

A. Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent, the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Sections 1.2 and 1.3 of the Credit Agreement also apply to this Supplement, mutatis mutandis.

C. The Guarantors and Grantors have entered into the Collateral Agreement in order to induce the Lenders to make extensions of credit to the Borrower under the Credit Agreement. Section 7.13 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Credit Parties under the Collateral Agreement by the execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Credit Party under the Collateral Agreement in order to induce the Lenders to make additional extensions of credit under the Credit Agreement and as consideration for such extensions of credit previously made and continuing to be outstanding.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Credit Party, a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct (i) in the case of representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof, except in the case of any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is so true and correct (subject to clauses (i) and (ii)

Exhibit F to Credit Agreement

above) on and as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment or performance, as the case may be, in full of the Obligations (other than, in the case of security interests granted by any Subsidiary Credit Party, any Obligation of Parent), does hereby grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of the New Subsidiary’s right, title and interest in, to and under the Collateral of the New Subsidiary. Each reference to a “Credit Party,” “Subsidiary Credit Party,” “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement (including, for the avoidance of doubt, Section 7.18 thereof) is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) Schedule I sets forth, as of the date hereof, the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office, (b) Schedule II sets forth, as of the date hereof, a true and complete list of (i) all the Pledged Capital Stock owned by the New Subsidiary and the percentage of the issued and outstanding units of each class of the Capital Stock of the issuer thereof represented by the Pledged Capital Stock owned by the New Subsidiary and (ii) all the Pledged Debt Securities owned by the New Subsidiary and (c) Schedule III sets forth, as of the date hereof, a true and complete list of (i) all Copyrights that have been registered with the United States Copyright Office and that are owned by the New Subsidiary, (ii) all exclusive Copyright Licenses under which the New Subsidiary is a licensee, (iii) all Patents that have been granted by the United States Patent and Trademark Office and that are owned by the New Subsidiary and (iv) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and that, in each case, are owned by the New Subsidiary, in each case truly and completely specifying the name of the registered owner, title, type or mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee and

Exhibit F to Credit Agreement

2

licensor, (d) Schedule IV sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a complaint or counterclaim has been filed by the New Subsidiary seeking damages in an reasonably estimated to exceed $2,500,000, including a summary description of such claim, and (e) Schedule V sets forth, as of the date hereof, each Letter-of-Credit Right with a face amount of $2,500,000 or more and that is not a Supporting Obligation with respect to any of the Collateral and that is owned by the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. This Supplement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 7. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent in accordance with the terms of Section 9.2 of the Credit Agreement.

[Signature Pages Follow]

Exhibit F to Credit Agreement

3

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by
Name:
Title:

Exhibit F to Credit Agreement

SCHEDULE I

Name	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if any)	Federal Taxpayer Identification Number (if any)	Chief Executive Office Address (including county)

Exhibit F to Credit Agreement

SCHEDULE II

Pledged Capital Stock

Credit Party	Issuer	Type of Organization	Number of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

Pledged Debt Securities

Obligee/Creditor	Obligor/Debtor	Type	Amount

Exhibit F to Credit Agreement

SCHEDULE III

U.S. Copyright Registrations1

Registered Owner	Title	Registration Number	Expiration Date

U.S. Copyright Applications2

Registered Owner	Title	Application Number	Date Filed

U.S. Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

[1]	List in numerical order by Registration No.
[2]	List in numerical order by Application No.

Exhibit F to Credit Agreement

U.S. Patent Registrations1

Registered Owner	Title of Patent	Country	Type	Registration Number	Issue Date	Expiration Date

U.S. Patent Applications2

Registered Owner	Title of Patent	Country	Type	Application Number	Date Filed

[1]	List in numerical order by Registration No.
[2]	List in numerical order by Application No.

Exhibit F to Credit Agreement

U.S. Trademark Registrations10

Registered Owner	Mark	Country	Application Number	Registration Number	Registration Date	Expiration Date

U.S. Trademark Applications

Registered Owner	Mark	Country	Application No.	Filing Date

[1][0]	List in numerical order by Registration No.

Exhibit F to Credit Agreement

SCHEDULE IV

Commercial Tort Claims

Credit Party/Plaintiff	Defendant	Description

Exhibit F to Credit Agreement

SCHEDULE V

Letter-of-Credit Rights

L/C Number	Issuing Bank	Beneficiary	Purpose	Issue Date	Expiration Date	Face Value

Exhibit F to Credit Agreement

Exhibit II to

Guarantee and Collateral Agreement

[FORM OF] PATENT AND TRADEMARK SECURITY AGREEMENT dated as of [            ] (this “Agreement”), among NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (“Parent”), NAVISTAR, INC., a Delaware corporation (the “Borrower”), the other Subsidiary Credit Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Collateral Agent.

Reference is made to (a) the Credit Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent, the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent and the Collateral Agent, and (b) the Guarantee and Collateral Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Parent, the Borrower, certain other Subsidiaries from time to time party thereto and JPMCB, as Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Parent and the Subsidiary Credit Parties party hereto (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Sections 1.2 and 1.3 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations (other than, in the case of security interests granted by any Subsidiary Credit Party, any Obligation of Parent), each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “U.S. Patent and Trademark Collateral”):

(a) (i) all letters patent of the United States of America, all registrations and recordings thereof, and all applications for letters patent of the United States of America, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule I,

Exhibit F to Credit Agreement

and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein; and

(b) all U.S. trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States of America, and all extensions or renewals thereof, including those listed on Schedule II.

Notwithstanding anything herein to the contrary, if, to the extent and for so long as any of the foregoing is an Excluded Asset, the security interest granted under this Section shall not attach to, and U.S. Patent and Trademark Collateral shall not include, such asset (it being understood that the security interest shall immediately attach to, and U.S. Patent and Trademark Collateral shall immediately include, any such asset (or any portion thereof) upon such asset (or such portion thereof) ceasing to be an Excluded Asset).

SECTION 3. Collateral Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the U.S. Patent and Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein (including, for the avoidance of doubt, Section 7.18 thereof). In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern and control in all respects.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5. Termination. The security interests granted in this Agreement shall be terminated and released in accordance with Section 7.12 of the Collateral Agreement.

[Signature Pages Follow]

Exhibit F to Credit Agreement

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NAVISTAR INTERNATIONAL CORPORATION,

by
Name:
Title:

NAVISTAR, INC.,

by
Name:
Title:

[NAME OF GRANTOR],

by
Name:
Title:

Exhibit F to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by
Name:
Title:

Exhibit F to Credit Agreement

SCHEDULE I

U.S. Patent Registrations1

Registered Owner	Title of Patent	Country	Type	Registration Number	Issue Date	Expiration Date

U.S. Patent Applications2

Registered Owner	Title of Patent	Country	Type	Application Number	Date Filed

[1]	List in numerical order by Registration No.
[2]	List in numerical order by Application No.

Exhibit F to Credit Agreement

SCHEDULE II

U.S. Trademark Registrations1

Registered Owner	Mark	Country	Application Number	Registration Number	Registration Date	Expiration Date

U.S. Trademark Applications

Registered Owner	Mark	Country	Application No.	Filing Date

[1]	List in numerical order by Registration No.

Exhibit F to Credit Agreement

Exhibit III to

Guarantee and Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [            ] (this “Agreement”), among NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (“Parent”), NAVISTAR, INC., a Delaware corporation (the “Borrower”), the other Subsidiary Credit Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Collateral Agent.

Reference is made to (a) the Credit Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent, the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent and Collateral Agent, and (b) the Guarantee and Collateral Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Parent, the Borrower, certain other Subsidiaries from time to time party thereto and JPMCB, as Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Parent and the Subsidiary Credit Parties party hereto (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Sections 1.2 and 1.3 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations (other than, in the case of security interests granted by any Subsidiary Credit Party, any obligation of Parent), each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “U.S. Copyright Collateral”):

(a) (i) all copyright rights in any work subject to the copyright laws of the United States of America, whether as author, assignee, transferee or otherwise, and (ii) all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations, recordings and applications in the United States Copyright Office, including those listed on Schedule I; and

Exhibit F to Credit Agreement

(b) all exclusive Copyright Licenses under which any Grantor is a licensee, including those listed on Schedule I.

Notwithstanding anything herein to the contrary, if, to the extent and for so long as any of the foregoing is an Excluded Asset, the security interest granted under this Section shall not attach to, and U.S. Copyright Collateral shall not include, such asset (it being understood that the security interest shall immediately attach to, and U.S. Copyright Collateral shall immediately include, any such asset (or any portion thereof) upon such asset (or such portion thereof) ceasing to be an Excluded Asset).

SECTION 3. Collateral Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the U.S. Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein (including, for the avoidance of doubt, Section 7.18 thereof). In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern and control in all respects.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5. Termination. The security interests granted in this Agreement shall be terminated and released in accordance with Section 7.12 of the Collateral Agreement.

[Signature Pages Follow]

Exhibit F to Credit Agreement

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NAVISTAR INTERNATIONAL CORPORATION,

by
Name:
Title:

NAVISTAR, INC.,

by
Name:
Title:

[NAME OF GRANTOR],

by
Name:
Title:

Exhibit F to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by
Name:
Title:

Exhibit F to Credit Agreement

SCHEDULE I

U.S. Copyright Registrations14

Registered Owner	Title	Registration Number	Expiration Date

U.S. Copyright Applications[1][5]

Registered Owner	Title	Application Number	Date Filed

U.S. Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

[14]	List in numerical order by Registration No.
[15]	List in numerical order by Application No.

Exhibit F to Credit Agreement

EXHIBIT G TO

THE CREDIT AGREEMENT

INTERCOMPANY NOTE

August 17, 2012

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other Person listed on the signature pages hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other Person listed below that is a Credit Party (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Indebtedness (other than any Shy Restricted Indebtedness) owed by such Payor to such Payee. Each Payor promises also to pay interest on the unpaid principal amount of all such Indebtedness in like money at said location from the date that such Indebtedness was incurred until it is paid in full at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Capitalized terms used in this Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them in that certain Credit Agreement dated as of August 17, 2012 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Navistar International Corporation, a Delaware corporation (“Parent”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

This Note is subject to the terms of the Credit Agreement, and shall be pledged by each Payee that is a Credit Party to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Credit Documents as security for the payment or performance, as the case may be, in full of the Obligations, to the extent required pursuant to the terms thereof (it being acknowledged that this Note does not evidence any Shy Restricted Indebtedness and no Shy Restricted Indebtedness is being pledged as a result of this Note notwithstanding the above-referenced pledge of this Note itself). Each Payee hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default and following five Business Days’ prior written notice from the Collateral Agent, (a) the Collateral Agent may exercise any and all rights of any Credit Party with respect to this Note and (b) upon demand of the Collateral Agent pursuant to the terms and conditions of the Credit Documents, all amounts evidenced by this Note that are owed by any Payor to any Credit Party shall become immediately due and payable, without presentment, demand, protest or notice of any kind (it being understood that the Collateral Agent may make any such demand for all or any subset of the amounts owing to such Credit Party as evidenced hereby and upon any or all Payors obligated to such Credit Party, all without the consent or permission of any Payor or Payee). Each Payor also hereby acknowledges and agrees that this Note constitutes notice of collateral assignment, pursuant to the relevant Credit Documents, of the Indebtedness and all other amounts evidenced by this Note and further acknowledges the receipt of such notice of collateral assignment.

Exhibit G to Credit Agreement

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, in respect of any Payor owing any amounts evidenced by this Note to any Credit Party, or in respect of all or a substantial part of any such Payor’s property, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, in each case except to the extent any of the foregoing is permitted by the Credit Agreement, all amounts evidenced by this Note owing by such Payor to any and all Credit Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Each Payee is hereby authorized to record all loans and advances (other than any Shy Restricted Indebtedness) made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any such Payee to so record any such information in accordance with this paragraph shall not affect any such Payor’s obligations hereunder.

Each Payor hereby waives diligence (to the extent permitted by applicable law), presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without setoff, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Subsidiaries of Parent may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby.

THIS NOTE AND ALL INDEBTEDNESS EVIDENCED HEREBY IS SUBJECT TO THE SUBORDINATION PROVISIONS OF THE INTERCOMPANY SUBORDINATION AGREEMENT DATED AS OF AUGUST 17, 2012 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE

Exhibit G to Credit Agreement

“INTERCOMPANY SUBORDINATION AGREEMENT”), AMONG PARENT, THE BORROWER, THE RESTRICTED SUBSIDIARIES AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER THE PRINCIPAL OF NOR THE INTEREST ON, NOR ANY OTHER AMOUNTS PAYABLE IN RESPECT OF, ANY INDEBTEDNESS CREATED OR EVIDENCED BY THIS NOTE SHALL BE PAID OR PAYABLE, EXCEPT TO THE EXTENT PERMITTED UNDER THE CREDIT AGREEMENT AND THE INTERCOMPANY SUBORDINATION AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE WITH THE SAME FORCE AND EFFECT AS IF FULLY SET FORTH HEREIN.

If (a) any Subsidiary (other than the Borrower or any Guarantor Subsidiary) of Parent is designated to be an Unrestricted Subsidiary in accordance with the Credit Agreement or (b) all the Capital Stock of any Subsidiary of Parent party hereto held by Parent and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by the Credit Agreement, and as a result of such sale or other disposition such Subsidiary shall cease to be a Subsidiary of Parent, then, in each case, all Indebtedness in respect of which such Subsidiary is a Payor or a Payee shall automatically cease to be evidenced by this Note.

This Note evidences all Indebtedness (other than any Shy Restricted Indebtedness) of Parent, the Borrower and each other Subsidiary that is owing to any Credit Party, whether or not any such Indebtedness is also evidenced by any other promissory note, and supersedes all such other promissory notes (including those set forth on Exhibit A attached hereto) executed prior to the date hereof (but shall not constitute a novation, extinguishment or substitution of any of the obligations thereunder). In the event of a conflict between the terms of any such promissory note and the provisions of this Note, the provisions of this Note shall control, and such promissory note shall be deemed modified to the extent hereof.

Exhibit G to Credit Agreement

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[ ]

By:
Name:
Title:

Exhibit G to Credit Agreement

EXHIBIT A

Superseded Promissory Notes

Amended and Restated Subordinated Promissory Note dated as of May 31, 2007, as amended, in the original principal amount of $493,122,000, by Navistar, Inc. (formerly known as International Truck and Engine Corporation) in favor of Navistar International Corporation.

Intercompany Loan Agreement effective as of July 1, 1993, by Navistar International Corporation in favor of Navistar, Inc. (formerly known as International Truck and Engine Corporation).

Intercompany Account and Settlement Agreement dated as of January 31, 2006, by and between Navistar, Inc. (formerly known as International Truck and Engine Corporation) and International Truck and Engine Corporation Canada.

Intercompany Account and Settlement Agreement dated as of March 2, 2006, by and between Navistar, Inc. (formerly known as International Truck and Engine Corporation) and Camiones y Motores International de Mexico, S.A. de C.V.

Intercompany Loan Agreement effective as of October 19, 2011, as amended, by International Industria Automotiva da America do Sul Ldta in favor of Navistar, Inc.

Promissory Note dated as of February 28, 2011, by Pure Power Technologies, LLC in favor of Indianapolis Casting Corporation, in the principal amount of $9,371,000.

Exhibit G to Credit Agreement

EXHIBIT H TO

THE CREDIT AGREEMENT

INTERCOMPANY SUBORDINATION AGREEMENT dated as of August 17, 2012 (this “Agreement”), among NAVISTAR, INC., a Delaware corporation (the “Borrower”), NAVISTAR INTERNATIONAL CORPORATION, a Delaware corporation (“Parent”), the other Intercompany Lenders and Intercompany Debtors (each as defined below) from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Collateral Agent.

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Parent, the Lenders party thereto from time to time and JPMCB, as Administrative Agent and Collateral Agent.

The Credit Agreement provides that Indebtedness owning by a Credit Party to Parent or any Restricted Subsidiary of Parent shall be subordinated in right of payment to the Obligations. For purposes of this Agreement, (a) “Intercompany Indebtedness” means any Indebtedness owed by any Credit Party to Parent or any Restricted Subsidiary of Parent, together with all interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the principal of such Indebtedness and all other monetary obligations of any Credit Party arising from or in respect of such Indebtedness, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) each of the Credit Parties, in its capacity as an obligor in respect of any Intercompany Indebtedness, is referred to herein as an “Intercompany Debtor”, (c) each of Parent and the Restricted Subsidiaries, in its capacity as an obligee in respect of any Intercompany Indebtedness, is referred to herein as an “Intercompany Lender” and (d) the Lenders, the Agents (including former Agents, as applicable) and the other Secured Parties are sometimes collectively referred to as “Senior Lenders”.

The Lenders have agreed to extend credit to the Borrower, and to permit the Credit Parties to incur Intercompany Indebtedness, subject to the terms and conditions set forth in the Credit Agreement. Parent and the Restricted Subsidiaries are required to execute and deliver this Agreement pursuant to the terms of the Credit Agreement. In accordance with the Credit Agreement, each of the parties hereto desires to enter into this Agreement in order to subordinate, on the terms set forth herein, its rights, as an Intercompany Lender, to payment under any Intercompany Indebtedness to the prior payment in full in cash of the Obligations (other than contingent obligations as to which no claim has been made). Parent and the Restricted Subsidiaries (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

1. Definitions and Construction. Terms defined in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, are used herein (including the preliminary statements hereto) as defined therein. The rules of construction specified in Section 1.3 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

2. Subordination. (a) Each Intercompany Lender hereby agrees that all its right, title and interest in, to and under any Intercompany Indebtedness owed by any Intercompany Debtor shall be subordinate, and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Intercompany Debtor until the payment in full in cash of all Obligations (other than any contingent obligations as to which no claim has been made) of such Intercompany Debtor (such Obligations, including interest thereon accruing after the commencement of any proceedings referred to in paragraph (b) of this Section, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”); provided that, subject to Sections 2(b) and 2(c) below, such Intercompany Debtor may make payments to the applicable Intercompany Lender.

(b) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Intercompany Debtor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of any Intercompany Debtor, whether or not involving insolvency or bankruptcy, then (i) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Intercompany Lender shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment or distribution of any kind or character, whether in cash securities or other property (other than Restructured Debt Securities (as defined below)) (it being understood and agreed that if any payment in cash shall have been made by the Credit Parties in respect of any Obligations, then, subject to rescission or restoration of any part thereof upon the bankruptcy or reorganization of the Borrower, any other Credit Party or otherwise, the amount of the Obligations outstanding shall be reduced to the extent of the amount of such payment), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, from such Intercompany Debtor on account of any Intercompany Indebtedness owed by such Intercompany Debtor to such Intercompany Lender (provided that the foregoing shall not impair the right of any Intercompany Lender to file a proof of claim in any such proceeding in accordance with the terms hereof) and (ii) until the holders of Senior Indebtedness are paid in full in cash in respect of all Obligations (other than contingent obligations as to which no claim has been made) constituting Senior Indebtedness, any payment or distribution to which such Intercompany Lender would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Intercompany Debtor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent (taken as a whole) as the Intercompany Indebtedness described in this Agreement is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the holders of Senior Indebtedness.

(c) If any Event of Default has occurred and is continuing and the Collateral Agent has provided prior written notice to Parent requesting that no such payment or distribution, or no such foregiveness or reduction, be made, then (i) no payment or distribution of any kind or character, whether in cash securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or

2

otherwise, shall be made by or on behalf of any Intercompany Debtor, or any other Person on its behalf, with respect to any Intercompany Indebtedness and (ii) no Intercompany Indebtedness owing by any Intercompany Debtor to any Intercompany Lender shall be forgiven or otherwise reduced in any way, other than as a result of payment of such amount in full in cash.

(d) If any payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any Intercompany Indebtedness shall (despite these subordination provisions) be received by any Intercompany Lender in violation of paragraph (b) or (c) of this Section prior to all Senior Indebtedness having been paid in full in cash (other than contingent obligations as to which no claim has been made), such payment or distribution shall be held by such Intercompany Lender (segregated from other property of such Intercompany Lender) for the benefit of the Collateral Agent, and shall be paid over or delivered to the Collateral Agent promptly upon receipt to the extent necessary to pay all Senior Indebtedness in full in cash (other than contingent obligations as to which no claim has been made).

(e) Each Intercompany Lender agrees to file all claims against each relevant Intercompany Debtor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Intercompany Indebtedness, and the Collateral Agent shall be entitled to all of such Intercompany Lender’s rights thereunder. If for any reason an Intercompany Lender fails to file such claim in respect of any Intercompany Indebtedness at least five Business Days prior to the last date on which such claim should be filed, such Intercompany Lender hereby irrevocably appoints the Collateral Agent as its true and lawful attorney-in-fact and the Collateral Agent is hereby authorized to act as attorney-in-fact in such Intercompany Lender’s name to file such claim or, in the Collateral Agent’s reasonable discretion, to cause proof of claim to be filed in the name of such Intercompany Lender.

(f) Each Intercompany Lender and each Intercompany Debtor hereby agrees that the subordination provisions set forth in this Agreement are for the benefit of the Collateral Agent and the other holders of Senior Indebtedness. The Collateral Agent may, on behalf of itself and such other holders of Senior Indebtedness, proceed to enforce these subordination provisions set forth herein.

3. Waivers and Consents. (a) Each Intercompany Lender waives, to the extent permitted by applicable law, the right to compel that any property or asset of any Intercompany Debtor or any property or asset of any guarantor of the Obligations or any other Person be applied in any particular order to discharge the Obligations. Each Intercompany Lender expressly waives, to the extent permitted by applicable law, the right to require the Collateral Agent or any other Senior Lender to proceed against any Intercompany Debtor, any guarantor of any Obligation or any other Person, or to pursue any other remedy in its or their power that such Intercompany Lender cannot pursue and that would lighten such Intercompany Lender’s burden, notwithstanding that the failure of the Collateral Agent or any other Senior Lender to do so may thereby prejudice such Intercompany Lender. Each Intercompany Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the Collateral Agent’s or any other Senior Lender’s delay in proceeding against or enforcing any remedy against any Intercompany Debtor, any guarantor of any Obligation or any other Person; by the Collateral Agent or any other Senior Lender releasing any Intercompany Debtor, any guarantor of any Obligation or any other Person

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from all or any part of the Obligations; or by the discharge of any Intercompany Debtor, any guarantor of any Obligation or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Collateral Agent or any other Senior Lender.

(b) Each Intercompany Lender waives, to the extent permitted by applicable law, all rights and defenses arising out of an election of remedies by the Collateral Agent or any other Senior Lender, even though that election of remedies, including any nonjudicial foreclosure with respect to any property or asset securing any Obligation, has impaired the value of such Intercompany Lender’s rights of subrogation, reimbursement, or contribution against any Intercompany Debtor, any guarantor of the Obligations or any other Person. Each Intercompany Lender expressly waives, to the extent permitted by law, any rights or defenses (other than the defense of payment or performance) it may have by reason of protection afforded to any Intercompany Debtor, any guarantor of the Obligations or any other Person with respect to the Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Obligation.

(c) Each Intercompany Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Obligation made by the Collateral Agent or any other Senior Lender may be rescinded in whole or in part by such Person, and any Obligation may be continued, and the Obligations or the liability of any Intercompany Debtor, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Senior Lender, in each case without notice to or further assent by such Intercompany Lender, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(d) Each Intercompany Lender waives, to the extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Obligations, and any and all notice of or proof of reliance by the Senior Lenders upon this Agreement. The Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Intercompany Debtor in respect of the Intercompany Indebtedness shall be deemed conclusively to have been given, in reliance upon this Agreement. Each Intercompany Lender waives, to the extent permitted by applicable law, any protest, demand for payment and notice of default.

4. Obligations Unconditional. All rights and interests of the Collateral Agent and the other Senior Lenders hereunder, and all agreements and obligations of each Intercompany Lender and each Intercompany Debtor hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Credit Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document;

4

(c) any exchange, release or nonperfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Obligation; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Intercompany Debtor in respect of the Obligations or of such Intercompany Lender or such Intercompany Debtor in respect of the subordination provisions set forth herein (other than the payment in full in cash of the Obligations in accordance with the requirements of Section 7.12 of the Guarantee and Collateral Agreement) (it being understood and agreed that if any payment in cash shall have been made by the Credit Parties in respect of any Obligations, then, subject to rescission or restoration of any part thereof upon the bankruptcy or reorganization of the Borrower, any other Credit Party or otherwise, the amount of the Obligations outstanding shall be reduced to the extent of the amount of such payment).

5. Waiver of Claims. (a) To the maximum extent permitted by law, each Intercompany Lender waives any claim it might have against the Collateral Agent or any other Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or any other Senior Lender or any Related Party of any of the foregoing with respect to any exercise of rights or remedies under the Credit Documents in the absence of the gross negligence or wilful misconduct of such Person (or its directors, officers, employees or agents to the extent acting at the direction of such Person) (such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction). None of the Collateral Agent or any other Senior Lender or any Related Party of any of the foregoing shall be liable for failure to demand, collect or realize upon any of the Collateral or any guarantee of any Obligation, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Intercompany Debtor, any Intercompany Lender or any other Person or to take any other action whatsoever with regard to the Collateral, or any part thereof, or any such guarantee, except, as it applies to any of the foregoing Persons, to the extent such liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person (or its Related Party to the extent acting at the direction of such Person).

(b) Each Intercompany Lender, for itself and on behalf of its successors and assigns, hereby waives, to the extent permitted by applicable law, any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Intercompany Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of any rights or remedies under the Credit Documents. The Senior Lenders are under no duty or obligation, and each Intercompany Lender hereby waives, to the extent permitted by applicable law, any right it may have to compel any Senior Lender, to pursue any guarantor or other Person who may be liable for the Obligations, or to enforce any Lien in any Collateral.

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(c) Each Intercompany Lender hereby waives, to the extent permitted by applicable law, and releases all rights which a guarantor or surety with respect to the Senior Indebtedness could exercise.

6. Notices. All communications and notices hereunder shall be in writing and given in the manner provided in Section 9.1 of the Credit Agreement. All communications and notices to any Intercompany Lender or Intercompany Debtor, in each case other than Parent or the Borrower, shall be given to it in care of Parent in the manner provided in Section 9.1 of the Credit Agreement.

7. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any other Senior Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the other Senior Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent, the Borrower, any other Intercompany Lender or any other Intercompany Debtor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on Parent, the Borrower, any other Intercompany Lender or any other Intercompany Debtor in any case shall entitle Parent, the Borrower, any other Intercompany Lender or any other Intercompany Debtor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, Parent, the Borrower and the Intercompany Lenders or Intercompany Debtors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.5 of the Credit Agreement.

8. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns permitted hereby.

(b) The Collateral Agent and the other Secured Parties shall have the rights of assignment afforded them under the terms and conditions of the Credit Agreement.

9. Survival of Agreement. All covenants, agreements, representations and warranties made by Parent, the Borrower, the other Intercompany Lenders and the other Intercompany Debtors in this Agreement shall be considered to have been relied upon by the Collateral Agent and the other Senior Lenders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Collateral Agent or any other Senior Lender and notwithstanding that the Collateral Agent or any other Senior Lender may have had notice or knowledge of any default hereunder or incorrect representation or warranty at the time this Agreement is executed and delivered and shall continue in full force and effect until terminated in accordance with Section 17. The provisions of Section 5 shall survive and remain in full force and effect regardless of the termination of this Agreement or any provision hereof. This Agreement shall apply in respect of the Obligations notwithstanding any intermediate payment in whole or in part of the Obligations and shall apply to the ultimate balance of the Obligations.

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10. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Intercompany Lender or Intercompany Debtor when a counterpart hereof executed on behalf of such Intercompany Lender or Intercompany Debtor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent and delivered to Parent. This Agreement shall be construed as a separate agreement with respect to each Intercompany Lender and each Intercompany Debtor and may be amended, modified, supplemented, waived or released with respect to any Intercompany Lender or Intercompany Debtor without the approval of any other Intercompany Lender or Intercompany Debtor and without affecting the obligations of any other Intercompany Lender or Intercompany Debtor hereunder.

11. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12. Further Assurances. Parent, the Borrower, each other Intercompany Lender and each other Intercompany Debtor agrees that it will execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Collateral Agent may reasonably request for the purposes of obtaining or preserving the full benefits of the subordination provisions set forth herein and of the rights and powers herein granted, all at the expense of Parent, the Borrower or such Intercompany Lenders or such Intercompany Debtors.

13. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of Parent, the Borrower, each other Intercompany Lender and each other Intercompany Debtor hereby

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irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement against Parent, the Borrower, any other Intercompany Lender, any other Intercompany Debtor or any of its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to the service of process by mailing of copies of such process in the manner provided for notices in Section 6. Nothing in this Agreement will affect the right of any party to this Agreement or any Secured Party to serve process in any other manner permitted by law.

14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

16. Provisions Define Relative Rights. The subordination provisions set forth herein are intended solely for the purpose of defining the relative rights of Parent, the Borrower, the other Intercompany Lenders and the other Intercompany Debtors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other, and no other Person shall have any right, benefit or other interest under these subordination provisions.

17. Termination. This Agreement and the subordination provisions set forth herein shall automatically terminate when all the Obligations (other than contingent obligations as to which no claim has been made) have been paid in full in cash and the Lenders have no further

8

commitment to lend under the Credit Agreement (it being understood and agreed that if any payment in cash shall have been made by the Credit Parties in respect of any Obligations, then, subject to rescission or restoration of any part thereof upon the bankruptcy or reorganization of the Borrower, any other Credit Party or otherwise, the amount of the Obligations outstanding shall be reduced to the extent of the amount of such payment). If (a) any Subsidiary (other than the Borrower or any Guarantor Subsidiary) of Parent shall be designated to be an Unrestricted Subsidiary in accordance with the Credit Agreement or (b) all the Capital Stock of any Subsidiary of Parent shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by the Credit Agreement, and as a result of such sale or other disposition such Subsidiary shall cease to be a Subsidiary of Parent, then, in each case, such Subsidiary shall, upon such designation or consummation of such sale or other disposition, as applicable, automatically be discharged and released from its obligations hereunder.

18. Additional Subsidiaries. Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the Closing Date are required to enter into this Agreement. Upon execution and delivery after the date hereof by any Subsidiary of a counterpart signature page hereto, such Subsidiary shall become a party hereto with the same force and effect as if originally named as such herein. The execution and delivery of such a counterpart signature page shall not require the consent of any party hereto. The rights and obligations under this Agreement of each other party hereto shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ]

by
Name:
Title:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

EXHIBIT I TO THE

CREDIT AGREEMENT

NAVISTAR INTERNATIONAL CORPORATION

SOLVENCY CERTIFICATE

August     , 2012

I,                     , hereby certify that I am the duly elected, qualified and acting Chief Financial Officer of Navistar International Corporation, a Delaware corporation (“Parent”), and am authorized to execute and deliver this Certificate on behalf of Parent. This Certificate is delivered pursuant to Section 3.1(i) that certain Credit Agreement, of even date herewith (the “Credit Agreement”), among Navistar, Inc., a Delaware corporation, as borrower, Parent, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders. All capitalized terms used but not defined in this Certificate shall have the meanings set forth in the Credit Agreement.

Solely in my capacity as Chief Financial Officer of Parent, and not individually, I certify as of the date hereof that:

Immediately after the consummation of the Transactions occurring on the Closing Date and immediately following the making of the Loans made on the Closing Date and after giving effect to the application of proceeds thereof (a) Parent and the Subsidiaries, taken as a whole, are Solvent and (b) NFC and its Subsidiaries, taken as a whole, are Solvent.

Exhibit I to Credit Agreement

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be duly executed and delivered as of the date first written above.

NAVISTAR INTERNATIONAL CORPORATION

By:
Name:
Title:

Exhibit I to Credit Agreement

EXHIBIT J TO THE

CREDIT AGREEMENT

[FORM OF] SUPPLEMENTAL COLLATERAL QUESTIONNAIRE

Reference is made to the Credit Agreement dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation, Navistar International Corporation, a Delaware corporation (“Parent”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement or the Guarantee and Collateral Agreement referred to therein, as applicable.

This Supplemental Collateral Questionnaire dated as of [            ], 201[ ] is delivered pursuant to Section 5.1(e) of the Credit Agreement (this certificate and each other certificate delivered pursuant to Section 5.1(e) of the Credit Agreement being referred to as a “Supplemental Collateral Questionnaire”).

The undersigned, solely in [his][her] capacity as an Authorized Officer of Parent, hereby certifies to the Collateral Agent and each other Secured Party that, as of the date hereof, there has been no change in the information set forth in the Collateral Questionnaire delivered on the Closing Date (as supplemented from time to time by each Supplemental Collateral Questionnaire delivered after the Closing Date and prior to the date hereof, the “Prior Collateral Questionnaire”) with respect to any Credit Party (which term, for purposes of this Supplemental Collateral Questionnaire shall be deemed to include each Subsidiary that becomes a party to the Guarantee and Collateral Agreement after the Closing Date pursuant to a Supplement), other than as follows:

SECTION 1. Legal Names. Except as set forth on Schedule 1 hereto, Schedule 1 of the Prior Collateral Questionnaire sets forth the exact legal name of each Credit Party, as such name appears in its Organizational Documents.

SECTION 2. Jurisdictions and Locations. Except as set forth on Schedule 2 hereto, Schedule 2A of the Prior Collateral Questionnaire sets forth (a) the jurisdiction of organization and the form of organization of each Credit Party, (b) the organizational identification number, if any, assigned to such Credit Party by such jurisdiction and the federal taxpayer identification number, if any, of such Credit Party and (c) the address (including the county) of the chief executive office of such Credit Party.

SECTION 3. [RESERVED]

SECTION 4. [RESERVED]

SECTION 5. [RESERVED]

SECTION 6. Equity Interests. Except as set forth on Schedule 6 hereto, Schedule 6 of the Prior Collateral Questionnaire sets forth a complete and correct list, for each Credit Party, of all the stock, partnership interests, limited liability company membership interests or other Equity Interests owned by such Credit Party that are required to be pledged in accordance with the Collateral and Guarantee Requirement, specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

Exhibit J to Credit Agreement

SECTION 7. Debt Instruments. Except as set forth on Schedule 7 hereto, Schedule 7 of the Prior Collateral Questionnaire sets forth a complete and correct list, for each Credit Party, of all debt securities, promissory notes and other evidence of Indebtedness held by such Credit Party that are required to be pledged in accordance with the Collateral and Guarantee Requirement, including all intercompany notes between or among Parent and its Subsidiaries to be pledged, specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof.

SECTION 8. Material Real Estate Assets. Except as set forth on Schedule 8 hereto, Schedule 8 of the Prior Collateral Questionnaire sets forth a complete and correct list, with respect to each Material Real Estate Asset, of (a) the exact name of the Person that owns such property, as such name appears in its certificate of organization, (b) if different from the name identified pursuant to clause (a) of this Section 8, the exact name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) of this Section 8, (c) the county recorder’s office in which a Mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to provide constructive notice to third parties of its mortgage lien and (d) an estimate of the fair value of such property. Copies of any deed, title insurance policies or surveys in the possession of Parent or any Subsidiary relating to each Material Real Estate Asset have been delivered to the Collateral Agent.

SECTION 9. Intellectual Property. Except as set forth on Schedule 9 hereto, set forth on Schedule 9 of the Prior Collateral Questionnaire, in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, is a complete and correct list of each Credit Party’s (a) U.S. Copyrights, U.S. Copyright Applications and exclusive U.S. Copyright Licenses (where such Credit Party is the licensee thereunder), (b) U.S. Patents and U.S. Patent Applications and (c) U.S. Trademarks and U.S. Trademark Applications, in each case specifying the name of the registered owner, title, type or mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee and licensor.

SECTION 10. Commercial Tort Claims. Except as set forth on Schedule 10 hereto, Schedule 10 of the Prior Collateral Questionnaire sets forth a complete and correct list of commercial tort claims in excess of $2,500,000 held by any Credit Party, including a brief description thereof.

SECTION 11. Deposit Accounts. Except as set forth on Schedule 11 hereto, Schedule 11 of the Prior Collateral Questionnaire sets forth a complete and correct list of all deposit accounts maintained by each Credit Party, specifying the name and address of the depositary institution, the type of account, the account number and whether such deposit account is required to be subject to a Control Agreement under the Collateral and Guarantee Requirement.

Exhibit J to Credit Agreement

SECTION 12. Securities Accounts. Except as set forth on Schedule 12 hereto, Schedule 12 of the Prior Collateral Questionnaire sets forth a complete and correct list of all securities accounts maintained by each Credit Party, specifying the name and address of the financial institution holding the securities account (including a securities intermediary or commodities intermediary), the type of account, the account number and whether such securities account is required to be subject to a Control Agreement under the Collateral and Guarantee Requirement.

SECTION 13. Letter of Credit Rights. Except as set forth on Schedule 13 hereto, Schedule 13 of the Prior Collateral Questionnaire sets forth a complete and correct list of all letters of credit with a face value in excess of $2,500,000 issued in favor of any Credit Party as the beneficiary thereunder, other than any such letters of credit that constitute “Supporting Obligations” within the meaning of the UCC.

[Signature page follows]

Exhibit J to Credit Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [    ] day of [    ], 201[     ].

NAVISTAR INTERNATIONAL CORPORATION,

by
Name:
Title:

Exhibit J to Credit Agreement

Schedule 1

Legal Names

Credit Party’s Exact Legal Name	Former Legal Names (including date of change)

Exhibit J to Credit Agreement

Schedule 2

Jurisdictions and Locations

Credit Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if any)	Federal Taxpayer Identification Number (if any)	Chief Executive Office Address (including county)

Exhibit J to Credit Agreement

Schedule 6

Equity Interests

Credit Party	Issuer	Type of Organization	Number of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

Exhibit J to Credit Agreement

Schedule 7

Debt Instruments

Obligee/Creditor	Obligor/Debtor	Type	Amount

Exhibit J to Credit Agreement

Schedule 8

Material Real Estate Assets

Credit Party/Name of Owner	Name/Address/City/State/Zip Code	County/ Parish	UCC Filing Office/Local Filing Office	Fair Market Value
CORPORATE

.

Exhibit J to Credit Agreement

Schedule 9

Intellectual Property

I.	Copyrights

Registered Owner	Title	Registration Number	Expiration Date

II.	Copyright Applications

Registered Owner	Title	Application Number	Date Filed

III.	Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

IV.	Patents

Registered Owner	Title of Patent	Country	Type	Registration Number	Issue Date	Expiration Date

V.	Patent Applications

Registered Owner	Title of Patent	Country	Type	Application Number	Date Filed

VI.	Trademarks

Registered Owner	Mark	Country	Application Number	Registration Number	Registration Date	Expiration Date

VII.	Trademark Applications

Registered Owner	Mark	Country	Application No.	Filing Date

Exhibit J to Credit Agreement

Schedule 10

Commercial Tort Claims

Credit Party/Plaintiff	Defendant	Description

Exhibit J to Credit Agreement

Schedule 11

Deposit Accounts

Credit Party	Depositary Institution (including address)	Type of Account	Account Name and Number	Subject to Control Agreement

Exhibit J to Credit Agreement

Schedule 12

Securities Accounts

Credit Party	Financial Institution (including address)	Type of Account	Account Number	Subject to Control Agreement

Exhibit J to Credit Agreement

Schedule 13

Letters of Credit

L/C Number	Issuing Bank	Beneficiary	Purpose	Issue Date	Expiration Date	Face Value

Exhibit J to Credit Agreement

EXHIBIT K-1 TO

THE CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Navistar International Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

Exhibit K-1 to Credit Agreement

EXHIBIT K-2 TO

THE CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Navistar International Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

DATE:	, 20[ ]

Exhibit K-2 to Credit Agreement

EXHIBIT K-3 TO

THE CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Navistar International Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

Exhibit K-3 to Credit Agreement

EXHIBIT K-4 TO

THE CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Navistar, Inc., a Delaware corporation (the “Borrower”), Navistar International Corporation, a Delaware corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

Exhibit K-4 to Credit Agreement